Exhibit 99.1

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION.

If you are in any doubt as to the action you should take, you are recommended to seek your own personal financial advice immediately from your stockbroker, bank manager, solicitor, accountant or other independent financial adviser who, if you are taking advice in the United Kingdom, is authorised pursuant to the Financial Services and Markets Act 2000 (the “FSMA”) or, if you are in a territory outside the United Kingdom, is an appropriately authorised independent financial adviser.

This document has been prepared in connection with EVRAZ plc (“New Evraz”) and the offer of ordinary shares in New Evraz (the “New Shares”) to holders (the “Existing Securityholders”) of ordinary shares (the “Existing Shares”), including Existing Shares represented by global depositary receipts (the “Existing GDRs”), in Evraz Group S.A. (“Existing Evraz”) in exchange for such Existing Shares or Existing GDRs on the basis of nine New Shares for every one Existing Share validly tendered and three New Shares for every one Existing GDR validly tendered (three Existing GDRs represent one Existing Share), subject to the terms and conditions set out in this document (the “Offer”). The purpose of the Offer is to introduce a new UK holding company, New Evraz, to the Group in order to list on the premium segment of the Official List of the FSA (the “Official List”) and to gain eligibility for inclusion in the FTSE UK Index Series.

If you are an Existing Shareholder (not an Existing GDR Holder), this document should be read in conjunction with the Form of Acceptance which is available from the Information Agent.

If you have sold or otherwise transferred all of your Existing Securities (other than pursuant to the Offer), please send this document and any accompanying documents at once to the purchaser or transferee or to the bank, stockbroker, or other agent through whom the sale or transfer was effected for delivery to the purchaser or transferee. However, the foregoing documents must not be forwarded or transmitted in or into any Restricted Jurisdiction or in or into any jurisdiction where to do so would constitute a violation of the relevant laws in that jurisdiction. If you have sold or transferred part of your holding of Existing Securities, please consult the bank, stockbroker or other agent through whom the sale or transfer was effected.

Recommended Share Exchange Offer

by

EVRAZ plc

for

Evraz Group S.A.

YOU MAY REQUEST A HARD COPY OF THIS DOCUMENT BY CONTACTING THE INFORMATION AGENT (DETAILS OF WHICH ARE SET OUT ON PAGE 6. YOU MAY ALSO REQUEST THAT ALL FUTURE DOCUMENTS, ANNOUNCEMENTS AND INFORMATION TO BE SENT TO YOU IN RELATION TO THE OFFER SHOULD BE IN HARD COPY FORM.

YOUR ATTENTION IS DRAWN TO THE LETTER FROM THE CHAIRMAN OF EXISTING EVRAZ SET OUT ON PAGES 7 TO 18 OF THIS DOCUMENT WHICH CONTAINS THE RECOMMENDATION OF THE EXISTING EVRAZ DIRECTORS TO ACCEPT THE OFFER.

This document is not a prospectus for the purposes of the Prospectus Directive. Application has been made pursuant to the Prospectus to the FSA for all of the New Shares to be admitted to the premium listing segment of the Official List and to the London Stock Exchange plc (the “London Stock Exchange” or “LSE”) for such New Shares to be admitted to trading on the London Stock Exchange’s main market for listed securities (together “Admission”). The Prospectus will be available on the website of the Group (www.evraz.com) on or around the date of this document. It is expected that Admission will become effective, and unconditional dealings will commence on the London Stock Exchange, at 8.00 a.m. (London time) on 7 November 2011.

Unless otherwise determined by New Evraz, and permitted by applicable law and regulation, the Offer will not be capable of acceptance from or within a Restricted Jurisdiction. Accordingly, copies of this document and any other accompanying document must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent (including, without limitation, by way of facsimile, transmission, telephone or internet) in, into or from a Restricted Jurisdiction and persons receiving this document and any other accompanying document (including custodians, nominees and trustees) must not mail or otherwise distribute or send them in, into or from such jurisdictions as doing so may invalidate any purported acceptance of the Offer. The availability of the Offer to persons who are not resident in the United Kingdom may be affected by the laws of their relevant jurisdiction. Such persons should inform themselves about and observe any applicable legal or regulatory requirements of their jurisdiction.

This document does not constitute an offer to sell, or the solicitation of an offer to buy, the New Shares in any jurisdiction in which such offer or solicitation is unlawful. The New Shares have not been and will not be registered under any of the applicable securities laws of Australia, Canada, Japan, South Africa, the United States or any other jurisdiction. Subject to certain exceptions, the New Shares may not be offered or sold within Australia, Canada, Japan or South Africa to any national, resident or citizen of Australia, Canada, Japan or South Africa.

In regard to takeovers, Existing Evraz is subject to “shared jurisdiction” of the Panel and the CSSF. However, since neither the purpose, objective or immediate outcome of the Offer is any change in, or consolidation of, control of Existing Evraz, the City Code and the Luxembourg Takeover Law do not apply to the Offer and accordingly the Offer is not subject to the requirements of the City Code or the Luxembourg Takeover Law.

Unless otherwise specified, capitalised terms in this document have the meanings ascribed to them in the section of this document headed Appendix V “Definitions”.

Dated 17 October 2011

OVERSEAS SECURITYHOLDERS

The Offer is not being made, directly or indirectly, in, into or from a Restricted Jurisdiction where to do so would violate the laws in that jurisdiction, and the Offer is not capable of acceptance from or within a Restricted Jurisdiction. Accordingly, copies of this document and any accompanying document are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in, into or from a Restricted Jurisdiction where to do so would violate the laws in that jurisdiction, and persons receiving this document and any accompanying document (including custodians, nominees and trustees) must not mail or otherwise distribute or send them in, into or from such jurisdictions as doing so may invalidate any purported acceptance of the Offer. The availability of the Offer to persons who are not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions in which they are resident. Such persons should read paragraph 4 of Part B and paragraph (c) of Part C (if such person is a registered holder of Existing Shares) or paragraph 1(b) or 2(b) of Part D (as applicable, if such person holds Existing GDRs) of Appendix I to this document and inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdictions.

If you are a resident of the United States, please read the following:

The Offer is being made in reliance on, and in compliance with, Rule 14d-1(c) under the US Securities Exchange Act (the “Exchange Act”). New Evraz is not required to, and does not plan to, prepare and file with the US Securities and Exchange Commission a registration statement in respect of the Offer. The Offer is being made for securities of a non-US company and US investors should be aware that this document has been prepared in accordance with a United Kingdom format and style, which differs from the United States format and style. Furthermore, the payment and settlement procedures with respect to the Offer will comply with the relevant United Kingdom rules, which differ from United States payment and settlement procedures. In accordance with normal United Kingdom market practice, New Evraz or any person acting on its behalf may from time to time make certain market or private purchases of, or arrangements to purchase, directly or indirectly, Existing Securities other than pursuant to the Offer. Any information about such purchases will be publicly announced as required by law or regulation in the United Kingdom and United States.

The New Shares have not been and will not be registered under the US Securities Act of 1933 (the “Securities Act”) or under any of the relevant securities laws of any state or other jurisdiction of the United States. Neither the US Securities and Exchange Commission nor any US State securities commission has approved of the New Shares or determined if this document is accurate or complete. Any representation to the contrary is a criminal offence in the United States. The New Shares will be offered in the United States only pursuant to an exemption from the registration requirements of the Securities Act. The New Shares may not be offered or sold in the United States except pursuant to an exemption from the Securities Act or in a transaction not subject to the registration requirements of the Securities Act.

New Evraz is organised under the laws of England and Wales and Existing Evraz is organised under the laws of Luxembourg. Some or all of the officers and directors of New Evraz and Existing Evraz, respectively, are residents of countries other than the United States. In addition, most of the assets of New Evraz and Existing Evraz are located outside the United States. As a result, it may be difficult for US shareholders to enforce their rights and any claim they may have arising under the US federal securities laws, since New Evraz is located in a foreign country, and some or all of its officers and directors may be residents of foreign countries. US shareholders may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the US securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a US court’s judgment.

You should be aware that New Evraz may purchase securities otherwise than under the Offer, such as in the open market or privately negotiated purchases.

In accordance with Rule 14e-5(b) of the Exchange Act, during the Offer our financial advisors and certain of their respective affiliates may act as exempt principal traders in Existing GDRs on the London Stock Exchange. These purchases may occur either in the open market or as privately negotiated transactions. No information about these purchases will be publicly disclosed unless required by applicable law, and if so required, information about these purchases will be disclosed to the extent and in the manner required by applicable law, and in the event of any such disclosures, such information will be also be made available in the United States in a manner that is comparable to the disclosure that is made in compliance with such legal requirements.

The Offer is being made pursuant to a Tier I exemption pursuant to Rule 14d-1(c) of the Exchange Act and the issuance of the New Shares in connection therewith will be exempt from registration under the Securities Act, pursuant to Rule 802 thereof. If the Offer is completed, for purposes of US securities laws, Existing GDRs that are unrestricted will be exchanged for New Shares that are unrestricted; however, Existing GDRs that are restricted will be exchanged for New Shares that are restricted. Generally, if you acquired your Existing GDRs in open market transactions or in an underwritten public offering outside the United States where you acquired shares outside the United States, you will receive New Shares that are unrestricted. If, however, you are an affiliate of Existing Evraz, you should consult your legal adviser to determine whether your shares are subject to any such restriction. An affiliate is defined as a person who directly or indirectly controls, is controlled by or is under common control with an issuer. The SEC views a person’s status as an officer, director or 10 per cent. shareholder as a fact that must be considered when determining whether such person is an affiliate. Restricted shares cannot be resold in the United States without registration or an exemption therefrom under the Securities Act.

NOTICE TO NEW HAMPSHIRE RESIDENTS ONLY

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENCE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES (“RSA 421-B”) WITH THE STATE OF NEW HAMPSHIRE, NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE, CONSTITUTES A FINDING BY THE SECRETARY OF STATE OF THE STATE OF NEW HAMPSHIRE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE OF THE STATE OF NEW HAMPSHIRE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

If you are a resident of Japan, please read the following:

No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Act of Japan (Law No. 25 of 1948) (the “FIEA”) has been made or will be made with respect to the solicitation of the application for the acquisition of the New Shares as such solicitation falls within a Solicitation for Small Number Investors (as defined in Article 23-13 paragraph 4 of the FIEA). Accordingly, the New Shares have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organised under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except in compliance with the requirements for the application of a “Small Number Private Placement Exemption” under Article 2, paragraph 3, item 2(c) of the FIEA and the other applicable laws and regulations of Japan.

If you are a resident of the Russian Federation, please read the following:

Information contained in this document in respect of the Offer does not constitute an advertisement or “offering” of the New Shares or the Existing Shares or Existing GDRs in the Russian Federation and must not be passed on to third parties or otherwise be made publicly available in the Russian Federation. The New Shares are not eligible for “placement” or “circulation” in Russia unless and to the extent otherwise permitted by law. Accordingly, Existing Securityholders are notified that, to the extent that such Existing Securityholders (including legal entities) are resident, incorporated, established or having their usual residence in the Russian Federation and/or located within the territory of the Russian Federation, they may not offer to exchange Existing Shares and Existing GDRs pursuant to the Offer unless otherwise permitted by Russian law.

If you are a resident of Taiwan, please read the following:

The New Shares to be issued may be made available for exchange outside Taiwan by holders residing in Taiwan but may not be issued, offered or sold in Taiwan.

Any person (including custodians, nominees and trustees) who would, or otherwise intends to, or may have a contractual or legal obligation to forward this document and/or any accompanying documents to any jurisdiction outside the United Kingdom, should read paragraph 4 of Part B and paragraph (c) of Part C (in relation to Existing Shares) or paragraph 1(b) or 2(b) of Part D (as applicable, in relation to Existing GDRs) of Appendix I to this document before taking any action.

FORWARD LOOKING STATEMENTS

This document contains statements about New Evraz and Existing Evraz that are or may be forward looking statements. All statements other than statements of historical facts included in this document may be forward looking statements. Without limitation, any statements preceded or followed by or that include the words “targets”, “plans” “believes”, “expects”, “aims”, “intends”, “will”, “may”, “anticipates”, “estimates”, “projects” or, words or terms of similar substance or the negative thereof, are forward looking statements relating to the outcome of the Offer.

Such forward looking statements involve risks and uncertainties that could significantly affect expected results and are based on certain key assumptions. Many factors could cause actual results to differ materially from those projected or implied in any forward looking statements. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward looking statements, which speak only as of the date hereof. New Evraz disclaims any obligation to update any forward looking or other statements contained herein, except as required by applicable law.

All subsequent written and oral forward looking statements attributable to New Evraz or persons acting on New Evraz’s behalf are expressly qualified in their entirety by the cautionary statements above. The forward looking statements included herein are made only as of the date of this document. New Evraz does not intend, and does not undertake any obligation, to update these forward looking statements.

EXPECTED TIMETABLE OF PRINCIPAL EVENTS

Each of the times and dates in the timetable below is subject to change, which will be announced in a press release.

Event	2011
Announcement of the Offer	17 October

Publication of this Offer Document	17 October

Publication of the Prospectus	on or around 17 October

Dividend Record Date	28 October

Expiration Time	8.00 a.m. (New York time)/12.00 noon (London time) on 4 November

Please note that, in relation to Existing GDRs, each Clearing System and each direct and indirect participant in those systems will establish its own cut-off date and time for giving instructions to accept the Offer, which will be earlier than the Expiration Time

Closing Date	4 November

Expected announcement of the level of acceptances of the Offer	7 November

Settlement of the Offer (subject to the Conditions being satisfied or waived)	7 November, immediately before Admission

Admission of New Shares to the LSE	7 November

Information Agent

New Evraz has retained DF King Worldwide to act as Information Agent to facilitate acceptances of the Offer.

Questions and requests for assistance in connection with the Offer (and the relevant acceptance procedures in connection thereto) may be directed to the Information Agent using the following contact details:

DF King Worldwide

Email: evraz@king-worldwide.com

London	New York
One Ropemaker Street London EC2Y 9AW	48 Wall Street New York NY 10005

European Help Lines:	North American Help Lines:
00 800 5464 5464 +44 20 7920 9700	+1 800 967 7921 +1 (212) 269 5550

Please note that, for legal reasons, the Information Agent will not be able to give advice on the merits of the Offer or provide legal, financial or taxation advice.

LETTER FROM THE CHAIRMAN OF EXISTING EVRAZ

(a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg)

Alexander Abramov (Chairman)
Alexander Frolov (Chief Executive Officer)
Otari Arshba (Non-Executive Director)
Olga Pokrovskaya (Non-Executive Director)
Eugene Shvidler (Non-Executive Director)
Eugene Tenenbaum (Non-Executive Director)
Duncan Baxter (Independent Non-Executive Director)
Karl Gruber (Independent Non-Executive Director)
Terry Robinson (Independent Non-Executive Director)

Evraz Group S.A. 1 Allée Scheffer L-2520 Luxembourg Grand Duchy of Luxembourg

17 October 2011

To holders of Existing Shares (“Existing Shareholders”) and holders of Existing GDRs (“Existing GDR Holders” and, together with the Existing Shareholders, the “Existing Securityholders”)

Dear Existing Securityholder,

Recommended proposals relating to

the introduction of New Evraz as a new holding company of the Group

1                                         Introduction

On 17 October 2011, the Existing Evraz Group announced its intention to re-domicile to the United Kingdom and list on the premium segment of the Official List. Existing Evraz believes that this should raise the profile of the Group with international investors, increase the liquidity of its securities, allow the Group to become eligible for the FTSE UK Index Series (including the FTSE 100 Index) from December 2011 and further demonstrate the Group’s commitment to the high governance and control standards according to which it operates its business. It is intended that this will be implemented by means of a share exchange offer (the “Offer”) made by EVRAZ plc (“New Evraz”), a newly incorporated UK public limited company, for up to the entire issued and to be issued and outstanding ordinary share capital of Existing Evraz (the “Existing Shares”), including those Existing Shares represented by GDRs (the “Existing GDRs” and, together with the Existing Shares, the “Existing Securities”). The purpose of this letter is to set out the background to the Offer, to explain why we believe you should accept it and to outline the steps that you should take to tender your Existing Shares or Existing GDRs.

If the Offer becomes or is declared wholly unconditional it will result in Existing Securityholders (other than, for the avoidance of doubt, the Depositary) who accept or, in the case of Existing GDR Holders, who give an instruction to the Exchange Agent to accept, the Offer (the “Accepting Securityholders”) holding shares in New Evraz (“New Shares”) and in Existing Evraz becoming a subsidiary of New Evraz.

In order for the New Shares to be admitted to the Official List of the FSA and admitted to trading on the main market of the London Stock Exchange, a prospectus will be published on or around the date of this Offer Document (the “Prospectus”) and will be available on the website of the Group at www.evraz.com.

The New Evraz Board has received an irrevocable undertaking (irrevocable save as detailed in paragraph 8 of this letter) to accept the Offer from Lanebrook in respect of its entire holding of 103,975,315 Existing Shares and 10,594,581 Existing GDRs representing, in aggregate, approximately 72.25 per cent. of the existing issued and outstanding share capital of Existing Evraz (i.e. excluding treasury shares) as at 12 October 2011 (being the latest date practicable prior to the publication of this Offer Document), conditional on New Evraz having received, or being entitled to receive, valid acceptances which, when aggregated with the acceptance which Lanebrook is required to provide pursuant to the Lanebrook Irrevocable, equal at least 95 per cent. of the issued Existing Shares (including those represented by Existing GDRs) and the Acceptance Condition not being amended, varied or waived down to below 95 per cent. (the “Lanebrook Irrevocable”). Further details of the Lanebrook Irrevocable are set out in paragraph 8 of this letter.

The formal Conditions and further terms of the Offer are set out in Appendix I “Conditions to, and Further Terms of, the Offer”.

I am now writing to you on behalf of the Existing Evraz Board to explain the background to the Offer and the reasons why the Existing Evraz Directors are unanimously recommending that you accept it.

2                                         Summary of the Offer

Under the Offer, Existing Securityholders who accept the offer will be entitled to receive:

nine New Shares for each one Existing Share validly tendered three New Shares for each one Existing GDR validly tendered

(three Existing GDRs represent one Existing Share).

The Offer is subject to the Conditions and further terms set out in Appendix I “Conditions to, and Further Terms of, the Offer”. The Offer is conditional upon, among other things:

2.1                               valid acceptances of the Offer being received by not later than 8.00 a.m. (New York time)/12.00 noon (London time) on the Closing Date (or such later time(s) and/or date(s) as New Evraz may decide) in respect of not less than 95 per cent. (or such lower percentage as New Evraz may decide) in nominal value of the Existing Shares and of the voting rights attached to those shares, provided that this condition will not be satisfied unless New Evraz (together with its wholly owned subsidiaries) shall have acquired or agreed to acquire (whether pursuant to the Offer or otherwise) Existing Shares carrying in aggregate more than 95 per cent. of the voting rights then normally exercisable at a general meeting of Existing Evraz, including for this purpose any such voting rights attaching to Existing Shares that are unconditionally allotted or issued before the Offer becomes or is declared unconditional as to acceptances whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise (the “Acceptance Condition”).

For the purposes of the Acceptance Condition, Existing Shares which have been unconditionally allotted but not issued before the Offer becomes or is declared unconditional as to acceptances, whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise, shall be deemed to carry the voting rights they will carry upon issue; and

2.2                               the New Shares being admitted to the premium listing segment of the Official List and being admitted to trading on the London Stock Exchange’s main market for listed securities or, if New Evraz and Existing Evraz so determine, the UKLA having acknowledged to New Evraz or its agent (and such acknowledgement not having been withdrawn) that the application for admission of the New Shares to the premium listing segment of the Official List has been approved and (subject to the satisfaction of any conditions to which such approval is expressed) will become effective as soon as a dealing notice has been issued by the FSA and an acknowledgement by the London Stock Exchange that the New Shares will be admitted to trading on the London Stock Exchange’s main market for listed securities (and such acknowledgement not having been withdrawn).

The remainder of the Conditions are customary for a transaction of this nature.

The Existing Shares in respect of which the Offer is accepted (including those represented by the Existing GDRs) will be acquired by New Evraz under the Offer with full title guarantee, fully paid and free from all liens, equities, charges, encumbrances, options, rights of pre-emption and any other third-party rights and interests of any nature whatsoever and together with all rights now and hereafter attaching or accruing on them, including, without limitation, voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, made or payable on or after 17 October 2011 (save for the Dividends which shall be paid to holders of the Existing Securities on the Dividend Record Date no later than 30 days after the Dividend Record Date).

Immediately upon the Offer becoming or being declared wholly unconditional, each Existing Securityholder will effectively have the same proportionate direct or indirect interest in the Group as they had immediately prior to the Offer becoming or being declared wholly unconditional.

The Offer will lapse unless all the above Conditions have been fulfilled or waived (if capable of waiver) or, where appropriate, have been determined by New Evraz to be or remain satisfied, by 7.00 p.m. (New York time)/12.00 midnight (London time) on 28 November 2011.

Further details of the New Shares are set out in paragraph 6.1 of this letter.

The full Conditions and further terms of the Offer are set out in Appendix I “Conditions to, and Further Terms of, the Offer”.

3                                         Background to and reasons for recommending the Offer

New Evraz has been incorporated in England and Wales and is intended and expected to be UK tax resident for UK tax purposes. The Offer, if it becomes or is declared wholly unconditional, will establish New Evraz as the parent company of the Group, with its shares admitted to listing on the premium segment of the Official List and to trading on the London Stock Exchange. The Existing Evraz Board is in agreement with the New Evraz Board that this is the most appropriate structure for the Group.

The Existing Evraz Board believes that establishing New Evraz as the parent company of the Group and listing it on the premium segment of the Official List should raise the profile of the Group with international investors, increase the liquidity of its securities, allow the Group to become eligible for the FTSE UK Index Series (including the FTSE 100 Index) from December 2011 and further demonstrate the Group’s commitment to the high governance and control standards according to which it operates its business.

4                                         Impact of the proposals on the Group’s business, strategy, employees and management

The Offer will not result in any changes to the day-to-day operations of the business of the Group or its strategy.

New Evraz (which was incorporated on 23 September 2011 specifically to become the new parent company of the Group) has no material assets or liabilities save for those arising in connection with the Offer. Upon the Offer becoming or being declared wholly unconditional, New Evraz will own no material assets other than the Existing Shares (including those represented by the Existing GDRs) in respect of which the Offer was validly accepted and will have no material liabilities save for those arising in connection with the Offer. The New Evraz Directors expect that the Group’s material assets and liabilities will be unaffected by the Offer becoming or being declared wholly unconditional.

The Existing Evraz Directors (other than Otari Arshba) were each appointed as New Evraz Directors on 14 October 2011. The total fees and remuneration paid to each of the Existing Evraz Directors and their incentivisation arrangements will not be varied as a result of the Offer. Further, Sir Michael Peat (not being an Existing Evraz Director) was appointed as a New Evraz Director on 14 October 2011.

Save as set out above, the directors expect that the Group will have the same business and operations in the same geographic locations before and after the Offer becoming or being declared wholly unconditional.

The existing employment rights of the management and employees of the Group will continue to be safeguarded and the accrued rights and benefits of the management and employees of the Group will continue to be protected to the same extent immediately before and after the Offer becoming or being declared wholly unconditional.

5                                         Effect of the proposals on existing incentive plan awards

Under the Evraz Group S.A. Incentive Plan 2010, Evraz Group S.A. granted awards (the “Existing Awards”) over Evraz Group S.A. shares to certain senior employees. The Existing Awards vested as to 40 per cent. on 30 June 2011, and are due to vest as to a further 30 per cent. on 30 June 2012 and as to the remaining 30 per cent. on 30 June 2013, subject to continued employment.

It is currently intended that holders of unvested Existing Awards will be offered the opportunity to exchange them for equivalent awards (the “Exchanged Awards”) over New Shares on Admission. The Exchanged Awards will continue on substantially similar terms and vest on the dates described above. New Evraz’s remuneration committee may, in its discretion, decide to vary the arrangements in respect of Existing Awards to take account of any applicable tax considerations.

6                                         Share Capital of New Evraz

6.1                               New Shares

New Evraz was incorporated on 23 September 2011 with an issued share capital of £50,002.00 divided into two ordinary shares of £1.00 each and 50,000 redeemable non-voting preference shares of £1.00 each (the “Redeemable Shares”). The two ordinary shares will be converted into and re-designated as subscriber shares (the “Subscriber Shares”) and the rights attaching to which will be deferred upon the New Shares in connection with the Offer being admitted to the Official List and to trading on the main market of the London Stock Exchange.

It is expected that, following Admission, the Redeemable Shares will be redeemed and the Subscriber Shares will be repurchased by the Company at their nominal value and then cancelled.

Upon the Offer becoming or being declared wholly unconditional:

•                  if acceptances are received in respect of all of the Existing Shares (including those represented by the Existing GDRs) and the maximum number of 1,339,929,360 New Shares are issued, the enlarged issued share capital of New Evraz will be 1,339,929,360 New Shares, 2 Subscriber Shares and 50,000 Redeemable Shares; and

•                  if acceptances are received in respect of 95 per cent. of the Existing Shares (being the minimum number of acceptances that may be received for the Offer to become or be declared wholly unconditional) and the minimum number of 1,272,932,892 New Shares are issued, the enlarged issued share capital of New Evraz will be 1,272,932,892 New Shares, 2 Subscriber Shares and 50,000 Redeemable Shares.

The New Evraz Board is authorised to allot up to 1,339,929,360 New Shares in connection with the Offer (being the maximum number of New Shares that would be required if the Offer is accepted in full).

The New Shares will be issued credited as fully paid and will rank pari passu in all respects with one another and will be entitled to all dividends and other distributions declared, made or paid by New Evraz in respect of the New Shares. See paragraph 7 of this letter “Dividend Policy”.

The New Shares will be created under the Companies Act, will be in registered form and will be capable of being held in both certificated and uncertificated form. A summary of the principal differences between English company law and Luxembourg company law and a summary of the rights attaching to the New Shares under the New Evraz Articles is set out in Appendix III “Articles of Association and Applicable Laws and Regulations”.

Application has been, or will be, made to: (i) the UKLA for the New Shares to be admitted to the premium listing segment of the Official List; and (ii) the London Stock Exchange for all of the New Shares to be admitted to trading on the main market of the London Stock Exchange. Admission to the Official List together with admission to trading on the main market of the London Stock Exchange, respectively, for listed securities constitutes admission to official listing on a stock exchange (“Admission”). It is expected that Admission will become effective and unconditional dealings in the New Shares will commence on the London Stock Exchange on or about 7 November 2011. It is likely that some New Shares will be issued after the expected Admission date referred to above to Accepting Securityholders who have not validly accepted the Offer before that date and, accordingly, Admission of the New Shares to trading may become effective and dealing in them may commence on one or more subsequent dates.

When admitted to trading, the New Shares will be registered with international security identification number (“ISIN”) GB00B71N6K86 and Stock Exchange Daily Official List (“SEDOL”) numbers B71N6K8. The New Shares will be demonimated in US dollars and will be quoted in pounds sterling on the London Stock Exchange.

6.2                               Reduction of Share Capital

The New Shares will initially be issued with a nominal value of US$2.00 per New Share. The Directors intend to implement a reduction of capital of New Evraz such that the nominal value of the New Shares be reduced to US$1.00 (the “Reduction of Capital”). The Reduction of Capital is intended to create distributable reserves for New Evraz of an amount at least equivalent to those available to Existing Evraz. The reduction in the nominal value of the New Shares pursuant to the

Reduction of Capital is of a technical nature and will not affect the market value of the New Shares.

By a special resolution passed at a general meeting of New Evraz held on 14 October 2011, the holders of the two ordinary shares in New Evraz approved, conditional upon the Offer becoming or being declared wholly unconditional, a reduction of the nominal value of the New Shares in issue shortly before the Reduction of Capital is approved by the UK Court from US$2.00 per share to US$1.00 per share.

The Reduction of Capital will only become effective if it is approved by the UK Court pursuant to the Companies Act. As soon as possible following the date of this Offer Document the New Evraz Directors intend to apply to the UK Court to approve the Reduction of Capital. It is expected that the hearing of the UK Court to approve the Reduction of Capital will be held on or around 23 November 2011, subject to the Offer having become or been declared wholly unconditional. Following the Reduction of Capital becoming effective, any further New Shares issued under the terms of the Offer will have a nominal value of US$1.00 each.

As a newly incorporated company, New Evraz has few creditors, all of whom are expected to consent to the Reduction of Capital. It is not expected that the UK Court will require any special measures to be put in place to protect creditors, and the reserves created by the Reduction of Capital will be available for distribution.

Subject to the Offer becoming or being declared wholly unconditional, the Reduction of Capital is expected to become effective on or around 24 November 2011.

7                                         Dividend Policy

The New Evraz Directors intend to adopt a dividend policy which will take into account, and depend upon, the profitability of the business and underlying growth in earnings of the Evraz Group, as well as its ongoing capital requirements and cash flows, the availability of funds and other relevant factors.

Following Admission, in the absence of unforeseen circumstances and assuming the Evraz Group’s performance continues in line with the Board’s expectations, New Evraz will target to maintain a long-term average dividend payout ratio of at least 25 per cent. of the consolidated net profit calculated in accordance with IFRS and adjusted for non-recurring items, for the relevant period. Dividends are expected to be paid semi-annually. New Evraz may only pay dividends if distributable reserves are available for the purpose.

Dividends will be declared and paid in US dollars, although New Shareholders will be able to elect to receive their dividend payments in pounds sterling or Euros based on the exchange rates in effect at the date of such election.

The New Evraz Directors currently expect to declare the first dividend concurrently with the publication of the Evraz Group’s preliminary full year results for 2011.

Further information on the taxation of dividends paid to certain New Shareholders is set out in Appendix II “Taxation”.

8                                         Irrevocable undertakings to accept the Offer

Lanebrook has irrevocably undertaken to accept or procure the acceptance of the Offer in respect of its Existing Shares (including those Existing Shares represented by Existing GDRs) on the terms described below. Lanebrook’s undertaking to accept or procure the acceptance of the Offer is conditional upon New Evraz having received, or being entitled to receive, valid acceptances which, when aggregated with the acceptance which Lanebrook is required to provide pursuant to the Lanebrook Irrevocable, equal at least 95 per cent. of the issued Existing Shares (including those represented by the Existing GDRs) and the percentage of the issued Existing Shares (including those represented by the Existing GDRs) in respect of which the Offer must be accepted to satisfy or fulfil the Acceptance Condition not being amended, varied or waived down to below 95 per cent.

Save with the prior consent of New Evraz, Lanebrook will only accept or procure the acceptance of the Offer in respect of such number of its Existing Shares (including those represented by the Existing GDRs) as will entitle Lanebrook to receive the maximum number of New Shares to be issued under the terms of the Offer that Lanebrook may hold whilst at least 25 per cent. of the New Shares (or such lower percentage as the FSA may approve in respect of the New Shares from time to time) are held, or subject to the satisfaction by New Evraz of its obligations under the Offer, are to be held, in public hands for the purposes of the UK Listing Rules.

The Lanebrook Irrevocable will lapse if an offer is made for the Existing Securities by a third party and such offer is recommended by the Existing Evraz Board.

Further details of this irrevocable undertaking are set out in paragraph 4 of Appendix IV “Additional Information”.

9                                         Taxation

Your attention is drawn to Appendix II “Taxation”. If you are in any doubt as to your tax position or are subject to taxation in any jurisdiction other than the United Kingdom, the US or Luxembourg, you should consult an appropriate professional adviser immediately.

10                                  Termination of Deposit Agreement and De-listing of Existing GDRs

If the Offer becomes or is declared wholly unconditional, and sufficient acceptances under the Offer are received and/or sufficient Existing Shares (including those represented by the Existing GDRs) are otherwise acquired, the Group intends to terminate the existing Deposit Agreement relating to the Existing GDRs and apply for the cancellation of the listing of the Existing GDRs on the Official List and for the cancellation of trading of the Existing GDRs on the London Stock Exchange.

Settlement of the Offer will lead to reduced liquidity in and market value of the Existing Securities, including the Existing GDRs. De-listing will reduce significantly the liquidity and marketability of any Existing GDRs in respect of which the Offer has not been accepted. If the Deposit Agreement is terminated, the Depositary will give notice to the holders of Existing GDRs that cancellation of the facility will occur. If a holder of Existing GDRs does not request delivery to it of the Existing Shares underlying its Existing GDRs within the time specified by the Deposit Agreement, such Existing Shares will be sold on behalf of the Existing GDR Holder by the Depositary and the net proceeds of sale returned to the relevant Existing GDR Holder upon surrender of its Existing GDRs and deduction of a cancellation fee of US$0.05 per Existing GDR. If an Existing GDR Holder surrenders its Existing GDRs and requests delivery of the Existing Shares underlying its Existing GDRs, the relevant Existing GDRs will be cancelled and a cancellation fee of US$0.05 per Existing GDR will be incurred by the Existing GDR Holder. This cancellation fee will not be payable by Existing GDR Holders who exchange their Existing GDRs for New Shares pursuant to the Offer as the Group has agreed to pay the fee on their behalf.

The measures and processes described in this paragraph 10 may or may not be exercised, subject to applicable provisions of UK and/or Luxembourg law and regulation. Existing Evraz will make an announcement in due course in accordance with the terms of the Existing GDRs if such measures and processes are to be exercised.

11                                  Overseas Securityholders

Existing Securityholders who are citizens or residents of jurisdictions outside the United Kingdom or who are holding Existing Securities for such citizens or residents and any person (including, without limitation, any nominee, custodian or trustee) who may have an obligation to forward any document in connection with the Offer outside the United Kingdom should read paragraph 4 of Part B of Appendix I “Conditions to, and Further Terms of, the Offer” before taking any action.

The Offer is not being made, directly or indirectly in, into or from any Restricted Jurisdiction or any other jurisdiction where to do so would violate the laws of that jurisdiction, and it is not currently intended that the Offer will be capable of acceptance by any such use, means, instrumentality or facility from within any such jurisdiction. Accordingly, persons who are unable to give the warranties set out in paragraph 4 of Part B of Appendix I “Conditions to, and Further Terms of, the Offer” may be deemed not to have validly accepted the Offer.

The availability of the Offer to Existing Securityholders who are not resident in the United Kingdom may be affected by the laws of their relevant jurisdiction. Such persons should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdiction. If you remain in any doubt, you should consult your professional adviser in the relevant jurisdiction without delay.

12                                  Procedure for acceptance of the Offer

Existing Shareholders should read section (a) of this paragraph 12 in conjunction with Part C of Appendix I “Conditions to, and Further Terms of, the Offer”.

Existing GDR Holders who hold their Existing GDRs through DTC should read section (b) of this paragraph 12 in conjunction with paragraph 1 of Part D of Appendix I “Conditions to, and Further Terms of, the Offer”.

Existing GDR Holders who hold their Existing GDRs through Clearstream or Euroclear should read section (c) of this paragraph 12 in conjunction with paragraph 2 of Part D of Appendix I “Conditions to, and Further Terms of, the Offer”.

(a)                                  If you hold Existing Shares

If you are a registered holder of Existing Shares (other than Lanebrook and the Depositary), to accept the Offer in respect of all or a portion of those Existing Shares, you should complete, sign and return the Form of Acceptance along with any relevant documents of title as soon as possible and, in any event, so as to be received by the Exchange Agent by fax (+ 1 (201) 680 4626) or by hand/overnight courier (at BNY Mellon Shareowner Services, Attn: Corporate Action Dept, 27th Floor, 480 Washington Boulevard, Jersey City, N.J. 07310) or by mail (at BNY Mellon Shareowner Services, Attn: Corporate Action Dept, P.O. Box 3301, South Hackensack, N.J. 07606) not later than 8.00 a.m. (New York time)/12.00 noon (London time) on 4 November 2011.

The Form of Acceptance is available from the Information Agent. You will need a stock account in CREST in order to complete the Form of Acceptance and for delivery of the New Shares to which you are entitled under the Offer to take place in uncertificated form in CREST. If the CREST Details contained in such Form of Acceptance are incorrect, you will be issued New Shares in certificated form and the delivery of the New Shares to which you are entitled under the Offer will be delayed.

Further details on the procedures for acceptance of the Offer if you are a registered holder of Existing Shares are set out in Part C of Appendix I to this document and in the Form of Acceptance.

The Exchange Agent will send a letter to New Evraz and the Depositary shortly after the Expiration Time confirming the number of Existing Shares (including those represented by Existing GDRs) in respect of which it has received instructions to accept the Offer from Existing Securityholders. The Bank of New York Mellon shall accept the Offer by executing and delivering to New Evraz an agreement of transfer relating to the number of Existing Shares underlying Existing GDRs in respect of which they have received valid instructions to accept the Offer.

Lanebrook shall accept the Offer in accordance with the terms of the Lanebrook Irrevocable by executing and delivery to New Evraz an agreement of transfer.

(b)                                 If you hold Existing GDRs through DTC

General

If you are a DTC participant and hold Existing GDRs through DTC, to give an instruction to the Exchange Agent to accept the Offer in respect of all or a portion of those Existing GDRs you should transmit your instruction through DTC’s ATOP as soon as possible and at the very latest by the cut-off date and time set by DTC.

DTC participants may set their own earlier cut-off dates and times for customers to give instructions to accept the offer. If you hold Existing GDRs through a broker or other securities intermediary, you should contact your securities intermediary to determine the cut-off date and time that is applicable to you. Further, if you hold Existing GDRs through a broker or other securities intermediary, you may be charged a fee by such person for processing the instruction to accept the Offer on your behalf.

The transmission of an instruction to accept the Offer through DTC’s ATOP in accordance with this paragraph will (subject to satisfying the requirements set out in Part B and paragraph 1 of Part D of Appendix I “Conditions to, and Further Terms of, the Offer”) constitute an instruction to accept the Offer in respect of the number of Existing Shares underlying the Existing GDRs that are the subject of such transmission.

After transmission of an instruction to accept the Offer through DTC’s ATOP, you will not be able to access the Existing GDRs concerned in DTC for any transaction or charging purposes and you will not be able to withdraw your instruction to accept the Offer. However, you will be entitled to receive the Dividends if you held your Existing GDRs on the Dividend Record Date whether or not you transmit an instruction to accept the Offer before the Dividend Record Date. If the Offer becomes or is declared wholly unconditional, the Exchange Agent will instruct the Depositary to transfer the Existing Shares underlying the Existing GDRs concerned in accordance with paragraph 1(d) of Part D of Appendix I “Conditions to, and Further Terms of, the Offer”.

The cancellation fee of US$0.05 per Existing GDR ordinarily payable under the Deposit Agreement by an Existing GDR Holder who surrenders its Existing GDRs and requests delivery to it of the Existing Shares underlying its Existing GDRs or who receives the net proceeds of the sale of those Existing Shares following termination of the Deposit Agreement will not be payable by Existing GDR Holders who exchange their Existing GDRs for New Shares pursuant to the Offer as the Group has agreed to pay the fee on their behalf.

To give an instruction to the Exchange Agent to accept the Offer in respect of your Existing GDRs held through DTC

DTC has confirmed that transmission of instructions to accept the Offer by Existing GDR Holders who hold Existing GDRs through DTC is eligible for ATOP. Accordingly, a DTC participant whose name appears on a security position listing as the owner of Existing GDRs must electronically transmit their instruction to accept the Offer by causing DTC to transfer the Existing GDRs to the Exchange Agent in accordance with DTC’s ATOP procedures for such a transfer. DTC will then send an Agent’s Message to the Exchange Agent.

The term “Agent’s Message” means a message transmitted by DTC, received by the Exchange Agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the relevant DTC participant that such participant has received and agrees to be bound by the terms and conditions of the Offer as set out in this document and that New Evraz may enforce such agreement against such participant. Existing GDR Holders wishing to transmit their instruction to accept the Offer with respect to their Existing GDRs held through DTC should note that such Existing GDR Holders must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC. An Agent’s Message must be transmitted to and received by the Exchange Agent at or prior to the Expiration Time.

Delivery Instruction Notice

If you, as an Existing GDR Holder holding Existing GDRs through DTC, have given an instruction to accept the Offer in accordance with this paragraph, you will also need to complete and return the Delivery Instruction Notice in order for New Shares to be issued to you in uncertificated form in CREST so as to be received by the Exchange Agent by fax (+ 1 (201) 680 4626) or by hand/overnight courier (at BNY Mellon Shareowner Services, Attn: Corporate Action Dept, 27th Floor, 480 Washington Boulevard, Jersey City, N.J. 07310) or by mail (at BNY Mellon Shareowner Services, Attn: Corporate Action Dept, P.O. Box 3301, South Hackensack, N.J. 07606) not later than 8.00 a.m. (New York time)/12.00 noon (London time) on 4 November 2011.

You will need a stock account in CREST in order to complete the Delivery Instruction Notice and for delivery of the New Shares to which you are entitled under the Offer to take place in uncertificated form in CREST.

Forms of the Delivery Instruction Notice will be available through DTC’s LENS system.

If the Exchange Agent does not receive your Delivery Instruction Notice by the Expiration Time or the CREST Details contained in such Delivery Instruction Notice are incorrect, you will be issued New Shares in certificated form and the delivery of the New Shares to which you are entitled under the Offer will be delayed.

Please note that any Existing GDR Holder who gives an instruction to accept the Offer and sends a Delivery Instruction Notice to the Exchange Agent should continue to maintain its DTC securities account until the settlement of the Offer.

Overseas Securityholders

The attention of Existing GDR Holders holding Existing GDRs through DTC and who are citizens or resident of jurisdictions outside the UK is drawn to paragraph 1(b) of Part D of Appendix I “Conditions to, and Further Terms of, the Offer”.

(c)                                  If you hold Existing GDRs through Clearstream or Euroclear

General

If you are a Clearstream or Euroclear participant and hold Existing GDRs through Clearstream or Euroclear, to give an instruction to the Exchange Agent to accept the Offer in respect of all or a portion of those Existing GDRs you should transmit your Electronic Instruction to the relevant Clearing System in the form specified by that Clearing System as soon as possible and at the very latest by the cut-off date and time set by that Clearing System.

Please note that Clearstream and Euroclear will each establish its own cut-off date and time for the submission of instructions by Existing GDR Holders wishing to participate in the Offer, which will be earlier than the Expiration Time. Further, Clearstream and Euroclear participants may set their own earlier cut-off dates and times for customers to give instructions to accept the offer. If you hold Existing GDRs through a bank, broker or other securities intermediary, you should contact your securities intermediary to determine the cut-off date and time that is applicable to you. Further, if you hold Exisitng GDRs through a broker or other securities intermediary, you may be charged a fee by such person for processing the instruction to accept the Offer on your behalf.

The transmission of an instruction to accept the Offer through Clearstream or Euroclear in accordance with this paragraph will (subject to satisfying the requirements set out in Part B and paragraph 2 of Part D of Appendix I “Conditions to, and Further Terms of, the Offer”) constitute an instruction to accept the Offer in respect of the number of Existing Shares underlying the Existing GDRs that are the subject of such transmission.

After transmission of an instruction to accept the Offer through Clearstream or Euroclear, you will not be able to access the Existing GDRs concerned in Clearstream or Euroclear (as applicable) for any transaction or charging purposes and you will not be able to withdraw your instruction to accept the Offer. However, you will be entitled to receive the Dividends if you held your Existing GDRs on the Dividend Record Date whether or not you transmit an instruction to accept the Offer before the Dividend Record Date. If the Offer becomes or is declared wholly unconditional, the Exchange Agent will instruct the Depositary to transfer the Existing Shares underlying the Existing GDRs concerned in accordance with paragraph 2(d) of Part D of Appendix I “Conditions to, and Further Terms of, the Offer”.

The cancellation fee of US$0.05 per Existing GDR ordinarily payable under the Deposit Agreement by an Existing GDR Holder who surrenders its Existing GDRs and requests delivery to it of the Existing Shares underlying its Existing GDRs or who receives the net proceeds of the sale of those Existing Shares following termination of the Deposit Agreement will not be payable by Existing GDR Holders who exchange their Existing GDRs for New Shares pursuant to the Offer as the Group has agreed to pay the fee on their behalf.

To give an instruction to the Exchange Agent to accept the Offer in respect of your Existing GDRs held through Clearstream or Euroclear

A participant having GDRs credited to its Clearstream or Euroclear account must transmit an instruction to accept the Offer to Clearstream or Euroclear (as applicable) in the form specified by that Clearing System. That message will result in the tendered GDRs being blocked in the relevant Clearing System, and the Clearing System will report to the Exchange Agent the amount of GDRs that have been tendered.

Delivery

If you, as an Existing GDR Holder holding Existing GDRs through Clearstream or Euroclear, have given an instruction to accept the Offer in accordance with this paragraph, your New Shares will be issued to the relevant CREST account of Clearstream or Euroclear (as applicable) for credit to the Clearstream or Euroclear account from which the Accepting Securityholder’s Existing GDRs were tendered.

Overseas Securityholders

The attention of Existing GDR Holders holding Existing GDRs through Clearstream or Euroclear and who are citizens or resident of jurisdictions outside the UK is drawn to paragraph 2(b) of Part D of Appendix I “Conditions to, and Further Terms of, the Offer”.

13                                  Settlement

Subject to the Offer becoming or being declared wholly unconditional (and in the case of Existing Securityholders who are citizens, nationals or residents of jurisdictions outside the UK or who are in Restricted Jurisdictions, except as provided in paragraph 4 of Part B of Appendix I “Conditions to, and Further Terms of, the Offer”), settlement of the New Shares to which any Accepting Securityholder (or the first named securityholder in the case of joint securityholders) is entitled under the Offer will be despatched to validly Accepting Securityholders (i) in the case of acceptances received, valid and complete in all material respects, by the date on which the Offer becomes or is declared wholly unconditional, within 14 days of such date; or (ii) in the case of acceptances received, valid and complete in all respects, after such date but while the Offer remains open for acceptance, within 14 days of such receipt, in the following manner:

(a)                                  Existing Shares

Where an acceptance relates to Existing Shares, any New Shares due to an Accepting Securityholder will be issued to the stock account in CREST of the Accepting Securityholder that is set out in the agreement of transfer (in the case of Lanebrook) or in the Form of Acceptance (in the case of any other registered holder of Existing Shares) or, if such stock account details are not so provided by an Accepting Securityholder or are incorrect, any New Shares due to an Accepting Securityholder will be issued to the Accepting Securityholder in certificated form.

(b)                                 Existing GDRs held through DTC

Where an acceptance relates to Existing GDRs held through DTC, any New Shares due to an Accepting Securityholder will be issued to such Accepting Securityholder and New Evraz will procure that Euroclear UK & Ireland Limited (as the operator of CREST) is instructed to credit the appropriate stock account in CREST of the Accepting Securityholder concerned with such Accepting Securityholder’s entitlement to New Shares (the stock account in CREST concerned will be the account stated on the Accepting Securityholder’s Delivery Instruction Notice).

If the Exchange Agent does not receive a Delivery Instruction Notice from an Existing GDR Holder who holds Existing GDRs through DTC by the Expiration Time or the CREST Details contained in such Delivery Instruction Notice are incorrect, such Existing GDR Holder will be issued New Shares in certificated form and the delivery of the New Shares to which such Existing GDR Holder is entitled under the Offer will be delayed.

(c)                                  Existing GDRs held through Clearstream or Euroclear

Where an acceptance relates to Existing GDRs held through Clearstream or Euroclear, any New Shares due to an Accepting Securityholder will be issued to the relevant CREST account of Clearstream or Euroclear (as applicable) for credit to the Clearstream or Euroclear account from which the Accepting Securityholder’s Existing GDRs were tendered.

(d)                                 General

If the Offer does not become or is not declared wholly unconditional:

•                  in the case of Existing GDRs held through DTC, the Exchange Agent will, immediately after the lapsing of the Offer, give an instruction to DTC to transfer all Existing GDRs held by the Exchange Agent for the purposes of the Offer to the respective DTC participant accounts from which those Existing GDRs were tendered; and

•                  in the case of Existing GDRs held through Clearstream or Euroclear, the Exchange Agent will, immediately after the lapsing of the Offer, give an instruction to Clearstream and Euroclear to unblock all Existing GDRs held for the purposes of the Offer in the respective participant accounts.

All remittances, communications, notices, certificates and documents of title sent by, to or from Existing GDR Holders or their appointed agents will be sent at their own risk.

14                                  Action to be taken

If you are an Existing Shareholder, to accept the Offer you should follow the relevant procedure set out in paragraph 12(a) of this letter.

If you are an Existing GDR Holder and hold your Existing GDRs, or any of them, through DTC, to give an instruction to the Exchange Agent to accept the Offer in respect of those Existing GDRs you should take the actions set out in paragraph 12(b) of this letter.

If you are an Existing GDR Holder and hold your Existing GDRs, or any of them, through Clearstream or Euroclear, to give an instruction to the Exchange Agent to accept the Offer in respect of those Existing GDRs you should take the actions set out in paragraph 12(c) of this letter.

Questions and requests for assistance in connection with the Offer (and the relevant acceptance procedures in connection thereto) may be directed to the Information Agent using the following contact details:

DF King Worldwide

Email: evraz@king-worldwide.com

London	New York
One Ropemaker Street London EC2Y 9AW	48 Wall Street New York NY 10005

European Help Lines: 00 800 5464 5464 +44 20 7920 9700	North American Help Lines: +1 800 967 7921 +1 (212) 269 5550

Please note that, for legal reasons, the Information Agent will not be able to give advice on the merits of the Offer or provide legal, financial or taxation advice.

15                                  Overview of trading in New Evraz

In the year preceding the date of this Offer Document, no transactions or agreements in respect of securities in New Evraz were effected or conducted by any of the current directors.

Each of the directors intends to accept the Offer in respect of all of the Existing Securities held by such director, if any. Following Admission, the directors will have the same beneficial interests in New Shares as they did in Existing Securities prior to Admission.

16                                  Further Information

Your attention is drawn to the Conditions and further terms of the Offer set out in Appendix I “Conditions to, and Further Terms of, the Offer”. Your attention is also drawn to the information in relation to New Evraz, Existing Evraz and the Offer set out in Appendices II to IV of this document.

17                                  Recommendation

The Existing Evraz Board, having given due and careful consideration to the strategic and the financial consequences of the proposed transaction and having considered other possible alternatives available to Existing Evraz, has reached the conclusion that the Offer is in the best interests of Existing Evraz, the Existing Securityholders and all other stakeholders in Existing Evraz.

The Existing Evraz Directors unanimously recommend that holders of the Existing Securities, including Existing GDRs, accept the Offer or give instructions to accept the Offer, as they intend to do

(or procure to be done) in respect of their own beneficial holdings of, in aggregate, 60,139,955 Existing Shares (including Existing Shares represented by Existing GDRs), representing (as at 12 October 2011, being the latest practicable date prior to the publication of this Offer Document) approximately 40.42 per cent. of the existing issued and outstanding share capital of Existing Evraz (i.e. excluding treasury shares), subject to the terms of the Lanebrook Irrevocable in relation to the relevant Existing Evraz Directors.

Yours faithfully

Alexander Abramov

Chairman of Evraz Group S.A.

APPENDIX I

CONDITIONS TO, AND FURTHER TERMS OF, THE OFFER

PART A

CONDITIONS TO THE OFFER

1                                         Conditions of the Offer

The Offer may only be accepted by the Existing Shareholders. The Existing GDR Holders may instruct The Bank of New York Mellon in its capacity as an Existing Shareholder pursuant to its role as Depositary to accept the Offer on their behalf.

The Offer will be subject to the following conditions:

1.1                               Acceptance Condition

valid acceptances of the Offer being received by not later than 8.00 a.m. (New York time)/12.00 noon (London time) on the Closing Date (or such later time(s) and/or date(s) as New Evraz may decide) in respect of not less than 95 per cent. (or such lower percentage as New Evraz may decide) in nominal value of the Existing Shares and of the voting rights attached to those shares, provided that this condition will not be satisfied unless New Evraz (together with its wholly owned subsidiaries) shall have acquired or agreed to acquire (whether pursuant to the Offer or otherwise) Existing Shares carrying in aggregate more than 95 per cent. of the voting rights then normally exercisable at a general meeting of Existing Evraz, including for this purpose any such voting rights attaching to Existing Shares that are unconditionally allotted or issued before the Offer becomes or is declared unconditional as to acceptances whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise.

For the purposes of this Condition, Existing Shares which have been unconditionally allotted but not issued before the Offer becomes or is declared unconditional as to acceptances, whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise, shall be deemed to carry the voting rights they will carry upon issue;

1.2                               Admission of New Shares

the New Shares being admitted to the premium listing segment of the Official List and being admitted to trading on the London Stock Exchange’s main market for listed securities or, if New Evraz and the Group so determine, the UKLA having acknowledged to New Evraz or its agent (and such acknowledgement not having been withdrawn) that the application for admission of the New Shares to the premium listing segment of the Official List has been approved and (subject to the satisfaction of any conditions to which such approval is expressed) will become effective as soon as a dealing notice has been issued by the FSA and an acknowledgement by the London Stock Exchange that the New Shares will be admitted to trading on the London Stock Exchange’s main market for listed securities (and such acknowledgement not having been withdrawn);

1.3                               Notifications, waiting periods and Authorisations

all material notifications, filings or applications having been made in connection with the Offer and all necessary waiting periods (including any extensions thereof) under any applicable legislation or regulation of any jurisdiction having expired, lapsed or been terminated (as appropriate) and all statutory and regulatory obligations in any jurisdiction having been complied with in each case in respect of the Offer and all Authorisations necessary or appropriate in any jurisdiction for or in respect of the Offer and the acquisition or the proposed acquisition of any shares or other securities in, or control or management of, Existing Evraz or any other member of the Group by New Evraz having been obtained in terms and in a form satisfactory to New Evraz from all appropriate Third Parties or (without prejudice to the generality of the foregoing) from any person or bodies with whom any member of the Group or New Evraz has entered into contractual arrangements and all such Authorisations necessary, appropriate or desirable to carry on the business of any member of the Group in any jurisdiction having been obtained and all such Authorisations remaining in full force and effect at the time at which the Offer becomes otherwise wholly unconditional and there being no notice or intimation of an intention to revoke, suspend, restrict, modify or not to renew such Authorisations;

1.4                               General antitrust and regulatory

no antitrust regulator or Third Party having given notice of a decision to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference (and in each case, not having withdrawn the same), or having required any action to be taken or otherwise having done anything, or having enacted, made or proposed any statute, regulation, decision, order or change to published practice (and in each case, not having withdrawn the same) and there not continuing to be outstanding any statute, regulation, decision or order which would or might reasonably be expected to:

(a)                                  require, prevent or delay the divestiture or materially alter the terms envisaged for such divestiture by New Evraz or by any member of the Group of all or any part of its businesses, assets or property or impose any limitation on the ability of all or any of them to conduct their businesses (or any part thereof) or to own, control or manage any of their assets or properties (or any part thereof);

(b)                                 require any member of New Evraz or any member of the Group to acquire or offer to acquire any shares, other securities (or the equivalent) or interest in any member of the Group or any asset owned by any Third Party (other than in the implementation of the Offer);

(c)                                  impose any limitation on, or result in a delay in, the ability of any member of New Evraz directly or indirectly to acquire, hold or to exercise effectively all or any rights of ownership in respect of shares or other securities in the Group or on the ability of any member of the Group or New Evraz directly or indirectly to hold or exercise effectively all or any rights of ownership in respect of shares or other securities (or the equivalent) in, or to exercise voting or management control over, any member of the Group;

(d)                                 otherwise adversely affect any or all of the business, assets, profits or prospects of any member of the Group;

(e)                                  result in any member of the Group ceasing to be able to carry on business under any name under which it presently carries on business;

(f)                                    make the Offer, its implementation or the acquisition or proposed acquisition of any shares or other securities in, or control or management of, Existing Evraz by any member of the Group void, unenforceable and/or illegal under the laws of any relevant jurisdiction, or otherwise, directly or indirectly prevent or prohibit, restrict, restrain, or delay or otherwise interfere with the implementation of, or impose additional conditions or obligations with respect to, or otherwise challenge, impede, interfere or require amendment of the Offer or the acquisition or proposed acquisition of any shares or other securities in, or control or management of, Existing Evraz by New Evraz;

(g)                                 require, prevent or delay a divestiture by New Evraz of any shares or other securities (or the equivalent) in any member of the Group; or

(h)                                 impose any limitation on the ability of New Evraz or of any member of the Group to conduct, integrate or co-ordinate all or any part of its business with all or any part of the business of any other member of the Group, and all applicable waiting and other time periods (including any extensions thereof) during which any such antitrust regulator or Third Party could decide to take, institute, implement or threaten any such action, proceeding, suit, investigation, enquiry or reference or take any other step under the laws of any jurisdiction in respect of the Offer or the acquisition or proposed acquisition of any Existing Shares or otherwise intervene having expired, lapsed or been terminated;

1.5                               Certain matters arising as a result of any arrangement, agreement, etc.

there being no provision of any arrangement, agreement, lease, licence, franchise, permit or other instrument to which any member of the Group is a party or by or to which any such member or any of its assets is or may be bound, entitled or subject or any event or circumstance which, as a consequence of the Offer or the acquisition or the proposed acquisition by New Evraz of any shares or other securities (or the equivalent) in Existing Evraz or because of a change in the control or management of any member of the Group or otherwise, could or might reasonably be expected to result in:

(a)                                  any monies borrowed by, or any other indebtedness, actual or contingent, of, or any grant available to, any member of the Group being or becoming repayable, or capable of being declared repayable, immediately or prior to its or their stated maturity date or repayment date, or the ability of any such member to borrow monies or incur any indebtedness being withdrawn or inhibited or being capable of becoming or being withdrawn or inhibited;

(b)                                 the creation, save in the ordinary and usual course of business, or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any member of the Group or any such mortgage, charge or other security interest (whenever created, arising or having arisen) becoming enforceable;

(c)                                  any such arrangement, agreement, lease, licence, franchise, permit or other instrument being terminated or the rights, liabilities, obligations or interests of any member of the Group being adversely modified or adversely affected or any obligation or liability arising or any adverse action being taken or arising thereunder;

(d)                                 any liability of any member of the Group to make any severance, termination, bonus or other payment to any of its directors, or other officers;

(e)                                  the rights, liabilities, obligations, interests or business of any member of the Group or New Evraz under any such arrangement, agreement, licence, permit, lease or instrument or the interests or business of any member of the Group or New Evraz in or with any other person or body or firm or company (or any arrangement or agreement relating to any such interests or business) being or becoming capable of being terminated, or adversely modified or affected, or any onerous obligation or liability arising or any adverse action being taken thereunder; or

(f)                                    any member of the Group ceasing to be able to carry on business under any name under which it presently carries on business,

and no event having occurred which, under any provision of any arrangement, agreement, licence, permit, franchise, lease or other instrument to which any member of the Group is a party or by or to which any such member or any of its assets are bound, entitled or subject, would or might result in any of the events or circumstances referred to in this Condition 1.5.

2                                         Waiver of Conditions

2.1                               New Evraz reserves the right to waive, in whole or in part, any of the Conditions above.

2.2                               New Evraz shall be under no obligation to waive (if capable of waiver), to determine to be or remain satisfied or to treat as fulfilled Conditions 1.2 to 1.5 above by a date earlier than the latest date specified above for fulfilment of that Condition, notwithstanding that the other Conditions may, at such earlier date, have been waived or fulfilled and that there are, at such earlier date, no circumstances indicating that any of such Conditions may not be capable of fulfilment.

3                                         Certain terms of the Offer

3.1                               The Existing Shares acquired under the Offer will be acquired with full title guarantee, fully paid and free from all liens, equities, charges, encumbrances, options, rights of pre-emption and any other third-party rights and interests of any nature and together with all rights attaching or accruing on them on or after 17 October 2011, including, without limitation, voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, paid or made, or any other return of capital (whether by reduction of share capital or share premium or otherwise) made, on or after that date (save for the Dividends which shall be paid to holders of the Existing Securities on the Dividend Record Date no later than 30 days after the Dividend Record Date).

3.2                               The Offer will lapse unless all of the above Conditions have been fulfilled or waived (if capable of waiver), or, where appropriate, have been determined by New Evraz to be or remain satisfied, by 7.00 p.m. (New York time)/12.00 midnight (London time) on 28 November 2011.

3.3                               If the Offer lapses or is withdrawn, it will cease to be capable of further acceptance and accepting holders of Existing Securities and New Evraz will cease to be bound by acceptances submitted before the time the Offer lapses or is withdrawn.

PART B

FURTHER TERMS OF THE OFFER

The following further terms apply, unless the context requires otherwise, to the Offer.

Unless the context requires otherwise, any reference in this document to:

(a)                                  “acceptances of the Offer” includes deemed acceptances of the Offer;

(b)                                 the “Offer” will include any revision, variation, renewal or extension thereof;

(c)                                  the Offer “becoming unconditional” includes the Acceptance Condition being fulfilled, whether or not any other Condition remains to be fulfilled;

(d)                                 the Offer “becoming wholly unconditional” means the Offer being or becoming or being declared wholly unconditional;

(e)                                  an “extension of the Offer” shall include a reference to an extension of the date by which the Acceptance Condition has to be fulfilled; and

(f)                                    “Closing Date” shall mean 4 November 2011.

1                                         Acceptance

1.1                               The Offer will be open for acceptance until 8.00 a.m. (New York time)/12.00 noon (London time) on 4 November 2011. New Evraz reserves the right (but will not be obliged) at any time or from time to time to extend the Offer after such time and, in such event, will make a public announcement of such extension in the manner described in paragraph 2.2 of this Part B of Appendix I and give oral or written notice of such extension to the Exchange Agent.

1.2                               If the Offer lapses for any reason, the Offer will cease to be capable of further acceptance and New Evraz and Accepting Securityholders will cease to be bound by prior acceptances or instructions to accept, as the case may be. New Evraz reserves the right to extend the time for the Offer to become unconditional to any later time(s) and/or date(s).

1.3                               As a registered holder of Existing Shares, Lanebrook shall accept the Offer in accordance with the terms of the Lanebrook Irrevocable by executing and delivering to New Evraz and Existing Evraz an agreement of transfer. The agreement of transfer shall be subject to the Conditions and further terms of the Offer set out in Parts A and B of this Appendix I and shall be in the agreed form set out in the Lanebrook Irrevocable, or otherwise in a form reasonably satisfactory to New Evraz.

1.4                               The Exchange Agent will send a letter to New Evraz and the Depositary shortly after the Expiration Time confirming the number of Existing Shares (including those represented by Existing GDRs) in respect of which it has received instructions to accept the Offer from Existing GDR Securityholders. As a registered holder of Existing Shares, The Bank of New York Mellon (in its capacity as Depositary) shall accept the Offer by executing and delivering to New Evraz an agreement of transfer relating to the number of Existing Shares underlying Existing GDRs in respect of which the Exchange Agent has received valid instructions to accept the Offer. Acceptances of the Offer made by The Bank of New York Mellon shall be subject to the Conditions and further terms of the Offer set out in Parts A and B of this Appendix I and shall be in a form reasonably satisfactory to New Evraz.

1.5                               Registered holders of Existing Shares (other than Lanebrook and the Depository) shall accept the Offer by executing and delivering to the Exchange Agent a Form of Acceptance. Acceptances of the Offer made by such Existing Shareholders shall be subject to the Conditions and further terms of the Offer set out in Parts A, B and C of this Appendix I and shall be in a form reasonably satisfactory to New Evraz.

1.6                               Existing GDR Holders who hold their Existing GDRs through DTC, Clearstream or Euroclear who wish to give an instruction to the Exchange Agent to accept the Offer should consult with the relevant Clearing System. The Conditions and the further terms of the Offer set out in Part A, Part B and, save with respect to such amendments as may be agreed by New Evraz and the Exchange Agent to reflect differences in the settlement systems of DTC, Clearstream and Euroclear, Part D of Appendix I shall apply to holders of Existing GDRs held through the Clearing Systems. In particular, any Existing GDR Holder who holds its Existing GDRs through a Clearing System will, upon giving an instruction to accept the Offer, have agreed to make those representations, warranties and undertakings set out in Part D of this Appendix I and to have appointed New Evraz as its attorney for the purposes of Part D of this Appendix I. Existing GDR Holders who wish to give an instruction to the Exchange Agent to accept the Offer should ensure that they have made an instruction to accept the Offer by the cut-off date and time established by the relevant Clearing System for the submission of instructions by Existing GDR Holders wishing to participate in the Offer, which will be earlier than the Expiration Time.

1.7                               Notwithstanding any other provision of this Appendix I, New Evraz reserves the right to treat as valid in whole or in part any acceptance or instruction to accept the Offer (i) received or (ii) if received by the Exchange Agent or otherwise on behalf of New Evraz which is not received by the Expiration Time.

1.8                               Instructions to accept, acceptances of and elections under the Offer by Existing GDR Holders and Existing Shareholders (as applicable) will be irrevocable.

2                                         Announcements

2.1                               By 8.00 a.m. (London time) or as soon as reasonably practicable thereafter on the next Business Day (the “relevant day”) following the day on which the Offer is due to expire or becomes wholly unconditional or is revised or is extended, New Evraz will make an appropriate announcement through a Regulatory Information Service. Such announcement will state the total number of Existing Shares which New Evraz may count towards the satisfaction of the Acceptance Condition and the percentage of Existing Shares represented by this figure.

2.2                               Any decision to extend the time and/or date for which the Offer is open for acceptance may be made at any time up to, and will be announced not later than, 8.00 a.m. (London time) on the relevant day or as soon as reasonably practicable thereafter. The announcement will state the next expiry time and date unless the Offer is then unconditional, in which case it may instead state that the Offer will remain open until further notice.

2.3                               In this Appendix I, references to the making of an announcement or the giving of notice by or on behalf of New Evraz include the release of an announcement by New Evraz’s public relations consultants on behalf of New Evraz, to the press and the delivery by hand or telephone, telex or facsimile transmission or other electronic transmission of an announcement through a Regulatory Information Service.

3                                         Revised Offer

3.1                               Although no such revision is contemplated, if the Offer is revised (in its original or previously revised form(s) and either in its terms or conditions or in the value of the consideration offered or otherwise), the benefit of the revised offer will, subject to paragraphs 3.3 and 4 of this Part B of Appendix I, be made available to any Existing Shareholder who has accepted the Offer and any Existing GDR Holder who has submitted an instruction to accept the Offer (in each case in its original or any revised form(s)) (a “previous acceptor”) if any such revised offer(s) represents, on the date on which it is announced, an improvement (or no diminution) in the value of the consideration compared with the consideration or terms previously offered or in the overall value received and/or retained by an Existing Securityholder (under or in consequence of the Offer or otherwise). The acceptance by or on behalf of a Existing Shareholder or the instruction to accept by or on behalf of an Existing GDR Holder will, subject to paragraphs 3.3 and 4 of Part B of this Appendix I, be deemed to be an acceptance of, or an instruction to accept, as the case may be, the revised offer and will constitute the separate appointment of each of New Evraz and any New Evraz Director or person authorised by New Evraz as his attorney and/or agent with authority:

(a)                                  to accept the revised offer on behalf of such previous acceptor;

(b)                                 if the revised offer includes alternative form(s) of consideration, to make elections for and/or accept such alternative form(s) of consideration on his behalf in the proportions the attorney and/or agent in his absolute discretion thinks fit; and

(c)                                  to execute on his behalf and in his name all such further documents (if any) and to do all things (if any) as may be required to give effect to such acceptances and/or elections.

In making any election and/or acceptance, the attorney and/or agent will take into account the nature of any previous acceptance(s) or election(s) made by or on behalf of the previous acceptor and other facts or matters he may reasonably consider relevant.

3.2                               New Evraz reserves the right (subject to paragraphs 3.3 and 4 of this Part B of Appendix I) to treat an acceptance of the Offer or an instruction to accept the Offer as relating to the Offer (in its original or any previously revised form(s)) which is received (or dated) after the announcement or issue of any revised offer as a valid acceptance of the revised offer. The acceptance of the Offer or instruction to accept the Offer will constitute an authority in the terms of paragraph 3.1 of this Part B of Appendix I, mutatis mutandis, on behalf of the relevant Existing Securityholder.

3.3                               The deemed acceptance and/or election referred to in paragraph 3.1 of this Part B of Appendix I will not apply, and the power of attorney and the authorities conferred by that paragraph shall not be exercised if, as a result, the previous acceptor would receive and/or retain (as appropriate) less in aggregate in consideration under the revised offer or otherwise than he would have received and/or retained (as appropriate) in aggregate in consideration as a result of his acceptance of the Offer in the form originally accepted by such previous acceptor or on his behalf.

4                                         Overseas Securityholders

4.1                               The making of the Offer in, or to persons resident in, or citizens or nationals of, jurisdictions outside the United Kingdom (“Overseas Securityholders”) or to persons who are custodians, nominees of or trustees for such persons and the availability of the New Shares to such persons may be prohibited or affected by the laws of the relevant jurisdiction. Such Overseas Securityholders should inform themselves about and observe any applicable legal requirements of such jurisdictions. It is the responsibility of any Overseas Securityholder wishing to accept or give an instruction to accept the Offer to satisfy himself as to the full observance of the laws and regulatory requirements of the relevant jurisdiction in connection with the Offer, including obtaining any governmental, exchange control or other consents which may be required or compliance with other necessary formalities needing to be observed and the payment of any issue, transfer or other taxes or duties or other requisite payments due in that jurisdiction. Any such Overseas Securityholder shall be responsible for any such issue, transfer or other taxes or duties or other payments by whomsoever payable and New Evraz (and any person acting on behalf of New Evraz) shall be fully indemnified and held harmless by such Overseas Securityholder for any such issue, transfer or other taxes or duties or other payments which New Evraz (and any person acting on behalf of New Evraz) may be required to pay.

4.2                               The Offer is not being made, directly or indirectly, in, into or from, or by use of the mails of, or by any means of instrumentality (including, but not limited to, facsimile, e-mail or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or by means of any facility of a national, state or other securities exchange of, any jurisdiction where to do so would violate the laws of that jurisdiction and will not be capable of acceptance by any such use, means, instrumentality or facility or from within such Restricted Jurisdiction (unless otherwise determined by New Evraz) and the Offer cannot be accepted by any such use, means or instrumentality or otherwise from any Restricted Jurisdiction.

4.3                               Copies of this document and any related documents are not being (unless determined otherwise by New Evraz in its sole discretion), and must not be, mailed or otherwise distributed or sent in, into or from any Restricted Jurisdiction, including to Existing Securityholders with registered addresses in a Restricted Jurisdiction or to persons whom New Evraz knows to be custodians, trustees or nominees holding Existing Securities for persons with registered addresses in a Restricted Jurisdiction. Persons receiving those documents (including, without limitation, custodians, nominees and trustees) should not distribute, send or mail them in, into or from a Restricted Jurisdiction or use such mails or any such means, instrumentality or facility for any purpose directly or indirectly in connection with the Offer, and so doing may render any purported acceptance of or instruction to accept the Offer invalid.

4.4                               Persons wishing to accept or give an instruction to accept the Offer must not use the mails of any Restricted Jurisdiction or any such means, instrumentality or facility for any purpose directly or indirectly relating to acceptance of the Offer. All Existing Securityholders (including nominees, trustees or custodians) who may have a contractual or legal obligation, or may otherwise intend, to forward this document should read the further details in this regard which are contained in this paragraph 4 of Part B, and in Part C and Part D of Appendix I before taking any action. Envelopes containing any evidence of title or other documents relating to the Offer should not be postmarked in, or otherwise dispatched from, a Restricted Jurisdiction and all acceptors must provide addresses outside a Restricted Jurisdiction for the receipt of the consideration to which they are entitled under the Offer or for the return of any documents of title.

4.5                               New Evraz reserves the right, in its sole discretion, to investigate in relation to any instructions to accept, whether the representations and warranties set out in Part C and Part D (as applicable) of this Appendix I could have been truthfully given by the relevant Existing Securityholder and, if such investigation is made and as a result New Evraz determines (for any reason) that such representations and warranties could not have been so given, such instructions to accept may be rejected as invalid.

4.6                               If any person, despite the restrictions described above, and whether pursuant to a contractual or legal obligation or otherwise, forwards this document or any related document in, into or from a Restricted Jurisdiction or uses the mails or any means or instrumentality (including, without limitation, facsimile, e-mail or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or any facility of a national, state or other securities exchange of, a Restricted Jurisdiction in connection with that forwarding, that person should:

(a)                                  inform the recipient of such fact;

(b)                                 explain to the recipient that such action may invalidate any purported acceptance by the recipient; and

(c)                                  draw the attention of the recipient to this paragraph 4.

4.7                               If a holder of Existing GDRs through DTC, Clearstream or Euroclear is unable to give the warranty set out in paragraph 1(b) or 2(b) (as applicable) of Part D of this Appendix I, but nevertheless can produce evidence satisfactory to New Evraz that he is able to give an instruction to accept the Offer in compliance with all relevant legal and regulatory requirements, he may purport to give such instructions to the relevant Clearing System in accordance with the relevant provisions of Part D of this Appendix I.

Such purported instruction to accept will not be treated as a valid instruction to accept the Offer unless New Evraz decides, in its absolute discretion, to exercise its right described in paragraph 4.11 of this Part B of Appendix I to waive, vary or modify the terms of the Offer related to Overseas Securityholders to the extent required to permit such instruction to be made, in each case during the acceptance period set out in paragraph 1 of this Part B of Appendix I. If New Evraz accordingly decides to permit such instruction to accept to be made, the Exchange Agent will on behalf of New Evraz accept the purported instruction to accept on the terms of this document (as so waived, varied or modified). Otherwise, the Exchange Agent will on behalf of New Evraz reject the purported instruction to accept.

4.8                               The Offer is being made in reliance on, and in compliance with, Rule 14d-1(c) under the US Securities Exchange Act of 1934. The Offer is being made for securities of a non-US company and US investors should be aware that this document has been prepared in accordance with a United Kingdom format and style, which differs from the United States format and style. In particular, the payment and settlement procedure with respect to the Offer will comply with the relevant United Kingdom rules, which differ from United States payment and settlement procedures. In accordance with normal United Kingdom market practice, New Evraz or any person acting on its behalf may from time to time make certain market or private purchases of, or arrangements to purchase, directly or indirectly, Existing Shares other than pursuant to the Offer. Any information about such purchases will be publicly announced as required by law or regulation in the United Kingdom and United States.

4.9                               The New Shares have not been and will not be registered under the Securities Act or under any of the relevant securities laws of any State or other jurisdiction of the United States. Neither the US Securities and Exchange Commission nor any US State securities commission has approved of the New Shares or determined if this document is accurate or complete. Any representation to the contrary is a criminal offence in the United States. The New Shares will be offered in the United States only pursuant to an exemption from the registration requirements of the Securities Act. The New Shares may not be offered or sold in the United States except pursuant to an exemption from the Securities Act or in a transaction not subject to the registration requirements of the Securities Act.

4.10                        New Evraz is organised under the laws of England and Wales and Existing Evraz is organised under the laws of Luxembourg. Some or all of the officers and directors of New Evraz and Existing Evraz, respectively, are residents of countries other than the United States. In addition, most of the assets of New Evraz and Existing Evraz are located outside the United States. As a result, it may be difficult for US shareholders to enforce their rights and any claim they may have arising under the US federal securities laws, since New Evraz is located in a foreign country, and some or all of its officers and directors may be residents of foreign countries. US shareholders may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the US securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a US court’s judgment. You should be aware that New Evraz may purchase securities otherwise than under the Offer, such as in the open market or privately negotiated purchases.

4.11                        The Offer is subject to a Tier I exemption pursuant to Rule 14d-1(c) of the Exchange Act, and the issuance of the New Shares in connection therewith will be exempt from registration under the Securities Act, pursuant to Rule 802 thereof. If the Offer is completed, for purposes of US securities law, Existing GDRs that are unrestricted will be exchanged for New Shares that are unrestricted; however, Existing GDRs that are restricted will be exchanged for New Shares that are restricted. Generally, if you acquired your Existing GDRs in open market transactions or in an underwritten public offering you will receive New Shares that are unrestricted. If, however, you are an affiliate of Existing Evraz, you should consult your legal adviser to determine whether your shares are subject to any such restriction. An affiliate is defined as a person who directly or indirectly controls, is controlled by or is under common control with an issuer. The SEC views a person’s status as an officer, director or 10 per cent. shareholder as a fact that must be considered when determining whether such person is an affiliate. Restricted shares cannot be resold in the United States without registration or an exemption therefrom under the Securities Act.

4.12                        Notwithstanding any other provision of this paragraph 4 of Part B of Appendix I, New Evraz may in its sole and absolute discretion make the Offer to a resident in a Restricted Jurisdiction if New Evraz is satisfied, in that particular case, that to do so would not constitute a breach of any securities or other relevant legislation of a Restricted Jurisdiction.

4.13                        The provisions of this paragraph 4 of Part B of Appendix I and/or any other terms of the Offer relating to Overseas Securityholders may be waived, varied or modified as regards specific Existing Securityholders or on a general basis by New Evraz in its sole discretion. Subject to this discretion, the provisions of this paragraph 4 of Part B of Appendix I supersede any terms of the Offer inconsistent with them.

4.14                        The New Shares to be issued in connection with the Offer have not been, nor will they be, registered under the Securities Act or under the securities laws of any State of the United States; the relevant clearances have not been, nor will they be, obtained from the securities commission of any province or territory of Canada; no prospectus has been lodged with, or registered by, the Australian Securities and Investments Commission or the Japanese Ministry of Finance; and the New Shares have not been, nor will they be, registered under or offered in compliance with applicable securities laws of any state, province, territory or jurisdiction of a Restricted Jurisdiction. The New Shares are not being and may not be (unless an exemption under relevant securities laws is available) offered, sold, resold or delivered, directly or indirectly, in or into any Restricted Jurisdiction or any other jurisdiction if to do so would constitute a violation of the relevant laws of, or require registration thereof, in such jurisdiction or to, or for the account or benefit of, any person or resident of any Restricted Jurisdiction.

4.15                        New Evraz reserves the right to notify any matter, including the making of the Offer, to all or any Existing Securityholders:

(a)                                  with a registered address outside the United Kingdom; or

(b)                                 whom New Evraz knows to be a custodian, trustee or nominee holding Existing Securities for persons who are citizens, residents or nationals of jurisdictions outside the United Kingdom, by announcement in the United Kingdom through a Regulatory Information Service or in any other appropriate manner or by notice in the London Gazette or paid advertisement in one or more newspapers published and circulated in the United Kingdom. Such notice will be deemed to have been sufficiently given, despite any failure by any such Existing Securityholder to receive or see that notice. A reference in this document to a notice or the provision of information in writing by or on behalf of New Evraz is to be construed accordingly. No such document will be sent to an address in a Restricted Jurisdiction.

Overseas Securityholders should inform themselves about and observe any applicable legal or regulatory requirements. If you are in any doubt about your position, you should consult your appropriate adviser in the relevant jurisdiction.

5                                         General

5.1                               The Offer will lapse unless all the conditions relating to the Offer have been satisfied or (if capable of waiver) waived or, where appropriate, have been determined by New Evraz in its reasonable opinion to be and remain satisfied by 7.00 p.m. (New York time)/12.00 midnight (London time) on 28 November 2011.

5.2                               If the Offer lapses for any reason:

(a)                                  it will not be capable of further acceptance;

(b)                                 accepting Existing Shareholders, Existing GDR Holders who have given an instruction to accept the Offer and New Evraz will cease to be bound by:

 (i)                                  in the case of Existing Shareholders, acceptances received; and

(ii)                                  in the case of Existing GDR Holders, instructions to accept the Offer received,

in each case before the time the Offer lapses;

(c)                                  in respect of Existing Shareholders, the Exchange Agent will, as soon as reasonably practicable after the Offer lapses, return the relevant Form of Acceptance to the relevant Existing Shareholder by post; and

(d)                                 in respect of Existing GDRs held through DTC, Clearstream or Euroclear, the Exchange Agent will, immediately after the lapsing of the Offer, in the case of Existing GDRs held through DTC, give an instruction to DTC to transfer all Existing GDRs held by the Exchange Agent for the purposes of the Offer to the respective DTC participant accounts from which those Existing GDRs were tendered and, in the case of Existing GDRs held through Clearstream or Euroclear, give an instruction to Clearstream and Euroclear to unblock all Existing GDRs held for the purposes of the Offer in the respective participant accounts.

5.3                               Settlement of the consideration:

(a)                                  to which any Existing Securityholder is entitled under the Offer will be implemented in full in accordance with the terms of the Offer, without regard to any lien, right of set-off, counterclaim or other analogous right to which New Evraz may otherwise be, or claim to be, entitled against that Existing Securityholder; and

(b)                                 will be effected in the manner prescribed in paragraph 13 of the “Letter from the Chairman of Existing Evraz” in this document not later than 14 calendar days after the date on which the Offer becomes or is declared wholly unconditional, or within 14 calendar days of the date of receipt of a valid and complete acceptance, whichever is the later.

5.4                               Before the Offer may become or be declared wholly unconditional, the Exchange Agent shall issue a certificate to New Evraz (or its agents) which states the number of Existing Securities in respect of which acceptances or instructions to accept have been received, and the number of Existing Securities otherwise acquired, whether before or during the Offer Period, which comply with the provisions of paragraph 1 of this Part B of Appendix I.

5.5                               If the expiry date of the Offer is extended, a reference in this document to the Closing Date will (except in the definition of Offer Period and where the context requires otherwise) be deemed to refer to the expiry date of the Offer as so extended.

5.6                               No acknowledgement of receipt of any acceptances, instructions to accept the Offer or transfer of Existing Securities, notice, share certificate(s) or other document(s) of title will be given by or on behalf of New Evraz. All communications, notices, certificates, documents of title and remittances to be delivered by, to or on behalf of Existing Securityholders (or their designated agents) will be delivered by or sent to or from them (or their designated agent(s)) at their own risk.

5.7                               Any omission or failure to despatch this document or any other document relating to the Offer and/or notice required to be despatched under the terms of the Offer to, or any failure to receive the same by, any person to whom the Offer is, or should be, made, shall not invalidate the Offer in any way or create any implication that the Offer has not been made to any such person. Subject to the provisions of paragraph 4 of this Part B of Appendix I, the Offer is made to any Existing Securityholder to whom this document or any related document may not be despatched or by whom such documents may not be received, and these persons may collect these documents from the Exchange Agent.

5.8                               Subject to paragraph 4 of this Part B of Appendix I, the Offer is made on 17 October 2011 and is capable of acceptance from and after that time. Copies of this document and any related documents are available from the Exchange Agent.

5.9                               All powers of attorney, appointments of agents and authorities on the terms conferred by or referred to in this Appendix I are given by way of security for the performance of the obligations of the Existing Securityholder and are irrevocable (in respect of powers of attorney in accordance with section 4 of the Powers of Attorney Act 1971).

5.10                        In relation to any Electronic Instruction, New Evraz reserves the right to make such alterations, additions or modifications to the terms of the Offer as may be necessary or desirable to give effect to any purported instruction to accept the Offer, whether in order to comply with the facilities or requirements of DTC, Clearstream or Euroclear, or otherwise.

5.11                        The Offer, all acceptances of the Offer, all instructions to accept the Offer and all elections in respect of it are governed by and will be construed in accordance with English law. The courts of England have exclusive jurisdiction to settle any dispute arising from or connected with the Offer, all acceptances of the Offer, all instructions to accept the Offer and all elections in respect of it.

5.12                        Notwithstanding any other provision of this Part B of Appendix I, New Evraz reserves the right to treat as valid in whole or in part any acceptance or instruction to accept the Offer (i) received or (ii) if received by the Exchange Agent or otherwise on behalf of New Evraz which is not entirely in order or in the correct form or which is not accompanied by (as applicable) the relevant share certificate(s) and/or other relevant document(s) or is received by it at any place or places or in any form or manner determined by the Exchange Agent or New Evraz otherwise than as set out in this document. In that event, transfer of New Shares will not be made until after the acceptance and/or instruction to accept is entirely in order or the relevant share certificate(s) and/or other document(s) of title or indemnities satisfactory to New Evraz have been received by the Exchange Agent.

5.13                        Existing Shares are to be acquired by New Evraz under the Offer with full title guarantee, fully paid and free from all liens, charges, equities, encumbrances, rights of pre-emption and other interests of any nature whatsoever and together with all rights attaching to them on or after the date of the Announcement, including, without limitation, voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid, or any other return of capital (whether by reduction of share capital or share premium account or otherwise) made, on or after that date (save for the Dividends which shall be paid to holders of the Existing Securities on the Dividend Record Date no later than 30 days after the Dividend Record Date).

5.14                        All references in this Appendix I to any statute or statutory provision shall include a statute or statutory provision which amends, consolidates or replaces the same (whether before or after the date hereof).

5.15                        Any references in this Appendix I to the return or despatch of documents by post shall extend to the return or despatch by such other method as New Evraz may approve.

PART C

FORM OF ACCEPTANCE

(FOR REGISTERED HOLDERS OF EXISTING SHARES)

This Part C applies to registered holders of Existing Shares other than Lanebrook and The Bank of New York Mellon (as an Existing Shareholder pursuant to its role as Depositary). If you hold Existing GDRs you should ignore this Part C and instead read Part D.

Without prejudice to the terms of the Form of Acceptance and the provisions of Parts A and B of this Appendix I, each Existing Shareholder by whom, or on whose behalf, a Form of Acceptance is executed and lodged with the Exchange Agent, irrevocably undertakes, represents, warrants and agrees to and with New Evraz and the Exchange Agent (so as to bind him, his personal or legal representatives, heirs, successors and assigns):

(a)                                  that the execution of a Form of Acceptance shall constitute:

 (i)                                an acceptance of the Offer in respect of the number of Existing Shares specified in the Form of Acceptance; and

(ii)                                an undertaking to execute any further documents, take any further action and give any further assurances which may be required to enable New Evraz to obtain the full benefit of this Part C of Appendix I and/or to perfect any of the authorities expressed to be given hereunder and otherwise in connection with his acceptance of the Offer, in each case on and subject to the terms and Conditions set out or referred to in this document and the Form of Acceptance and that each such acceptance, election and undertaking shall be irrevocable provided that if (A) the total number of Existing Shares in respect of which the Offer is expressed to be accepted is greater than the number of Existing Shares comprised in the acceptance; or (B) the acceptance is otherwise completed incorrectly, but the Form of Acceptance is signed, it will be deemed to be an acceptance of the Offer in respect of all Existing Shares comprised in the acceptance;

(b)                                 that he is irrevocably and unconditionally entitled to sell and transfer the beneficial ownership of the Existing Shares comprised or deemed to be comprised in such acceptance and that such shares are sold with full title guarantee, fully paid and free from all liens, charges, equities, encumbrances, rights of pre-emption and other interests of any nature whatsoever and together with all rights attaching to them on or after the date of the Announcement, including, without limitation, voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, paid or made, or any other return of capital (whether by reduction of share capital or share premium account or otherwise) made, on or after that date (save for the Dividends which shall be paid to holders of the Existing Shares on the Dividend Record Date no later than 30 days after the Dividend Record Date);

(c)                                  that, unless the Existing Shareholder is unable to give the representations and warranties required by this paragraph (c), such Existing Shareholder:

  (i)                             has not received or sent copies or originals of this document, the Form of Acceptance or any related documents in, into, or from a Restricted Jurisdiction;

 (ii)                             has not, in connection with the Offer or the execution or delivery of the Form of Acceptance utilised, directly or indirectly, the mails of, or any means or instrumentality (including, without limitation, facsimile transmission, e-mail, telex, telephone, internet or other forms of electronic communication) of interstate or foreign commerce of, or of any facilities of a national securities exchange of, any Restricted Jurisdiction;

(iii)                             is accepting the Offer from outside a Restricted Jurisdiction and was outside such jurisdictions when the Form of Acceptance was delivered;

(iv)                            is not an agent or fiduciary acting on a non-discretionary basis for a principal, unless such agent or fiduciary is an authorised employee of such principal or such principal has given any instructions with respect to the Offer from outside a Restricted Jurisdiction;

  (v)                         if such Existing Shareholder is a citizen, resident or national of a jurisdiction outside the United Kingdom, he has observed the laws and regulatory requirements of the relevant jurisdiction in connection with the Offer, obtained all requisite governmental, exchange control or other consents, complied with all other necessary formalities and paid any issue, transfer or other taxes or duties or other requisite payments due in any such jurisdiction in connection with such acceptance and that he has not taken or omitted to take any action that will or may result in New Evraz or any other person acting in breach of the legal or regulatory requirements of any such jurisdiction in connection with the Offer or his acceptance of the Offer;

(d)                                 that, in relation to Existing Shares, the execution of the Form of Acceptance and its delivery constitutes (subject to the Offer becoming wholly unconditional) the irrevocable appointment of any directors of, or any person authorised by New Evraz as his agent and/or attorney with an irrevocable instruction and authorisation to such attorney to:

  (i)                             complete and execute all or any form(s) of transfer, renunciation and/or other documents at the discretion of such attorney in relation to the Existing Shares comprised in the acceptance in favour of New Evraz or such other persons as New Evraz or its agents may direct;

 (ii)                             deliver any form(s) of transfer, renunciation and/or other document(s) at the discretion of such attorney together with any share certificate or other document(s) of title for registration relating to such Existing Shares for registration within six months of the Offer becoming wholly unconditional; and

(iii)                             take any other action as may in the opinion of such attorney be necessary or expedient for the purposes of, or in connection with the acceptance of the Offer and to vest in New Evraz (or its nominees) the full legal and beneficial ownership of Existing Shares comprised in the acceptance;

(e)                                  that, in relation to Existing Shares, the execution of the Form of Acceptance and its delivery constitutes (subject to the Offer becoming wholly unconditional in accordance with its terms) an irrevocable instruction and authorisation:

  (i)                             to Existing Evraz or its agents to procure the registration in the shareholders’ register of Existing Evraz of the transfer of the Existing Shares comprised in the acceptance and the delivery of any share certificate(s) and other document(s) of title in respect of the Existing Shares to New Evraz or as it may direct;

 (ii)                             to New Evraz, Existing Evraz or their respective agents, to record, act and rely on any mandates, instructions, consents or instruments in force relating to payments, notices or distributions which have been entered in the records of Existing Evraz in respect of his holding of Existing Shares (until such are revoked or varied); and

(iii)                             to the Exchange Agent to instruct Existing Evraz to procure the registration of the transfer of Existing Shares comprised in the Form of Acceptance to New Evraz;

(f)                                    that the execution of the Form of Acceptance constitutes the giving of authority to each of New Evraz and its director(s), partners and agents within the terms set out in Part B and Part C of this Appendix I;

(g)                                 that, subject to the Offer becoming wholly unconditional (or if the Offer would become wholly unconditional or lapse on the outcome of the resolution in question) in respect of Existing Shares in respect of which the Offer has been accepted or deemed to be accepted, and pending registration in the name of New Evraz, or as it may direct:

 (i)                                New Evraz or its agents shall be authorised to direct the exercise of any votes and any or all other rights and privileges (including the right to call a general meeting of Existing Evraz) attaching to the Existing Shares comprised or deemed to be comprised in such acceptance; and

(ii)                                the execution of a Form of Acceptance by an Existing Shareholder shall constitute with regard to such Existing Shares comprised in the acceptance:

(A)                            an authority to Existing Evraz or its agents to send any notice, circular, warrant or other document or communication which may be required to be sent to him as a member of Existing Evraz to New Evraz at its registered office;

(B)                              an irrevocable authority to any New Evraz Director, or person authorised by New Evraz or any New Evraz Director to sign any document and do such things as may, in the opinion of that agent and/or attorney, seem necessary or desirable in connection with the exercise of any votes or other rights or privileges attaching to the Existing Shares held by him (including, without limitation, signing any consent to short notice of a general meeting as his agent and/or attorney and on his behalf and executing a form of proxy appointing any person nominated by New Evraz to attend general meetings of Existing Evraz and attending any such meeting (and any adjournment thereof) and exercising the votes attaching to the Existing Shares comprised or deemed to be comprised in such acceptance on his behalf, where relevant such votes to be cast so far as possible to satisfy any outstanding Condition); and

(C)                              the agreement of such Existing Shareholder not to exercise any such rights without the consent of New Evraz and the irrevocable undertaking not to appoint a proxy for or to attend any such general or separate class meeting of Existing Evraz;

(h)                                 that he will deliver to the Exchange Agent, or procure the delivery to the Exchange Agent of, his certificate(s) or other document(s) of title in respect of those Existing Shares comprised in the acceptance or an indemnity acceptable to New Evraz, as soon as possible, and in any event within six months of the Offer becoming wholly unconditional;

(i)                                     that the terms and Conditions of the Offer are deemed to be incorporated in, and form part of, the Form of Acceptance, which will be read and construed accordingly;

(j)                                     that he will ratify each and every act or thing which may be done or effected by New Evraz or the Exchange Agent or any of their respective directors or agents, as the case may be, in the exercise of any of the powers and/or authorities under this Part C of Appendix I;

(k)                                  that, if any provision of Part B or this Part C of Appendix I will be unenforceable or invalid or will not operate so as to afford New Evraz or the Exchange Agent or any of their respective directors, agents or persons authorised by them, the benefit of the authority expressed to be given therein, he will, with all practicable speed, do all such acts and things and execute all such documents that may be required or desirable to enable New Evraz and/or the Exchange Agent and any of their respective directors, agents or persons authorised by them to secure the full benefit of Part B or this Part C of Appendix I;

(l)                                     that the execution of the Form of Acceptance constitutes the Existing Shareholder’s submission to the exclusive jurisdiction of the courts of England in relation to all matters arising in connection with the Offer and the Form of Acceptance; and

(m)                               that the Form of Acceptance will be deemed to be delivered on the date of its execution and will take effect as a deed on such date.

A reference in this Part C of Appendix I to an Existing Shareholder includes a reference to the person or persons executing the Form of Acceptance and, in the event of more than one person executing a Form of Acceptance, the provisions of this Part C will apply to them jointly and to each of them.

PART D

ELECTRONIC INSTRUCTIONS TO ACCEPT THE OFFER

(FOR EXISTING GDRs)

This Part D only applies to Existing GDRs. If you only hold Existing Shares (and no Existing GDRs), you should ignore this Part D and instead read Part C.

1                                         Conditions for Electronic Instruction in DTC

The conditions in this paragraph 1 of Part D of Appendix I shall only apply to Existing GDR Holders who hold Existing GDRs through DTC. Further details on the procedures for providing instructions to The Bank of New York Mellon (as an Existing Shareholder pursuant to its role as Depositary) to accept the Offer if you hold any of your Existing GDRs through DTC are set out in paragraph 12(b) of the “Letter from the Chairman of Existing Evraz” in this document.

For the purposes of this paragraph 1 of Part D of Appendix I, the phrase “Existing GDRs comprised in the Electronic Instruction” shall mean the number of Existing GDRs in respect of which the relevant Existing Securityholder makes an instruction to accept the Offer by Electronic ATOP Instruction.

Without prejudice to the provisions of Parts A and B of this Appendix I, each Existing GDR Holder by whom, or on whose behalf, an Electronic Instruction is made, irrevocably undertakes, represents, warrants and agrees to and with New Evraz, the Exchange Agent and the Depositary so as to bind him and his personal and legal representatives, heirs, successors and assigns:

(a)                                  that the Electronic Instruction shall constitute:

 (i)                                an instruction to the Exchange Agent to accept the Offer in respect of the number of Existing Shares representing Existing GDRs to which the Electronic Instruction relates; and

(ii)                                an undertaking to execute any documents, take any further action and give any further assurances which may be required to enable New Evraz to obtain the full benefit of this paragraph 1 of Part D of Appendix I and/or to perfect any of the authorities expressed to be given hereunder and otherwise in connection with his instruction to accept the Offer, in each case on and subject to the terms and Conditions set out or referred to in this document, and that each such instruction to accept shall be irrevocable;

(b)                                 that such Existing GDR Holder:

  (i)                             has not received or sent copies or originals of this document or any related documents in, into or from a Restricted Jurisdiction;

 (ii)                             has not otherwise utilised in connection with the Offer, directly or indirectly, the mails of, or any means or instrumentality (including, without limitation, facsimile transmission, e-mail, telex, telephone, internet or other forms of electronic communication) of interstate or foreign commerce of, or any facilities of a national securities exchange of, any Restricted Jurisdiction;

(iii)                             is not acting on a non-discretionary basis (as agent, nominee, custodian, trustee or otherwise) for or on behalf of a principal, unless such principal has given any instructions with respect to the Offer from outside a Restricted Jurisdiction;

 (iv)                         if such Existing GDR Holder is a citizen, resident or national of a jurisdiction outside the UK, he has observed the laws and regulatory requirements of the relevant jurisdiction in connection with the Offer, obtained all requisite governmental, exchange control or other consents, complied with all other necessary formalities and paid any issue, transfer or other taxes or duties or other requisite payments due in any such jurisdiction in connection with such acceptance and that he has not taken or omitted to take any action that will or may result in New Evraz, the Exchange Agent, the Depositary or any other person acting in breach of any legal or regulatory requirements of any such jurisdiction in connection with the Offer or his instruction to accept the Offer;

  (v)                         is giving an instruction to accept the Offer from outside a Restricted Jurisdiction and was outside those jurisdictions at the time of the input and delivery of the Electronic Instruction; and

 (vi)                         is not making an instruction to accept the Offer with a view to the offer, sale, resale or delivery, directly or indirectly, of any New Shares in or into any Restricted Jurisdiction and will not hold or acquire any New Shares for any person who he has reason to believe is purchasing for the purpose of such offer, sale, resale or delivery;

(c)                                  that the Electronic Instruction constitutes, subject to the Offer becoming wholly unconditional in accordance with its terms, the irrevocable appointment of New Evraz as such Existing GDR Holder’s attorney and an irrevocable instruction and authorisation to the attorney to do all such acts and things as may in the opinion of such attorney be necessary or expedient for the purpose of, or in connection with, the acceptance of the Offer and to vest in New Evraz (or its nominees) the full legal and beneficial ownership of the Existing Shares underlying the Existing GDRs comprised in the instruction to accept the Offer;

(d)                                 that the Electronic Instruction constitutes the irrevocable appointment of the Exchange Agent and the Depositary as such Existing GDR Holder’s attorneys with an irrevocable instruction and authorisation:

 (i)                                subject to the Offer becoming wholly unconditional in accordance with its terms, to transfer to New Evraz (or to such other person or persons as New Evraz or its agents may direct) all or any of the Existing Shares underlying the Existing GDRs which are the subject of an Electronic Instruction; and

(ii)                                if the Offer does not become wholly unconditional, to give instructions to DTC immediately after the Offer lapses to transfer all Existing GDRs held by the Exchange Agent for the purposes of the Offer to the respective DTC participant accounts from which those Existing GDRs were tendered;

(e)                                  that the Electronic Instruction constitutes (subject to the Offer becoming wholly unconditional in accordance with its terms) an irrevocable instruction and authorisation:

  (i)                             subject to the provisions of paragraph 4 of Part B of Appendix I, to New Evraz or its agents to procure that the name of such Existing GDR Holder is entered on the register of members of New Evraz in respect of any New Shares to which such Existing GDR Holder becomes entitled under the Offer;

 (ii)                             to New Evraz, Existing Evraz or their respective agents to record, act and rely on any mandates, instructions, consents or instruments in force relating to payments, notices or distributions which have been entered in the records of Existing Evraz in respect of his holding of Existing GDRs (until such are revoked or varied); and

(iii)                             to the Exchange Agent and the Depositary to instruct Existing Evraz to procure the registration of the transfer of the Existing Shares underlying the Existing GDRs comprised in the Electronic Instruction to New Evraz;

(f)                                    that the Electronic Instruction constitutes the giving of authority to each of New Evraz and its director(s), partners and agents within the terms set out in Part B and this paragraph 1 of Part D of Appendix I;

(g)                                 that, subject to the Offer becoming wholly unconditional (or if the Offer would become wholly unconditional or lapse on the outcome of the resolution in question) in respect of Existing GDRs in respect of which the Exchange Agent has received an Electronic Instruction to accept the Offer, and pending registration in the name of New Evraz or as it may direct:

 (i)                                New Evraz or its agents shall be authorised to direct the exercise of any votes and any or all other rights and privileges (including the right to call a general or separate class meeting of Existing Evraz) attaching to the Existing GDRs comprised or deemed to be comprised in the Electronic Instruction; and

(ii)                                an Electronic Instruction by an Existing GDR Holder will constitute with regard to such Existing GDRs comprised in the Electronic Instruction:

(A)                            an authority to Existing Evraz or its agents to send any notice, circular, warrant or other document or communication which may be required to be sent to him as an Existing GDR Holder to New Evraz at its registered office;

(B)                              an irrevocable authority to any directors of, or person authorised by New Evraz to sign any document and do such things as may, in the opinion of that agent and/or attorney, seem necessary or desirable in connection with the exercise of any votes or other rights or privileges attaching to the Existing GDRs held by him (including, without limitation, signing any consent to short notice of a general meeting as his attorney and on his behalf and executing a form of proxy appointing any person nominated by New Evraz to attend general meetings of Existing Evraz and attending any such meeting (and any adjournment thereof) and exercise on his behalf the votes attaching to the Existing Shares represented by the Existing GDRs comprised or deemed to be comprised in the acceptance, such votes to be cast so far as possible to satisfy any outstanding Condition of the Offer); and

(C)                              the agreement of such Existing GDR Holder not to exercise any such rights without the consent of New Evraz and an irrevocable undertaking not to appoint a proxy for or to attend such general meeting of Existing Evraz;

(h)                                 that he will do all such acts and things as shall, in the opinion of New Evraz, be necessary or expedient to vest in New Evraz or its nominee(s) the Existing Shares underlying the Existing GDRs comprised or deemed to be comprised in the Electronic Instruction and to enable the Exchange Agent to perform its functions as Exchange Agent for the purposes of the Offer;

(i)                                     that he will ratify each and every act or thing which may be done or effected by New Evraz, the Exchange Agent, the Depositary or any of their respective directors or agents, as the case may be, in the exercise of any of the powers and/or authorities under this paragraph 1 of Part D of Appendix I;

(j)                                     that, if any provision of Part B or this paragraph 1 of Part D of Appendix I shall be unenforceable or invalid or shall not operate so as to afford New Evraz or the Exchange Agent or any of their respective directors, agents or persons authorised by them, the benefit of the authorities and powers of attorney expressed to be given therein he will, with all practicable speed, do all such acts and things and execute all such documents that may be required or desirable to enable New Evraz, the Exchange Agent and/or the Depositary and any of their respective directors, agents or persons authorised by them to secure the full benefit of Part B or this paragraph 1 of Part D of Appendix I;

(k)                                  that the making of an Electronic Instruction constitutes such Existing Securityholder’s submission to the exclusive jurisdiction of the courts of England in relation to all matters arising in connection with the Offer;

(l)                                     that he is irrevocably and unconditionally entitled to sell and transfer the beneficial ownership of the Existing GDRs comprised or deemed to be comprised in the Electronic Instruction and that such Existing GDRs are sold with full title guarantee, fully paid and free from all liens, charges, equities, encumbrances, rights of pre-emption and other interests of any nature whatsoever and together with all rights attaching to them on or after the date of the Announcement, including, without limitation, voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, paid or made, or any other return of capital (whether by reduction of share capital or share premium or otherwise) made, on or after that date; and

(m)                               that by submitting or delivering the Electronic Instruction through DTC, he is deemed to authorise the DTC to disclose his identity, holdings and DTC account details to the Exchange Agent and the Depositary.

A reference in this paragraph 1 of Part D of Appendix I to an Existing Securityholder or an Existing GDR Holder includes a reference to the person or persons making an Electronic Instruction.

2                                         Conditions for Electronic Instruction in Clearstream or Euroclear

The conditions in this paragraph 2 of Part D of Appendix I shall only apply to Existing GDR Holders who hold Existing GDRs through Clearstream or Euroclear. Further details on the procedures for providing instructions to The Bank of New York Mellon (as an Existing Shareholder pursuant to its role as Depositary) to accept the Offer if you hold any of your Existing GDRs through Clearstream or Euroclear are set out in paragraph 12(c) of the “Letter from the Chairman of Existing Evraz” in this document.

For the purposes of this paragraph 2 of Part D of Appendix I, the phrase “Existing GDRs comprised in the Electronic Instruction” shall mean the number of Existing GDRs in respect of which the relevant Existing Securityholder makes an instruction to accept the Offer by Electronic Clearstream Instruction or Electronic Euroclear Instruction (as applicable).

Without prejudice to the provisions of Parts A and B of this Appendix I, each Existing GDR Holder by whom, or on whose behalf, an Electronic Instruction is made, irrevocably undertakes, represents, warrants and agrees to and with New Evraz, the Exchange Agent and the Depositary so as to bind him, his personal and legal representatives, heirs, successors and assigns:

(a)                                  that the Electronic Instruction shall constitute:

 (i)                                an instruction to the Exchange Agent to accept the Offer in respect of the number of Existing Shares representing Existing GDRs to which the Electronic Instruction relates; and

(ii)                                an undertaking to execute any documents, take any further action and give any further assurances which may be required to enable New Evraz to obtain the full benefit of this paragraph 2 of Part D of Appendix I and/or to perfect any of the authorities expressed to be given hereunder and otherwise in connection with his instruction to accept the Offer, in each case on and subject to the terms and Conditions set out or referred to in this document, and that each such instruction to accept shall be irrevocable;

(b)                                 that such Existing GDR Holder:

  (i)                             has not received or sent copies or originals of this document or any related documents in, into or from a Restricted Jurisdiction;

 (ii)                             has not otherwise utilised in connection with the Offer, directly or indirectly, the mails of, or any means or instrumentality (including, without limitation, facsimile transmission, e-mail, telex, telephone, internet or other forms of electronic communication) of interstate or foreign commerce of, or any facilities of a national securities exchange of, any Restricted Jurisdiction;

(iii)                             is not acting on a non-discretionary basis (as agent, nominee, custodian, trustee or otherwise) for or on behalf of a principal, unless such principal has given any instructions with respect to the Offer from outside a Restricted Jurisdiction;

(iv)                            if such Existing GDR Holder is a citizen, resident or national of a jurisdiction outside the UK, he has observed the laws and regulatory requirements of the relevant jurisdiction in connection with the Offer, obtained all requisite governmental, exchange control or other consents, complied with all other necessary formalities and paid any issue, transfer or other taxes or duties or other requisite payments due in any such jurisdiction in connection with such acceptance and that he has not taken or omitted to take any action that will or may result in New Evraz, the Exchange Agent, the Depositary or any other person acting in breach of any legal or regulatory requirements of any such jurisdiction in connection with the Offer or his instruction to accept the Offer;

  (v)                         is giving an instruction to accept the Offer from outside a Restricted Jurisdiction and was outside those jurisdictions at the time of the input and delivery of the Electronic Instruction; and

 (vi)                         is not making an instruction to accept the Offer with a view to the offer, sale, resale or delivery, directly or indirectly, of any New Shares in or into any Restricted Jurisdiction and will not hold or acquire any New Shares for any person who he has reason to believe is purchasing for the purpose of such offer, sale, resale or delivery;

(c)                                  that the Electronic Instruction constitutes, subject to the Offer becoming wholly unconditional in accordance with its terms, the irrevocable appointment of New Evraz as such Existing GDR Holder’s attorney and an irrevocable instruction and authorisation to the attorney to do all such acts and things as may in the opinion of such attorney be necessary or expedient for the purpose of, or in connection with, the acceptance of the Offer and to vest in New Evraz (or its nominees) the full legal and beneficial ownership of the Existing Shares underlying the Existing GDRs comprised in the instruction to accept the Offer;

(d)                                 that the Electronic Instruction constitutes the irrevocable appointment of the Exchange Agent and the Depositary as such Existing GDR Holder’s attorneys with an irrevocable instruction and authorisation:

 (i)                                subject to the Offer becoming wholly unconditional in accordance with its terms, to transfer to New Evraz (or to such other person or persons as New Evraz or its agents may direct) all or any of the Existing Shares underlying the Existing GDRs which are the subject of an Electronic Instruction; and

(ii)                                if the Offer does not become wholly unconditional, to give instructions to Clearstream and Euroclear (as applicable) immediately after the lapsing of the Offer to unblock all Existing GDRs held for the purposes of the Offer in the participant account of such Existing GDR Holder;

(e)                                  that the Electronic Instruction constitutes (subject to the Offer becoming wholly unconditional in accordance with its terms) an irrevocable instruction and authorisation:

  (i)                             subject to the provisions of paragraph 4 of Part B of Appendix I, to New Evraz or its agents to procure that the name of such Existing GDR Holder is entered on the register of members of New Evraz in respect of any New Shares to which such Existing GDR Holder becomes entitled under the Offer;

 (ii)                             to New Evraz, Existing Evraz or their respective agents to record, act and rely on any mandates, instructions, consents or instruments in force relating to payments, notices or distributions which have been entered in the records of Existing Evraz in respect of his holding of Existing GDRs (until such are revoked or varied); and

(iii)                             to the Exchange Agent and the Depositary to instruct Existing Evraz to procure the registration of the transfer of the Existing Shares underlying the Existing GDRs comprised in the Electronic Instruction to New Evraz;

(f)                                    that the Electronic Instruction constitutes the giving of authority to each of New Evraz and its director(s), partners and agents within the terms set out in Part B and this paragraph 2 of Part D of Appendix I;

(g)                                 that, subject to the Offer becoming wholly unconditional (or if the Offer would become wholly unconditional or lapse on the outcome of the resolution in question) in respect of Existing GDRs in respect of which the Exchange Agent has received an Electronic Instruction to accept the Offer, and pending registration in the name of New Evraz or as it may direct:

 (i)                                New Evraz or its agents shall be authorised to direct the exercise of any votes and any or all other rights and privileges (including the right to call a general or separate class meeting of Existing Evraz) attaching to the Existing GDRs comprised or deemed to be comprised in the Electronic Instruction; and

(ii)                                an Electronic Instruction by an Existing GDR Holder will constitute with regard to such Existing GDRs comprised in the Electronic Instruction:

(A)                            an authority to Existing Evraz or its agents to send any notice, circular, warrant or other document or communication which may be required to be sent to him as an Existing GDR Holder to New Evraz at its registered office;

(B)                              an irrevocable authority to any directors of, or person authorised by, New Evraz to sign any document and do such things as may, in the opinion of that agent and/or attorney, seem necessary or desirable in connection with the exercise of any votes or other rights or privileges attaching to the Existing GDRs held by him (including, without limitation, signing any consent to short notice of a general meeting as his attorney and on his behalf and executing a form of proxy appointing any person nominated by New Evraz to attend general meetings of Existing Evraz and attending any such meeting (and any adjournment thereof) and exercise on his behalf the votes attaching to the Existing Shares represented by the Existing GDRs comprised or deemed to be comprised in the acceptance, such votes to be cast so far as possible to satisfy any outstanding Condition of the Offer); and

(C)                              the agreement of such Existing GDR Holder not to exercise any such rights without the consent of New Evraz and an irrevocable undertaking not to appoint a proxy for or to attend such general meeting of Existing Evraz;

(h)                                 that he will do all such acts and things as shall, in the opinion of New Evraz, be necessary or expedient to vest in New Evraz or its nominee(s) the Existing Shares underlying the Existing GDRs comprised or deemed to be comprised in the Electronic Instruction and to enable the Exchange Agent to perform its functions as Exchange Agent for the purposes of the Offer;

(i)                                     that he will ratify each and every act or thing which may be done or effected by New Evraz, the Exchange Agent, the Depositary or any of their respective directors or agents, as the case may be, in the exercise of any of the powers and/or authorities under this paragraph 2 of Part D of Appendix I;

(j)                                     that, if any provision of Part B or this paragraph 2 of Part D of Appendix I shall be unenforceable or invalid or shall not operate so as to afford New Evraz or the Exchange Agent or any of their respective directors, agents or persons authorised by them the benefit of the authorities and powers of attorney expressed to be given therein he will, with all practicable speed, do all such acts and things and execute all such documents that may be required or desirable to enable New Evraz, the Exchange Agent and/or the Depositary and any of their respective directors, agents or persons authorised by them to secure the full benefit of Part B or this paragraph 2 of Part D of Appendix I;

(k)                                  that the making of an Electronic Instruction constitutes such Existing Securityholder’s submission to the exclusive jurisdiction of the courts of England in relation to all matters arising in connection with the Offer;

(l)                                     that he is irrevocably and unconditionally entitled to sell and transfer the beneficial ownership of the Existing GDRs comprised or deemed to be comprised in the Electronic Instruction and that such Existing GDRs are sold with full title guarantee, fully paid and free from all liens, charges, equities, encumbrances, rights of pre-emption and other interests of any nature whatsoever and together with all rights attaching to them on or after the date of the Announcement, including, without limitation, voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, paid or made, or any other return of capital (whether by reduction of share capital or share premium or otherwise) made, on or after that date; and

(m)                               that by submitting or delivering the Electronic Instruction through the relevant Clearing System, he is deemed to authorise that Clearing System to disclose his identity, holdings and Clearing System account details to the Exchange Agent and the Depositary.

A reference in this paragraph 2 of Part D of Appendix I to an Existing Securityholder or an Existing GDR Holder includes a reference to the person or persons making an Electronic Instruction.

APPENDIX II

TAXATION

(A)                               UK Taxation

The comments set out below are based on current UK tax law in England and Wales and published practice of HM Revenue & Customs (“HMRC”) as at the date of this Offer Document, both of which are subject to change, possibly with retroactive effect. They summarise only the principal UK tax consequences for Existing Securityholders accepting the Offer who are resident (and, in the case of individuals, ordinarily resident and domiciled) for tax purposes in the UK (except insofar as express reference is made to the treatment of non-UK residents), who hold Existing Securities, and will hold New Shares, as an investment and who are the sole absolute beneficial owners thereof and of any dividends paid in respect of them. They do not address all possible tax consequences relating to an acceptance of the Offer. Certain types of Existing Securityholders such as traders, brokers, dealers, banks, financial institutions, insurance companies, partnerships, trusts, investment companies, collective investment schemes, tax-exempt organisations, persons connected with Existing Evraz or New Evraz, persons holding Existing Securities or New Shares as part of hedging or conversion transactions, Existing Securityholders who have (or are deemed to have) acquired their Existing Shares or New Shares by virtue of an office or employment and persons who control or hold (either alone or together with one or more associated or connected persons) directly or indirectly more than five per cent. of the shares and/or voting power of New Evraz may be subject to special rules and this summary does not apply to such persons.

The following is intended only as a general guide and is not intended to be, nor should it be considered to be, legal or tax advice to any particular Existing Securityholder. Existing Securityholders and prospective holders of New Shares should satisfy themselves as to the overall tax consequences, including, specifically, the consequences under UK law and HMRC practice, of accepting the Offer and/or the acquisition, ownership and disposition of New Shares in their own particular circumstances, by consulting their own professional tax advisers.

1                                         Tax Consequences of acceptance of Offer

If an Existing Securityholder does not hold (either alone or together with persons connected with him) more than five per cent. of, or of any class of, shares in or debentures of Existing Evraz, he will not be treated as having made a disposal of his Existing Shares and accordingly no chargeable gain or allowable loss should arise for UK tax purposes. Instead, the New Shares will be treated as the same asset, having been acquired at the same time and for the same consideration, as the Existing Shares from which they derive.

Any Existing Securityholder who has an interest (either alone or together with persons connected with him) in more than five per cent. of, or of any class of, shares in or debentures of Existing Evraz is advised that no application for clearance has been made to HMRC under Section 138 of the Taxation of Chargeable Gains Act 1992 in respect of the Offer and any such Existing Securityholders are advised to consult their own professional tax adviser.

2                                         Tax Treatment of holdings of New Shares

2.1                               Taxation of dividends—UK withholding tax

New Evraz will not be required to withhold UK tax at source when paying a dividend in respect of the New Shares.

2.2                               Taxation of dividends—UK income tax payers

A UK resident individual New Shareholder who receives a dividend from New Evraz will be entitled to a tax credit which may be set off against the New Shareholder’s total income tax liability. The tax credit will be equal to 10 per cent. of the aggregate of the dividend and the tax credit (the “gross dividend”), which is also equal to one-ninth of the cash dividend received. Such an individual New Shareholder who is liable to UK income tax at the basic rate will be subject to tax on the dividend at the rate of 10 per cent. of the gross dividend, so that the tax credit will satisfy in full such New Shareholder’s liability to income tax on the dividend. In the case of such an individual New Shareholder who is liable to UK income tax at the higher rate, the tax credit will be set against but not fully match the New Shareholder’s tax liability on the gross dividend and such New Shareholder will have to account for additional income tax equal to 22.5 per cent.

of the gross dividend (which is also equal to 25 per cent. of the cash dividend received) to the extent that the gross dividend when treated as the top slice of the New Shareholder’s income falls above the threshold for higher rate income tax. In the case of such an individual New Shareholder who is subject to income tax at the additional rate, the tax credit will also be set against but not fully match the New Shareholder’s liability on the gross dividend and such New Shareholder will have to account for additional income tax equal to 32.5 per cent. of the gross dividend (which is also equal to approximately 36 per cent. of the cash dividend received) to the extent that the gross dividend when treated as the top slice of the New Shareholder’s income falls above the threshold for additional rate income tax.

A UK resident individual New Shareholder who is not liable to UK income tax in respect of the gross dividend and other UK resident taxpayers who are not liable to UK tax on dividends, including certain pension funds and charities, will not be entitled to claim repayment of the tax credit attaching to dividends paid by New Evraz.

The statements contained in this section headed “Taxation of dividends—UK income tax payers” reflect New Evraz’s understanding of the correct interpretation of current UK tax law. However, there is currently some doubt as to whether HMRC agrees with this interpretation in relation to dividends paid to individuals within the charge to UK income tax following a reduction of capital (as to the proposed capital reduction, see paragraph 6.2 of the “Letter from the Chairman of Existing Evraz” in this document). In such cases, there is a risk that HMRC may seek to argue that such a dividend should not be taxed under the rules for income distributions, but is instead within the charge to tax on chargeable gains. In light of this uncertainty, New Shareholders are advised to consult their own professional advisers in relation to the implications of dividends received from New Evraz.

2.3                               Taxation of dividends—UK corporation tax payers

New Shareholders who are within the charge to UK corporation tax will be subject to corporation tax on dividends paid by New Evraz, unless (subject to special rules for such Shareholders that are small companies) the dividends fall within an exempt class and certain other conditions are met. It is expected that the dividends paid by New Evraz on the New Shares would normally be exempt for such New Shareholders, but the position depends partly on the particular circumstances of a New Shareholder, so New Shareholders within the charge to UK corporation tax should consult their professional advisers in order to satisfy themselves of the availability of an exemption. Such New Shareholders will not be able to claim repayment of tax credits attaching to dividends.

2.4                               Taxation of dividends—Non-UK resident New Shareholders

Non-UK resident New Shareholders will not generally be able to claim repayment from HMRC of any part of the tax credit attaching to dividends paid by New Evraz. A New Shareholder resident outside the UK may be subject to foreign taxation on dividend income under local law. New Shareholders who are not resident for tax purposes in the UK should obtain their own tax advice concerning tax liabilities on dividends received from New Evraz.

2.5                               Taxation of capital reduction

There should be no UK tax consequences for New Shareholders resulting directly from the proposed reduction of capital of New Evraz (as described in paragraph 6.2 of the “Letter from the Chairman of Existing Evraz” in this document).

2.6                               Future disposals of New Shares

A subsequent disposal or deemed disposal of New Shares by New Shareholders who are resident (or, in the case of individuals, ordinarily resident) in the UK may give rise to a chargeable gain or an allowable loss for the purpose of UK taxation of chargeable gains, depending on that New Shareholder’s circumstances and subject to any available exemption or relief.

For a New Shareholder within the charge to UK corporation tax, an indexation allowance may be available to reduce the amount of chargeable gain realised on a subsequent disposal.

For an individual New Shareholder, any gains arising from a disposal or deemed disposal of New Shares will be subject to UK capital gains tax at the rate of 18 per cent. or 28 per cent. (or at a combination of the two rates) depending, broadly, on whether they are liable to income tax at the basic or higher/additional rate.

A UK resident individual New Shareholder who ceases to be resident or ordinarily resident in the UK for a period of less than five years and who disposes of his or her New Shares during that period of temporary non-residence may be liable to UK capital gains tax on a chargeable gain accruing on such disposal on his or her return to the UK (subject to any available exemption or relief).

2.7                               Close company

New Evraz is likely to be a close company within the meaning of Part 10 of the Corporation Tax Act 2010. As a result, certain transactions entered into by New Evraz or other members of the Group may have UK tax implications for certain New Shareholders. New Shareholders should consult their own professional advisers on the potential impact of the UK’s close company rules.

2.8                               Inheritance tax

New Shares will be assets situated in the UK for the purposes of UK inheritance tax. A gift of such assets by, or the death of, an individual New Shareholder may (subject to certain exemptions and reliefs) give rise to a liability to UK inheritance tax, even if the holder is neither domiciled in the UK nor deemed to be domiciled there (under certain rules relating to long residence or previous domicile) and regardless of whether the holder is tax resident in the UK. Generally, UK inheritance tax is not chargeable on gifts to individuals if the transfer is made more than seven complete years prior to death of the donor. For inheritance tax purposes, a transfer of assets at less than full market value may be treated as a gift and particular rules apply to gifts where the donor reserves or retains some benefit. Special rules also apply to close companies and to trustees of settlements who hold New Shares bringing them within the charge to inheritance tax. New Shareholders should consult an appropriate professional adviser if they make a gift of any kind or intend to hold any New Shares through a trust. They should also seek professional advice in a situation where there is potential for a double charge to UK inheritance tax and an equivalent tax in another country.

3                                         UK Stamp Duty and Stamp Duty Reserve Tax (“SDRT”)

3.1                               Acceptance of the Offer

Except in relation to depository and clearance services (to which special rules apply, as described below), no UK stamp duty or SDRT will be payable by Existing Securityholders as a result of accepting the Offer and implementing any transaction directly in consequence of the same.

3.2                               New Shares held in certificated form

Transfers on sale of New Shares held in certificated form will generally be subject to UK stamp duty at the rate of 0.5 per cent. of the consideration given for the transfer (rounded up to the next £5). The purchaser normally pays the stamp duty. An exemption from stamp duty is available on an instrument transferring New Shares where the amount or value of the consideration is £1,000 or less, and it is certified on the instrument that the transaction effected by the instrument does not form part of a larger transaction or series of transactions for which the aggregate consideration exceeds £1,000.

An unconditional agreement to transfer New Shares will normally give rise to a charge to SDRT at the rate of 0.5 per cent. of the amount or value of the consideration payable for the transfer. If a duly stamped transfer in respect of the agreement is produced within six years of the date on which the agreement is made (or, if the agreement is conditional, the date on which the agreement becomes unconditional) any SDRT paid is repayable, generally with interest, and otherwise the SDRT charge is cancelled. SDRT is, in general, payable by the purchaser.

3.3                               New Shares held in CREST

Paperless transfers of New Shares within the CREST system are generally liable to SDRT, rather than stamp duty, at the rate of 0.5 per cent. of the amount or value of the consideration payable for the transfer. CREST is obliged to collect SDRT on relevant transactions settled within the CREST system. Deposits of shares into CREST will not generally be subject to SDRT, unless the transfer into CREST is itself for consideration.

3.4                               Clearance services and depositary receipts issuers

Where New Shares are issued or transferred (a) to, or to a nominee for, a person whose business is or includes the provision of clearance services or (b) to, or to a nominee or agent for, a person whose business is or includes issuing depositary receipts, stamp duty or SDRT will, under current UK tax legislation, be payable at the higher rate of 1.5 per cent. of the amount or value of the consideration given or, in certain circumstances, the value of the shares (in the case of stamp duty, rounded up to the next £5) except where a clearance service has made and maintained an election under section 97A(1) of the Finance Act 1986, which has been approved by HMRC, as a result of which no SDRT will be paid on the issue of New Shares into the account of that clearance service to which the election applies (but SDRT, at the rate of 0.5 per cent. of the amount or value of consideration, will be payable on subsequent agreements to transfer within such account). However, the European Court of Justice has found in C-569/07 HSBC Holdings Plc and Vidacos Nominees Limited v The Commissioners of Her Majesty’s Revenue & Customs (the “HSBC Holdings case”) that the 1.5 per cent. charge is contrary to EU Law where shares are issued to a clearance service, and HMRC has subsequently indicated that it will not seek to apply 1.5 per cent. stamp duty or SDRT when new shares are first issued to an EU clearance service or EU depositary receipt system. Following the HSBC Holdings case, HMRC announced that it will determine whether and how to amend the SDRT rules to ensure movements of shares into and within clearance services bear their fair share of tax, whilst ensuring the rules are compatible with EU Law. The law in this area may therefore be particularly susceptible to change. In addition, following the HSBC Holdings case, anti-avoidance legislation has been introduced which effectively reinstates the suspended 1.5 per cent. charge where pursuant to arrangements shares are initially issued into an EU clearance service or depositary receipt system before being transferred into a non-EU clearance service or depositary receipt system. Any liability for stamp duty or SDRT which does arise will, under current law, strictly be accountable by the clearance service or depositary receipt operator or their nominee, as the case may be, but will, in practice, be payable by the participants in the clearance service or depositary receipt scheme.

Certain categories of person are not liable to stamp duty or SDRT and others may, although not primarily liable for tax, be required to notify and account for SDRT under the Stamp Duty Reserve Tax Regulations 1986.

(B)                               Certain US Federal Income Tax Considerations

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS OFFER DOCUMENT IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY HOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON HOLDERS UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”); (B) SUCH DISCUSSION IS INCLUDED HEREIN BY NEW EVRAZ IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) BY NEW EVRAZ OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISER.

* * * * *

The following is a summary of certain material US federal income tax consequences to US Holders (as defined below) of the surrender of Existing Shares or Existing GDRs and receipt of New Shares pursuant to the Offer and of owning and disposing of New Shares. It does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a US Holder’s participation in the Offer. In particular, this summary does not address tax considerations applicable to holders that own or will own (directly, indirectly or constructively) 5 per cent. or more of the voting stock of Existing Evraz or New Evraz; nor does this summary discuss all of the tax considerations that may be relevant to certain types of holders subject to special treatment under the US federal income tax laws (such as financial institutions, insurance companies, holders liable for the alternative minimum tax, subchapter S corporations, individual retirement accounts and other tax-deferred accounts, tax-exempt organisations, dealers in securities or currencies, holders who acquired their Existing Shares or Existing GDRs upon the exercise of employee stock options or otherwise as compensation, holders that have held their Existing Shares or Existing GDRs, or will hold their New Shares, as part of straddles, hedging transactions or conversion transactions for US federal income tax purposes, US expatriates, or holders whose functional currency is not the US dollar). This summary assumes that US Holders have held their Existing Shares or Existing GDRs, and will hold their New Shares, as capital assets, and does not address the tax treatment of the Offer under applicable state, local, foreign or other tax laws. In addition, this summary assumes that the Offer will be consummated in accordance with its terms, and as further described in this document.

As used herein, the term “US Holder” means a beneficial owner of the Existing Shares, Existing GDRs or New Shares (as applicable) that is, for US federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation created or organised under the laws of the United States or any State thereof (including the District of Columbia), (iii) an estate the income of which is subject to US federal income tax without regard to its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more US persons have the authority to control all substantial decisions of the trust, or the trust has a valid election in place under applicable US Treasury Regulations to be treated as a domestic trust for US federal income tax purposes.

The US federal income tax treatment of a partner in a partnership (or other entity treated as a partnership for US federal income tax purposes) that participates in the Offer will depend on the status of the partner and the activities of the partnership. Holders that are treated as partnerships for US federal income tax purposes (and partners in such partnerships) should consult their tax advisers concerning the US federal income tax consequences to their partners of participating in the Offer.

This summary assumes that Existing Evraz is not a passive foreign investment company (a “PFIC”) for US federal income tax purposes, and has not been since its initial public offering in 2005. New Evraz is also not expected be a PFIC in the foreseeable future. A foreign corporation is a PFIC in any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries pursuant to applicable “look-through rules,” either (i) at least 75 per cent. of its gross income is “passive income” or (ii) at least 50 per cent. of the average quarterly value of its assets is attributable to assets which produce passive income or are held for the production of passive income. A company’s status as a PFIC is a factual matter that must be determined annually and therefore may be subject to change. This determination depends in part on whether the company earns substantial amounts of operating income, as well as on the market valuation of its assets and the spending schedule for its cash balances. If Existing Evraz or New Evraz were to be a PFIC in any taxable year during which a US Holder held Existing Shares, Existing GDRs or New Shares, materially adverse consequences could result for the US Holder. Additionally, dividends paid by New Evraz would not be eligible for the special reduced rate of tax described below under “Consequences of Owning or Disposing of New Shares—Dividends—General”. US Holders should consult their tax advisers regarding the potential application of the PFIC regime.

The summary is based on the US federal income tax laws, including the Code, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, as well as on the income tax treaty between the United States and the United Kingdom (the “Treaty”) all as currently in effect, all of which are subject to change, perhaps with retroactive effect.

THE SUMMARY OF US FEDERAL INCOME TAX CONSEQUENCES SET OUT BELOW IS FOR GENERAL INFORMATION ONLY. US HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISERS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF PARTICIPATING IN THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND POSSIBLE CHANGES IN TAX LAW.

1                                         Treatment of the Offer

Existing Evraz and New Evraz intend to take the position, and each US Holder by receiving New Shares agrees, that for US federal income tax purposes the surrender of the Existing Shares or Existing GDRs and the receipt of New Shares by the US Holders pursuant to the Offer qualifies as a non-taxable transaction described in section 351 of the Code.

The following are the principal US federal income tax consequences to a US Holder of receiving New Shares in the Offer, assuming the surrender of the Existing Shares or Existing GDRs and the receipt of New Shares by the US Holders pursuant to the Offer qualifies as a non-taxable transaction described in section 351 of the Code:

(a)                                  No gain or loss will be recognised by, and no amount will be included in the income of, a US Holder upon the receipt of New Shares;

(b)                                 A US Holder’s aggregate tax basis in the New Shares received should be equal to its aggregate basis in the Existing Shares or Existing GDRs surrendered; and

(c)                                  A US Holder’s holding period for the New Shares received should include the holding period, as determined for US federal income tax purposes, during which the US Holder held the Existing Shares or Existing GDRs that were surrendered.

The intended tax treatment of the Offer as described above is not binding on the Internal Revenue Service (“IRS”) or any court. This intended tax treatment could be challenged by the IRS and a court could sustain such a challenge. If the surrender of the Existing Shares or Existing GDRs and the receipt of New Shares by the US Holders pursuant to the Offer did not qualify as a non-taxable transaction described in section 351 of the Code, then such exchange would be a taxable transaction and each US Holder that participates in the Offer would recognize a capital gain or loss equal to the difference between (i) the fair market value of New Shares received and (ii) the US Holder’s tax basis in the Existing Shares or Existing GDRs surrendered in exchange therefor. The tax basis of such New Shares would generally be their fair market value, and the holding period for such New Shares would generally commence, at the effective time of the Offer.

The remainder of this discussion assumes that the surrender of the Existing Shares or Existing GDRs and the receipt of New Shares by US Holders pursuant to the Offer qualifies as a non-taxable transaction described in section 351 of the Code.

2                                         Consequences of Owning or Disposing of New Shares

Dividends

General

Distributions paid by New Evraz out of current or accumulated earnings and profits (as determined for US federal income tax purposes) will generally be taxable to a US Holder as foreign source dividend income, and will not be eligible for the dividends received deduction allowed to corporations. Distributions in excess of current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of the US Holder’s basis in the New Shares and thereafter as capital gain. However, New Evraz will not maintain calculations of its earnings and profits in accordance with US federal income tax accounting principles. US Holders should therefore assume that any distribution by New Evraz with respect to New Shares will constitute ordinary dividend income. US Holders should consult their tax advisers with respect to the appropriate US federal income tax treatment of any distribution received from New Evraz.

For taxable years that begin before 2013, dividends paid by New Evraz will generally constitute “qualified dividend income” taxable to a non-corporate US Holder at the special reduced rate normally applicable to long-term capital gains, provided New Evraz qualifies for the benefits of the Treaty. A US Holder will be eligible for this reduced rate only if certain requirements, including a minimum holding period requirement, are satisfied.

Dividends generally will constitute income from sources outside the United States for foreign tax credit limitation purposes. US Holders should consult their tax advisers concerning the applicability of the foreign tax credit and source of income rules to dividends on the New Shares.

Foreign Currency Dividends

Dividends paid in a foreign currency will be included in income in a US dollar amount calculated by reference to the exchange rate in effect on the day the dividends are actually or constructively received by the US Holder, regardless of whether the foreign currency is converted into US dollars at that time. If dividends received in a foreign currency are converted into US dollars on the day they are received, the US Holder generally will not be required to recognise foreign currency gain or loss in respect of the dividend income. If the foreign currency so received is not converted into US dollars on the date of receipt, such US Holder will have a basis in the foreign currency equal to its US dollar value on the date of receipt. Any gain or loss on a subsequent conversion or other disposition of the foreign currency generally will be treated as ordinary income or loss to such US Holder and generally will be income or loss from sources within the United States for foreign tax credit limitation purposes.

Sale or other Disposition

General

Upon a sale or other disposition of New Shares, a US Holder generally will recognise capital gain or loss for US federal income tax purposes equal to the difference, if any, between the amount realised on the sale or other disposition and the US Holder’s adjusted tax basis in the New Shares. This capital gain or loss will be long-term capital gain or loss if the US Holder’s holding period in the New Shares (which includes the period during which the US Holder held the Existing Shares or Existing GDRs surrendered) exceeds one year. Any gain or loss will generally be US source. The deductibility of capital losses is subject to limitations.

A US Holder’s adjusted tax basis in a New Share will generally be the US dollar cost of the Existing Shares or Existing GDRs surrendered pursuant to the Offer. The US dollar cost of an Existing Share or Existing GDR purchased with foreign currency will generally be the US dollar value of the purchase price on the date of purchase, or the settlement date for the purchase, in the case of Existing Shares or Existing GDRs traded on an established securities market, within the meaning of the applicable Treasury Regulations, that are purchased by a cash basis US Holder (or an accrual basis US Holder that so elects). Such an election by an accrual basis US Holder must be applied consistently from year to year and cannot be revoked without the consent of the IRS.

The amount realised on a sale or other disposition of New Shares for an amount in foreign currency will be the US dollar value of this amount on the date of sale or disposition. On the settlement date, the US Holder will recognise US source foreign currency gain or loss (taxable as ordinary income or loss) equal to the difference (if any) between the US dollar value of the amount received based on the exchange rates in effect on the date of sale or other disposition and the settlement date. However, in the case of New Shares traded on an established securities market that are sold by a cash basis US Holder (or an accrual basis US Holder that so elects), the amount realised will be based on the exchange rate in effect on the settlement date for the sale, and no exchange gain or loss will be recognised at that time.

Disposition of Foreign Currency Received on Sale or other Disposition

Foreign currency received on the sale or other disposition of a New Share will have a tax basis equal to its US dollar value on the settlement date. If the foreign currency received is not converted into US dollars on the settlement date, any gain or loss recognised on a subsequent sale or other disposition of a foreign currency will be US source ordinary income or loss.

3                                         Backup withholding and information reporting

Payments of dividends and other proceeds with respect to New Shares by a US paying agent or other US intermediary will be reported to the IRS and to the US Holder as may be required under applicable regulations. Backup withholding may apply to these payments if the US Holder fails to provide an accurate taxpayer identification number or certification of exempt status or fails to report all interest and dividends required to be shown on its US federal income tax returns. Certain US Holders are not subject to backup withholding. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a US Holder’s US federal income tax liability, if any, provided the required information is timely furnished to the IRS. US Holders should consult their tax advisers as to their qualification for exemption from backup withholding and the procedure for obtaining an exemption.

4                                         Transfer Reporting Requirements

A US Holder who receives New Shares pursuant to the Offer may be required to file Form 926 (or similar form) with the IRS if the amount deemed transferred to New Evraz (i.e. the fair market value of the US Holder’s Existing Shares or Existing GDRs), when aggregated with all transfers of cash or other property made by the US Holder (or any related person) to New Evraz within the preceding 12 month period, exceeds US$100,000 (or its equivalent). A US Holder who fails to file any such required form could be required to pay a penalty equal to 10 per cent. of the amount deemed transferred for the New Shares (subject to a maximum penalty of US $100,000, except in cases of intentional disregard). US Holders should consult their tax advisers with respect to this or any other reporting requirement that may apply to the receipt of New Shares.

5                                         Foreign Financial Asset Reporting

Legislation enacted in March 2010 imposes new reporting requirements on the holding of certain foreign financial assets, including equity of foreign entities, if the aggregate value of all of these assets exceeds $50,000. The New Shares are expected to constitute foreign financial assets subject to these requirements unless the New Shares are held in an account at a financial institution (in which case, the account may be reportable if maintained by a foreign financial institution). US Holders should consult their tax advisers regarding the application of this legislation.

(C)                               Luxembourg Taxation

The comments set out below summarise the main Luxembourg tax implications for Existing Securityholders accepting the Offer who hold Existing Securities and New Shares as an investment and who are the beneficial owners thereof and of any dividends paid in respect of them.

The following is intended as a guide of general nature only and does not purport to be a comprehensive description of all the Luxembourg tax considerations which may be relevant to a decision to accept the Offer and/or the acquisition, ownership and disposition of New Shares. It is not intended to be, nor should it be construed as being legal or tax advice to any particular Existing Securityholder. It is based on the laws in force in Luxembourg as at the date of this Offer Document and is subject to any change in law that might take effect after such date. Each Existing Securityholder and prospective holder or beneficial owner of New Shares should consult its own professional tax adviser as to the Luxembourg tax consequences of ownership and disposal of Existing Securities and New Shares.

1                                         Tax treatment of the Existing GDRs

Existing GDRs are transparent from a Luxembourg tax perspective and accordingly a holding of Existing GDRs would be considered for Luxembourg tax purposes as a direct participation in a proportionate number of Existing Shares based on the percentage of Existing GDRs held.

2                                         Tax consequences of acceptance of Offer

2.1                               Luxembourg resident holders of Existing Securities—Rollover regime

A Luxembourg resident (individual and corporate) holder of Existing Securities will not realise any taxable capital gain upon the disposal of Existing Securities and the receipt of New Shares in the event they accept the Offer provided the conditions of the so-called roll-over mechanism provided for in article 22bis (2) 4. of the Luxembourg Income Tax Law (“ITL”) are met. The relevant conditions are that (i) New Evraz, a public limited company resident in the United Kingdom, upon its acquisition of shares in Existing Evraz, a company tax resident in Luxembourg, either holds a majority stake in Existing Evraz, or increases its majority stake in Existing Evraz and (ii) the relevant Luxembourg resident Existing Securityholder receives New Shares in exchange for Existing Securities according to their holdings in Existing Evraz.

As a consequence of roll-over treatment applying, New Shares received by a Luxembourg resident Existing Securityholder would be treated as having the same acquisition value and date as the Existing Securities they held in Existing Evraz.

2.2                               Luxembourg resident holders of Existing Securities—Standard regime

Luxembourg tax resident (individual and corporate) Existing Securityholders however have the ability to opt to realise any capital gain that would otherwise arise on the disposal of Existing Securities and receipt of New Shares as a result of acceptance of the Offer. In such a case, Luxembourg resident Existing Securityholders will be fully subject to Luxembourg income tax on any capital gain realised, unless they can rely on any applicable exemption (see below) provided by Luxembourg income tax law. The capital gain would be determined as being the difference between the value of the consideration for which the Existing Securities have been disposed of and the lower of their acquisition cost or book value.

A capital gain realised by Luxembourg resident individuals acting in the course of their private wealth are not subject to income tax unless the said capital gain qualifies either as a speculative gain or as a gain on a substantial participation. Capital gains will be deemed to be speculative and will be subject to income tax at ordinary rates if Existing Securities are disposed of within six months of their acquisition or if their disposal precedes their acquisition. A participation is considered to be substantial where a Luxembourg resident individual has held, alone or together with his/her close relatives, directly or indirectly, at any time within the five years preceding the disposal, more than 10 per cent. of the share capital of Existing Evraz. An Existing Securityholder is also deemed to dispose of a substantial participation if, within the five years preceding the disposal, he acquired, for no consideration, a participation constituting a substantial participation in the hands of the transferor (or the transferors where there have been several successive transfers for no consideration within the same five-year period). A capital gain realised on a substantial participation more than six months after the acquisition is subject to income tax according to the half-global rate method (i.e. the average rate applicable to total income is calculated according to progressive income tax rates and half of that average rate is applied to the capital gain realised on the substantial participation).

A capital gain realised by individual Luxembourg resident Existing Securityholders acting in the course of their professional/business activity is subject to income tax at ordinary rates.

A capital gain realised by a Luxembourg resident company, or by a Luxembourg permanent establishment of a non-Luxembourg resident company, will be fully subject to corporate income tax in Luxembourg (including the solidarity surcharge and the municipal business tax) unless the Luxembourg participation exemption regime applies.

Pursuant to the Luxembourg participation exemption regime, a capital gain realised on the disposal of Existing Securities by (i) a joint-stock company which is a fully taxable Luxembourg resident company, (ii) a permanent establishment located in Luxembourg of a company resident in a Member State of the European Union as defined in article 2 of the EU Directive 90/435/EEC of 23 July 1990 as amended, (iii) a permanent establishment located in Luxembourg of a company resident in a country which has concluded a double taxation treaty with Luxembourg, or (iv) a permanent establishment located in Luxembourg of a joint-stock company or of a co-operative company resident in a Member State of the EEA, will be exempt from income tax in Luxembourg provided that, at the date of disposal, the Existing Securityholder has held, for an uninterrupted period of at least 12 months, a participation of at least 10 per cent. in the share capital of Existing Evraz or a participation with an acquisition price of at least EUR 6 million.

Luxembourg companies which benefit from a special tax regime under (i) the laws of 17 December 2010 and 13 February 2007 on undertakings for collective investment, or (ii) the law of 11 May 2007 on family estate management companies will not be subject to tax on any capital gain realised on the disposal of Existing Securities.

2.3                               Non-Luxembourg resident holders of Existing Securities

No Luxembourg income tax will be payable as a result of the exchange of Existing Securities for New Shares pursuant to the Offer by an Existing Securityholder (individual or corporate) who is not tax resident in Luxembourg, unless the participation directly or indirectly held by such Existing Securityholder, together with his/her close relatives, represents more than 10 per cent. of the share capital of Existing Evraz and that Existing Securityholder (i) was a Luxembourg resident taxpayer for more than 15 years and became a non-resident taxpayer less than five years before the exchange, or (ii) has held the Existing Securities for less than six months at the time of the exchange. These conditions could be relaxed by a double taxation treaty concluded between Luxembourg and the country of residence of an Existing Securityholder.

3                                         Tax consequences of the holding of New Shares

3.1                               Taxation of dividends—Non-Luxembourg resident holders of New Shares

Dividends paid by New Evraz and received by individuals not resident in Luxembourg or by companies not resident in Luxembourg that do not have a permanent establishment in Luxembourg are not subject to any tax in Luxembourg.

3.2                               Taxation of dividends—Luxembourg resident holders of New Shares

Pursuant to the Luxembourg participation exemption regime, dividends and liquidation proceeds received from New Evraz by (i) a joint-stock company which is a fully taxable Luxembourg resident company, (ii) a permanent establishment located in Luxembourg of a company resident in a Member State of the European Union as defined in article 2 of the EU Directive 90/435/EEC of 23 July 1990 as amended, (iii) a permanent establishment located in Luxembourg of a company resident in a country which has concluded a double taxation treaty with Luxembourg, or (iv) a permanent establishment located in Luxembourg of a joint-stock company or of a co-operative company resident in a Member State of the EEA, will be exempt from income tax in Luxembourg provided that, at the date of the distribution, the New Shareholder has held or commits to hold, during an uninterrupted period of at least 12 months, a participation of at least 10 per cent. in the share capital of New Evraz or a participation with an acquisition price of at least EUR 1.2 million.

Dividends paid by New Evraz and received by a Luxembourg resident company, or by a Luxembourg permanent establishment of a company not resident in Luxembourg, which do not fall within the scope of the Luxembourg participation exemption regime, will be subject to Luxembourg corporate income tax (including the solidarity surcharge and the municipal business tax) at the ordinary applicable rate.

Dividends received by a Luxembourg resident individual New Shareholder will be subject to Luxembourg income tax (including the solidarity surcharge) at the ordinary progressive rate. Half of the dividends received from New Evraz will, however, be excluded from the taxable basis of the Luxembourg resident (individual or corporate) New Shareholder.

Luxembourg companies which benefit from a special tax regime under (i) the laws of 17 December 2010 and 13 February 2007 on undertakings for collective investment, or (ii) the law of 11 May 2007 on family estate management companies will not be subject to Luxembourg income tax on dividends received from New Evraz.

3.3                               Future disposal of New Shares

No Luxembourg income tax will be payable as a result of a disposal of New Shares by a (individual or corporate) New Shareholder who is not resident in Luxembourg.

Any capital gains realised on the disposal of New Shares (including a sale, exchange, contribution or any other kind of alienation) by Luxembourg resident New Shareholders will follow the same Luxembourg tax treatment as any capital gains realised on the disposal of Existing Securities on acceptance of the Offer described in paragraph 2.2 above.

3.4                               Net wealth tax

Luxembourg resident companies, which do not benefit from a special tax regime under (i) the laws of 17 December 2010 and 13 February 2007 on undertakings for collective investment, (ii) the law of 22 March 2004 on securitisation, (iii) the law of 15 June 2004 on venture capital vehicles, or (iv) the law of 11 May 2007 on family estate management companies, are subject to net wealth tax on their net assets.

However, New Shares held by fully taxable Luxembourg resident companies will be excluded from their taxable basis for net wealth tax purposes, provided the conditions of the participation exemption regime are met (which are the same as those described above for dividends, except that a twelve month holding period is not required).

Luxembourg resident individuals are not subject to Luxembourg net wealth tax.

3.5                               Inheritance and Gift Tax

No Luxembourg estate or inheritance taxes will be levied on the transfer of New Shares on the death of a New Shareholder where the deceased was not a resident of Luxembourg for inheritance tax purposes.

No Luxembourg gift tax will be levied on the transfer of New Shares by way of a gift, unless the gift is recorded in a Luxembourg notarised deed or otherwise registered in Luxembourg.

3.6                               Stamp duties

No Luxembourg registration tax, stamp duty or any other similar tax or duty will be due by New Shareholders as a consequence of the acceptance of the Offer, nor will any such tax become payable as a consequence of any subsequent transfer, exchange or redemption of New Shares, except in case of voluntary registration.

APPENDIX III

ARTICLES OF ASSOCIATION AND APPLICABLE LAWS AND REGULATIONS

(A)                               Summary of principal differences between the Existing Evraz Articles and the New Evraz Articles

Certain principal differences between the Existing Evraz Articles and the New Evraz Articles are set out below. Some of these differences arise by reason of New Evraz being incorporated in England and Wales (rather than in Luxembourg). As further described in paragraph B below, there are a number of differences between the English companies law and regulation which will apply to New Evraz and Luxembourg companies law and regulation which currently applies to Existing Evraz, and this may impact the rights of Existing Securityholders who accept the Offer. Where appropriate and subject to the applicable law and regulation in England, provisions have been incorporated into the New Evraz Articles in order to ensure that the rights of holders of New Shares (i.e. the Accepting Securityholders following the Offer becoming or being declared wholly unconditional) are substantially similar to those of Existing Securityholders.

1                                         General differences

   (i)                          New Evraz has its registered office in London, England (there is no concept of corporate seat under English law);

  (ii)                          certain matters which would require shareholder approval by way of a two-thirds majority of the votes and a quorum of 50 per cent. of the issued share capital at the first meeting (failing which a second meeting would be convened with no quorum requirements) under Luxembourg company law would require shareholder approval by a majority of not less than 75 per cent. under the Companies Act, including amending the articles of association, disapplying shareholders’ pre-emption rights and reductions of capital;

 (iii)                          certain matters which would require shareholder approval by way of a special resolution (66 2/3 per cent. of the issued share capital) under Luxembourg company law would require shareholder approval by way of simple majority of over 50 per cent. under the Companies Act;

  (iv)                      in accordance with the Companies Act, a director may be removed by an ordinary resolution of the general meeting of New Evraz (subsequent to special notice being given of such a resolution prior to the relevant general meeting), and the articles of association can provide for additional grounds on which directors can be removed, such as by resolution of a majority of the other directors. Under the Existing Evraz Articles, an Existing Evraz Director may be removed by a decision of the general meeting of shareholders;

   (v)                      the New Evraz Articles provide the New Evraz Directors with a right to refuse the registration of shareholders if certain conditions are not met and state that no fee will be charged by New Evraz in relation to registration of transfer. There is no such right of refusal in the Existing Evraz Articles;

  (vi)                      the New Evraz Articles provide for board meetings to be convened by any New Evraz Director or by the secretary at the request of a New Evraz Director. The Existing Evraz Articles provide for board meetings to be convened by the chairman at his own decision or at the request of any two directors;

 (vii)                      pursuant to the Existing Evraz Articles, Existing Evraz Directors shall receive the agenda in advance of any board meetings as well as all information relevant to the board’s understanding of matters to be discussed at the meeting. The New Evraz Articles do not specifically require this;

(viii)                      the New Evraz Board and New Evraz (by ordinary resolution) may appoint New Evraz Directors. Any appointment by the New Evraz Board will be subject to the approval of the shareholders by ordinary resolution at the first general meeting following the appointment of a director by the New Evraz Board. At Group level, this right will be set out in the Relationship Agreement;

  (ix)                        provisions relating to meetings of shareholders of a specific class have been included in the New Evraz Articles, in particular so as to describe the quorum of such meetings and the ability of such shareholders to demand a poll;

   (x)                        the New Evraz Articles contain additional provisions not included in the Existing Evraz Articles in relation to shares including in particular the right of New Evraz to pay a commission on the issue of shares, the ability to have fractions of a share, details on share certificates and shares not held in certificated form, provisions on calls, forfeiture and liens on shares, the possibility to have the share capital divided into different classes of shares and rules on the variation of class rights, the right to issue redeemable shares, details on the transfer and transmission of shares and the right of New Evraz to sell shares held by untraced shareholders;

  (xi)                        the New Evraz Articles contain additional provisions not included in the Existing Evraz Articles in relation to general meetings including the proceedings at and conduct of general meetings, the quorum requirement, the adjournment rules, the exercising of voting rights by shareholders and the passing of resolutions by way of poll vote;

 (xii)                        the New Evraz Articles contain additional provisions not included in the Existing Evraz Articles relating to directors including director’s fees, termination of directors’ appointments, the ability to appoint one or several deputy chairmen and directors’ interests;

(xiii)                        the New Evraz Articles now contain additional provisions not included in the Existing Evraz Articles in relation to dividends including the distribution of dividends in specie, the indication of a record date for dividends payments, the status of unclaimed dividends, the ability of shareholders to waive their right to a dividend and the payment of dividends by allotment of new shares; and

(xiv)                       the Existing Evraz Articles require Existing Evraz to grant an indemnity to Existing Evraz Directors against any liability incurred by them in defending any proceedings in which judgment is given in his favour or in which he is acquitted or in connection with any application in which relief is granted to him by the court from liability for negligence, default, breach of duty or breach of trust in relation to the affairs of Existing Evraz. The New Evraz Articles provide for an indemnity clause with an increased scope which is not only limited to defending proceedings and entitle New Evraz Directors to purchase and maintain insurance for the New Evraz Directors.

Copies of the New Evraz Articles are available for inspection during usual business hours on any weekday (Saturdays, Sundays and public holidays excepted) during the Offer Period at the London office of Linklaters LLP at One Silk Street, London EC2Y 8HQ.

2                                         Key differences as a result of aligning the New Evraz Articles with certain aspects of English law, UK regulation and best practice

Further to the general differences outlined above, certain provisions in the Existing Evraz Articles have not been included in the New Evraz Articles as these matters are governed by the Companies Act or other applicable legislation. Some of these are set out in “(B) Summary of some UK laws and regulations which apply to New Evraz and differences with Luxembourg laws and regulations which apply to Existing Evraz”. Other key differences as a result of aligning the New Evraz Articles with English law, UK regulation and best practice include the following:

  (i)                             New Evraz’s corporate purpose has not been outlined in the New Evraz Articles as under the Companies Act, a company’s corporate purpose is unrestricted unless specifically restricted by its articles of association;

 (ii)                             there is no longer an authorised share capital in the New Evraz Articles as the concept of authorised share capital no longer exists in relation to any company incorporated in the UK;

(iii)                             there is no longer a reference in the New Evraz Articles to issue premium as this matter is governed by the Companies Act;

(iv)                            the provisions in the New Evraz Articles on reduction of share capital now mirror the applicable procedure outlined in the Companies Act;

 (v)                            in line with UK corporate governance standards, a maximum aggregate cap of US$5,000,000 on Directors’ ordinary remuneration has been included in the New Evraz Articles, along with a provision that the New Evraz Board will resolve each New Evraz Director’s remuneration subject to this aggregate cap. Additional remuneration for a New Evraz Director holding executive office or for a New Evraz Director performing services outside of the scope of his ordinary duties may be paid to such director if so resolved by the New Evraz Board;

  (vi)                      there are no longer any provisions in the New Evraz Articles on the requirements, form and period of notice or minutes of New Evraz Directors meetings, other than a requirement to give notice to other New Evraz Directors;

 (vii)                      under the New Evraz Articles, meetings taking place by electronic means will take place as “satellite meetings”. This is market practice for UK incorporated public companies with the objective of ensuring equal treatment of those attending the meeting from a remote location. In order to facilitate this, the New Evraz Articles further prescribe that voting may be by electronic poll at the election of the chairman;

(viii)                      there is no longer a reference to the total amount of subscribed capital and the total amount of issue premiums;

  (ix)                        the New Evraz Articles provide that the number of Directors shall not be less than two nor more than 15 and that this number may be amended by ordinary resolution of the general meeting of New Evraz;

   (x)                        the share capital of New Evraz is represented by redeemable non-voting preference shares and by subscriber shares;

  (xi)                        the directors of New Evraz do not need to be appointed on an annual basis anymore but may now be appointed for a three-year period;

 (xii)                        the chairman of the New Evraz board shall now have a casting vote;

(xiii)                        written resolutions of New Evraz do not necessarily need to be executed by all the New Evraz Directors to be valid but may now be signed by a number of New Evraz Directors representing a quorum to the extent that the New Evraz Directors who have not signed the resolutions have instead indicated their agreement to the resolutions in writing; and

(xiv)                       the Existing Evraz Articles provide for certain matters to be passed by an increased majority of seven votes, such as constitution of board committees. There are no similar requirements in the New Evraz Articles.

Notwithstanding the principal differences between the New Evraz Articles and the Existing Evraz Articles referred to above, the voting rights relating to the New Shares will be substantially the same as those held in respect of the Existing Securities and the New Shares will rank pari passu for distributions and in all other respects with other fully paid New Shares.

(B)                               Summary of some UK laws and regulations which apply to New Evraz and differences with Luxembourg laws and regulations which apply to Existing Evraz

Set out below is a summary of the principal UK laws and regulations which will apply to New Evraz following completion of the Offer, together with a brief outline, for the purposes of comparison, of the laws and regulations which currently apply to Existing Evraz. This summary is intended to be illustrative only and does not purport to be exhaustive or to constitute legal advice. Any Existing Securityholder wishing to obtain further information regarding his rights as an Existing Securityholder under Luxembourg law and/or his rights as a prospective holder of New Shares under English law should consult his Luxembourg and/or English legal advisers.

1                                         UK Listing Rules

The UK Listing Rules only have limited application to Existing Evraz, namely in respect of certain continuing obligations under Chapter 14 and Chapter 18.

The UK Listing Rules will generally apply to New Evraz. This will include, without limitation:

  (i)                             the continuing obligations in Chapter 9 of the UK Listing Rules;

 (ii)                             the rules concerning significant transactions in Chapter 10 of the UK Listing Rules;

(iii)                             the rules concerning related party transactions in Chapter 11 of the UK Listing Rules;

(iv)                            the rules concerning dealing in own securities (including share buybacks) in Chapter 12 of the UK Listing Rules; and

 (v)                            the rules concerning the approval and contents of circulars to shareholders in Chapter 13 of the UK Listing Rules.

2                                         Notification of shareholders’ voting rights

2.1                               New Evraz’s position

The obligation to notify voting rights in relation to New Evraz will be governed by the UK Disclosure and Transparency Rules, under which a person who is a shareholder of a UK company with shares admitted to trading on the London Stock Exchange is required to notify the company as soon as his voting rights reach, exceed or fall below 3 per cent. and each whole percentage change thereafter up to 100 per cent. Voting rights include those held as a shareholder or otherwise through a direct or indirect holding of financial instruments.

Financial instruments for these purposes include certain holdings of financial instruments, including transferable securities and options, futures, swaps, forward rate agreements and any other derivative contracts that give the holder the right to acquire shares with voting rights attached. All disclosable interests must be notified to New Evraz within two trading days. Any information disclosed to New Evraz in accordance with the notification of major shareholdings provisions must be disclosed by New Evraz to a regulatory information service as soon as possible and, in any event, by not later than the end of the trading day following receipt of the information.

Additionally, the Disclosure and Transparency Rules require persons discharging managerial responsibilities in a listed company (namely directors and senior executives) and their connected persons to notify the company of all transactions conducted on their own account in the shares, or derivatives or other financial instruments relating to the shares, of the company, within four Business Days of the day on which the transaction occurred. Any such information notified to New Evraz must be publicly disclosed by it no later than the Business Day following receipt of that information.

2.2                               Existing Evraz’s position

Existing Evraz has some continuing obligations under the UK Disclosure and Transparency Rules as it has GDRs listed on the London Stock Exchange, but the rules on disclosure of voting rights do not apply to it.

3                                         Insider dealing and market abuse regimes

3.1                               New Evraz’s position

The rules on insider dealing set out in the UK Criminal Justice Act 1993 and the rules on market abuse set out in the FSMA will apply to New Evraz.

3.2                               Existing Evraz’s position

Both the rules on market abuse set out in Luxembourg law (in the Luxembourg law of 9 May 2006 on market abuse, as amended (the “Luxembourg Market Abuse Law”) and in UK law (in the FSMA) apply to Existing Evraz. However, the Luxembourg Market Abuse Law does not contain any material additional restrictions or obligations in relation to market abuse than those under UK law.

4                                         Increase in share capital

4.1                               New Evraz’s position

Since 1 October 2009, the concept of authorised share capital no longer exists in relation to any company incorporated in the UK, including New Evraz.

The Directors of New Evraz cannot issue new shares unless they are authorised to do so at general meeting approved by a simple majority vote (i.e. more than 50 per cent. of the total votes cast at the meeting).

Paragraph 5.1 below explains the pre-emption rights of New Shareholders which will apply to certain new issues of shares by New Evraz.

4.2                               Existing Evraz’s position

The issued and/or authorised capital of Existing Evraz may be increased one or several times by a resolution of Existing Shareholders in general meeting adopted in compliance with the quorum and majority rules applicable for any amendment of the Existing Evraz Articles.

The Existing Evraz Board is authorised to issue further shares with or without an issue premium so as to bring the total capital of Existing Evraz up to the total authorised share capital in whole or in part from time to time as it in its discretion may determine and to accept subscriptions for such shares, within a period of five years as from 26 August 2009.

Paragraph 5.2 below explains the pre-emption rights of Existing Shareholders which will apply to certain new issues of shares by Existing Evraz.

5                                         Pre-emption rights

5.1                               New Evraz’s position

UK law and the UK Listing Rules will govern pre-emption rights in relation to New Evraz. Broadly, New Evraz may not, without the approval of shareholders, allot “equity securities” for cash unless it also makes an offer to all existing shareholders of the company on the same or more favourable terms as those offered to the public. Breach of this provision renders New Evraz, and every officer who knowingly authorised or permitted the breach, jointly and severally liable to compensate any person to whom the offer should have been made for losses suffered as a result of the breach. New Evraz may disapply such statutory pre-emption rights by a special resolution of shareholders at general meeting (i.e. more than 75 per cent. of the votes cast at the general meeting). Such disapplication must be subject to a time limit on the directors’ general authority to allot shares (for cash or otherwise). The UK Listing Rules impose similar pre-emption requirements.

5.2                               Existing Evraz’s position

New shares to be subscribed for by contribution in cash will be offered by preference to Existing Shareholders in proportion to that part of the share capital which those Existing Shareholders hold. The Existing Evraz Board shall determine the period within which the preferred subscription right shall be exercised. This period may not be less than thirty (30) days.

Notwithstanding the above, the general meeting of shareholders of Existing Evraz, voting in compliance with the quorum and majority rules applicable to any amendment of the Existing Evraz Articles, may limit or withdraw the preferential subscription right of Existing Shareholders.

In addition, the Existing Evraz Board is authorised to issue shares within the limits of the authorised capital without the Existing Shareholders having any preferential subscription rights.

6                                         Reductions of share capital

6.1                               New Evraz’s position

Reductions of share capital of New Evraz will be governed by UK law. A capital reduction must be approved by a special resolution of shareholders at general meeting. The reduction must also be confirmed by the court, which will consider the interests of creditors. The reduction must be advertised in a national newspaper seven clear days before the final hearing date where the court confirms the reduction. The reduction of capital takes effect on the registration of the court order with the UK registrar of companies.

6.2                               Existing Evraz’s position

The issued and/or authorised capital of Existing Evraz may be increased or reduced one or several times by a resolution of Existing Shareholders in extraordinary general meeting (with a majority of 66 2/3 per cent. of votes cast and subject to a quorum of 50 per cent. of Existing Shareholders at first meeting).

7                                         Share buy-backs

7.1                               New Evraz’s position

A share buy-back by New Evraz will be governed by UK law. A public company in the UK can buy back its shares out of distributable profits or the proceeds of an issue of New Shares made for such purpose. The buy-back must be approved by shareholders, either by simple majority (i.e. more than 50 per cent. of the total votes cast at the general meeting) for a market purchase or a majority of 75 per cent. of the total votes cast at the general meeting for an off-market purchase.

The UK Listing Rules and the UK Disclosure and Transparency Rules impose additional requirements on share buy-backs by listed companies. In particular, the UK Listing Rules set out limitations on price and provisions relating to the method of purchase. Further, New Evraz will need to send a circular to its shareholders with the notice of meeting proposing a resolution to authorise a purchase of shares.

The shares so acquired may be held by the company as treasury shares, or must otherwise be cancelled, which amounts to a capital reduction, and the amount of the company’s issued shares will be diminished by the nominal value of the cancelled shares.

7.2                               Existing Evraz’s position

A share buy-back by Existing Evraz will be governed by Luxembourg law. Under Luxembourg law, unless the buy-back falls under one of the statutory exemptions or the shares are redeemable, a public limited company may only acquire its own shares where:

  (i)                             all of the company’s shareholders in the same situation are treated equally;

 (ii)                             the ordinary general meeting of shareholders has given an authorisation for the buy-back and has, for that purpose, determined:

(a)                                  the terms and conditions of the buy-back;

(b)                                 the maximum number of shares to be bought-back;

(c)                                  the period of time for which the authorisation is given (which may not exceed five years); and

(d)                                 in the case of acquisition for value, the maximum and minimum consideration;

(iii)                             the buy-back, including shares previously acquired by the company and shares acquired by a person acting in his own name but on behalf of the company, does not result in reducing the net assets of the company below the aggregate amount consisting of the subscribed capital and the reserves which are undistributable pursuant to Luxembourg law or the articles of association; and

(iv)                            the shares to be acquired are fully paid-up.

The shares so acquired may be kept by the company or cancelled, in which case this decision will amount to a capital reduction. Any shares bought-back in contravention of these restrictions must be disposed of within a one-year period following the acquisition. If they are not disposed of within that period, the shares must be cancelled.

8                                         Significant transactions and related party transactions

8.1                               New Evraz’s position

Significant transactions and related party transactions undertaken by New Evraz will be governed by the UK Listing Rules. In relation to significant transactions, the UK Listing Rules set out “class tests” for UK listed companies. A transaction is classified according to its size by reference to a number of different percentage ratios. The results of the class tests are used to categorise the transaction as a Class 1, Class 2 or Class 3 transaction or a reverse takeover and the category of transaction then determines what procedural requirements must be complied with. In particular, a Class 1 transaction or a reverse takeover requires prior shareholder approval by a simple majority (i.e. more than 50 per cent. of the total votes cast at the general meeting). A Class 1 transaction also requires the company to send an explanatory circular to its shareholders.

The UK Listing Rules also set out certain procedural requirements in respect of related party transactions, including distribution of an explanatory circular to shareholders and prior shareholder approval (or, if the transaction or arrangement is expressed to be conditional on that approval, before it is completed) by a simple majority of more than 50 per cent. of the total votes cast at the general meeting where a related party transaction exceeds a certain value on the basis of the class tests. These rules concerning related party transactions will apply to New Evraz.

8.2                               Existing Evraz’s position

Significant transactions and related party transactions undertaken by Existing Evraz are governed by Luxembourg law.

Under Luxembourg law, there are no corporate law provisions requiring shareholder approval in relation to significant transactions and related party transactions based on the size of the contemplated transactions. However, Luxembourg law sets out certain disclosure obligations at a board meeting in respect of transactions involving a conflict of interest of a director.

9                                         Disclosure of information

9.1                               New Evraz’s position

New Evraz will have obligations relating to disclosure of information which are governed by UK regulation, namely the UK Listing Rules, the UK Disclosure and Transparency Rules and the UK Prospectus Rules. Under the UK Disclosure and Transparency Rules, subject to certain exceptions, New Evraz is obliged to notify the market as soon as possible of any inside information which directly concerns it. Other notable disclosure requirements include those relating to related party transactions, periodic financial reporting and acquisitions and disposals of major shareholdings.

9.2                               Existing Evraz’s position

Existing Evraz has obligations relating to disclosure of information which are governed by UK regulation and Luxembourg laws.

Under the Luxembourg law of 10 August 1915 on commercial companies, as amended (the “Luxembourg Company Law”), Existing Evraz is required to have its annual accounts approved by Existing Shareholders in annual general meeting on the date indicated in the Existing Evraz Articles, and to file its annual accounts with the Luxembourg Trade Register and publish them in the Luxembourg Official Gazette within one month after the approval of the annual accounts by the Existing Shareholders and no later than seven months after the closing of the preceding financial year.

The UK Listing Rules, UK Disclosure and Transparency Rules and UK Prospectus Rules apply to a limited extent to Existing Evraz, notably in respect of disclosure of any inside information which directly concerns it (subject to certain exceptions) and publication of an annual financial report.

10                                  Distributions

10.1                        New Evraz’s position

Distributions made by New Evraz will be governed by UK law. Under UK law, a public limited company can only make a distribution if the amount of its net assets is more than the aggregate of its called up share capital and undistributable reserves. The distribution cannot reduce its net assets to below that aggregate amount.

Under the New Evraz Articles, the New Evraz Directors may pay fixed dividends on any class of shares carrying a fixed dividend expressed to be payable on fixed dates on the dates prescribed for the payment of such dividends, and may pay interim dividends on shares of any class of such amounts and on such dates and in respect of such periods as they think fit without requiring shareholder approval. Under the Companies Act, New Evraz Directors must refer to the last set of annual audited accounts or interim accounts when determining whether or not there are sufficient distributable profits to justify the interim dividend, or if New Evraz is in its first accounting reference period, the New Evraz Directors may justify the dividend by reference to a set of initial accounts accompanied by an auditor’s report.

Under the Companies Act and New Evraz Articles, final dividends can only be declared if they have been recommended by the New Evraz Directors and must be approved by the shareholders by a simple majority of more than 50 per cent. of the total votes cast at a general meeting, provided that the amount of dividends declared cannot exceed the amount recommended by the New Evraz Directors. New Evraz Directors must refer to the last set of annual audited accounts or interim accounts when determining whether or not there are sufficient distributable profits to justify the final dividends.

10.2                        Existing Evraz’s position

Distributions made by Existing Evraz are governed by Luxembourg law.

Under the Luxembourg Company Law, the distributions to Existing Shareholders may only be made to the extent that the net assets of Existing Evraz determined on the basis of the annual accounts for the last financial year are not, or would not become as a result of such distribution, lower than the amount of Existing Evraz’s subscribed capital plus the reserves which are undistributable pursuant to Luxembourg law or the Existing Evraz Articles.

The amount of a distribution to Existing Shareholders may not exceed the amount of profits at the end of the last financial year plus any carried forward profits and any amounts drawn from distributable reserves, less any carried forward losses and sums to be placed to undistributable reserves pursuant to Luxembourg law or the Existing Evraz Articles.

Under the Existing Evraz Articles and the Luxembourg Company Law, interim distributions may be paid to the Existing Shareholders up to an amount which shall not exceed the amount of profits made since the end of the last financial year for which the annual accounts have been approved plus any carried forward profits and any amounts drawn from distributable reserves, less any carried forward losses and sums to be placed to undistributable reserves pursuant to Luxembourg law or the Existing Evraz Articles. The amount to be distributed to the Existing Shareholders as interim distributions shall be determined on the basis of interim management accounts, and the decision of the Existing Evraz Board to approve the interim distributions shall not be taken later than two months from the date of the interim management accounts.

11                                  Convening general meetings

11.1                        New Evraz’s position

The convening of general meetings by New Evraz will be governed by UK law. Under UK law, a notice of a general meeting must: (i) provide a clear and adequate explanation of its subject matter; and (ii) contain all information necessary to allow members to make a properly informed decision on the issues they will be voting on at the meeting. No valid resolutions can be passed by New Evraz in respect of matters not listed in the agenda set out in the notice. There is no requirement that the notice convening the general meeting be published in a newspaper. The UK Listing Rules, in relation to Existing Evraz, will also apply to New Evraz.

Under the UK Listing Rules, circulars (e.g. notices of meetings) should not be circulated or published unless they have been approved by the FSA. However, prior approval is not required if the circular or its subject matter has no unusual features, provided that certain requirements are complied with. For example, FSA approval is unlikely to be required for a notice of an annual general meeting at which only “ordinary business” is to be proposed. Directors are required to give a voting recommendation and certain wording should be included in a notice if any business other than ordinary business is proposed (i.e. special business).

11.2                        Existing Evraz’s position

The convening of general meetings by Existing Evraz is governed by Luxembourg law.

Under Luxembourg law, shareholders of Existing Evraz will meet upon issuance of a convening notice.

Pursuant to a recent Luxembourg law of 24 May 2011 on certain rights of shareholders at general meetings of listed companies (the “Luxembourg Shareholders’ Rights Law”), the convening notice shall be made in accordance with the following rules.

The convening notice shall be published in the Mémorial C, Recueil des Sociétés et Associations, in a Luxembourg newspaper and in such media as may reasonably be relied upon for the effective dissemination of information to the public throughout the European Economic Area in a manner ensuring fast access to it and on a non-discriminatory basis.

If all the shares are in registered form the company may instead decide to communicate the convening notice to shareholders by registered mail, unless the registered shareholders have individually accepted expressly and in writing to receive their convening notice by another means of communication.

The convening notice shall also be made available to the registered shareholders, the members of the board of directors and the independent auditors (réviseurs d’entreprises agréés) within the convening notice periods referred to in paragraph 12.2 below. Such communication shall be made by mail, unless the addressees have individually accepted expressly and in writing to receive the convening notice by another means of communication, without any requirement to evidence the fulfilment of this formality.

The company may not charge any specific cost for issuing convening notices.

The convening notice must specify the following information:

(a)                                  the time and place of the meeting as well as the agenda and the nature of the business to be transacted at the relevant general meeting of shareholders. The agenda for an extraordinary general meeting shall also, where appropriate, describe any proposed changes to the articles of association and, if applicable, set out the text of those changes affecting the object or form of the company.

(b)                                 a clear and precise description of the procedures shareholders must comply with in order to participate and to cast their vote in the general meeting. This includes information concerning:

  (i)                             the rights available to shareholders to put items on the agenda of the general meeting and to table draft resolutions to the extent that those rights can be exercised after the issuing of the convocation, the right to ask questions and the deadlines within which these rights may be exercised; the convening notice may confine itself to stating only the deadlines by which these rights may be exercised, provided it contains a reference to more detailed information concerning those rights being made available on the internet site of the company;

 (ii)                             the procedure for voting by proxy, notably the forms to be used to vote by proxy and the means by which the company is prepared to accept electronic notifications of the appointment of proxy holders; and

(iii)                             where applicable, the procedures for casting votes by correspondence or by electronic means;

(c)                                  where applicable, state the record date, the methods to be used by shareholders in order to be recorded and explain that only those who are shareholders on that record date shall have the right to participate and vote in the general meeting;

(d)                                 indicate the email and mailing addresses where the full, unabridged text of the documents to be submitted to the general meeting of shareholders and the draft resolutions proposed to be adopted by the meeting may be obtained as well as how to obtain copies thereof; and

(e)                                  indicate the address of the internet site on which the information to be made available to the shareholders will be made available.

If all the shareholders are present or represented at a general meeting of shareholders and if they state that they have been informed of the agenda of the meeting, the meeting may be held without prior notice.

12                                  Notice period for general meetings

12.1                        New Evraz’s position

The notice period which New Evraz will have to give to call a shareholder meeting is governed by UK law. UK law requires that a public limited company give shareholders at least 21 clear days’ notice of an annual general meeting and at least 14 clear days’ notice of other general meetings, provided that it has been authorised by shareholders to do so and certain other requirements are satisfied. However, New Evraz will be required to give more notice of its annual general meetings, as the UK Corporate Governance Code (previously the UK Combined Code), with which New Evraz intends to comply in most respects, recommends that the notice and related papers be sent to shareholders at least 20 working days before the meeting.

12.2                        Existing Evraz’s position

The notice period which Existing Evraz will have to give to call a shareholder meeting is governed by Luxembourg law. Under Luxembourg law, the convening notice shall be published at least thirty (30) days before the day of the meeting. In the event that an additional general meeting of shareholders is required as a result of the first general meeting of shareholders being inquorate, the minimum period for the notice convening this additional general meeting shall be seventeen (17) days before the day of the meeting, provided the statutory conditions have been complied with for the first convening notice and no new item is put on the agenda of this additional meeting.

13                                  Voting at general meetings

13.1                        New Evraz’s position

New Evraz’s shareholder votes will be governed by UK law and the New Evraz Articles. Under the New Evraz Articles, shareholders shall cast their votes at a general meeting of shareholders on a poll. Each member has one vote for every share owned.

13.2                        Existing Evraz’s position

Existing Evraz Shareholders’ votes are governed by Luxembourg law and the Existing Evraz Articles. In the absence of a specific voting procedure specified in the Existing Evraz Articles, the shareholders shall cast their vote at a general meeting of shareholders by roll call or by a show of hands. Each member has one vote for every share owned.

14                                  Resolutions at general meetings

14.1                        New Evraz’s position

UK law will govern the resolutions put to shareholders by New Evraz. Under UK law, there is a distinction between ordinary resolutions (which require a simple majority, being more than 50 per cent. of the total votes cast at a general meeting) and special resolutions (which require a majority of 75 per cent. of the total votes cast at a general meeting).

14.2                        Existing Evraz’s position

Luxembourg law governs the resolutions put to shareholders by Existing Evraz. Under Luxembourg law, there is a distinction between ordinary general meetings of shareholders (for which resolutions must be passed by a simple majority, being more than 50 per cent. of the total votes cast at the meeting) and extraordinary general meetings of shareholders (for which resolutions must be passed by a majority of 66 2/3 per cent. of the total votes cast at the meeting, subject to a quorum of at least half of the shares issued and outstanding represented). Certain matters require a unanimous vote of all the shareholders in order to be passed.

15                                  Directors’ appointment and removal

15.1                        New Evraz’s position

The appointment and removal of directors by New Evraz will be governed by UK law and the UK Corporate Governance Code. Under UK law, the appointment and removal of directors is determined by the articles of association, subject to certain statutory requirements and regulatory recommendations. Under the New Evraz Articles, there must be a minimum of two directors on the New Evraz Board, and the New Evraz Board can appoint a director at any time. In line with the Companies Act, the New Evraz Articles provide for the removal of any director by ordinary resolution of which special notice has been given. The UK Corporate Governance Code, which New Evraz will have to comply with or provide a reasoned explanation where it does not, sets out best practice standards on matters including board composition.

15.2                        Existing Evraz’s position

The appointment and removal of directors by Existing Evraz is governed by Luxembourg law and the Existing Evraz Articles. Pursuant to the Existing Evraz Articles, the Existing Evraz Board is to be composed of seven to ten members, whether shareholders or not, who are appointed for a period not exceeding one year by Existing Shareholders in ordinary general meeting. They may be removed at any time by Existing Shareholders in ordinary general meeting.

In the event that a vacancy arises in the Existing Evraz Board, the remaining directors shall be authorised to fill the vacancy on a temporary basis, until the date of the next general meeting of shareholders, which shall make a permanent appointment to fill the vacancy.

16                                  Takeover offers

16.1                        New Evraz’s position

Takeover offers in relation to New Evraz will be governed by UK law, in particular the Companies Act and the City Code. All such takeover offers are regulated by the Panel.

16.2                        Existing Evraz’s position

Since Existing Evraz has its registered office in Luxembourg and its GDRs listed on the London Stock Exchange, jurisdiction on takeover matters relating to Existing Evraz is shared between the Panel and the CSSF in accordance with Article 4(2)(e) of Directive 2004/25/EC on takeover bids. Matters relating to consideration and procedural matters are governed by UK law, namely the City Code. Matters relating to employee information and company law matters (in particular the percentage of voting rights which confers control, squeeze-out/sell out thresholds and any derogation from the obligation to launch an offer, as well as the conditions under which the board of an offeree company may undertake any action which might result in the frustration of the offer) are governed by Luxembourg law, in particular Luxembourg Takeover Law.

The Luxembourg Takeover Law would however only apply to takeover offers which follow or have as their objective the acquisition of control of Existing Evraz. To the extent that the offeror already has the control of Existing Evraz, the takeover offer would not be subject to the requirements of the Luxembourg Takeover Law. The acquisition of ‘control’ pursuant to the Luxembourg Takeover Law means the acquisition of shares and/or GDRs which provides the offeror (together with concert parties) with at least 33 1/3 per cent. of all voting rights in Existing Evraz.

Specific details in relation to mandatory offers and squeeze-outs are set out at paragraph 17 “Mandatory offers” and paragraph 18 “Compulsory acquisition of minority shareholdings” below.

17                                  Mandatory offers

17.1                        New Evraz’s position

Under the City Code, when a person acquires an interest or a further interest in New Shares which (together with its concert parties) gives them 30 per cent. or more of the voting rights in New Evraz, that person and, depending upon the circumstances, its concert parties, would be required (except with the consent of the Panel) to make an offer for the outstanding New Shares. A similar obligation to make such a mandatory offer would also arise on the acquisition of New Shares by a person holding (together with its concert parties) New Shares carrying between 30 per cent. and 50 per cent. of the voting rights in New Evraz if the effect of such acquisition were to increase that person’s percentage of the voting rights.

17.2                        Existing Evraz’s position

Under the Luxembourg Takeover Law, if an offeror acquires (together with its concert parties) control of Existing Evraz other than as a result of a voluntary takeover offer, such offeror is required to make a mandatory offer to all the holders of Existing Evraz’s shares and GDRs.

The acquisition of ‘control’ pursuant to the Luxembourg Takeover Law would mean the acquisition of shares and/or GDRs which provide the offeror (together with concert parties) with at least 33 1/3 per cent. of all voting rights in Existing Evraz. ‘Concert parties’ includes natural or legal persons who co-operate with the offeror or Existing Evraz on the basis of an agreement, either express or tacit, either oral or written, aimed either at acquiring control of Existing Evraz or at frustrating the successful outcome of a takeover offer.

The City Code applies to the procedural matters of such a mandatory offer.

18                                  Compulsory acquisition of minority shareholdings

18.1                        New Evraz’s position

The compulsory acquisition provisions in the Companies Act allow an offeror to acquire 100 per cent. of the share capital of a company in a takeover in certain circumstances.

The Companies Act provides that where a person (the offeror) makes a takeover offer to acquire all of the shares (or all of the shares of any class) in a company (other than any shares already held by the offeror at the date of the offer), if the offeror has by virtue of acceptances of the offer acquired or unconditionally contracted to acquire (i) not less than 90 per cent. in value of the shares (or class of shares) to which the offer relates and (ii) if the shares to which the offer relates are voting shares, not less than 90 per cent. of the voting rights carried by those shares, the offeror may give notice to the holder of any of the shares (or class of shares) to which the offer relates which the offeror has not acquired or unconditionally contracted to acquire that he desires to acquire those shares. The offeror is entitled and bound to acquire the shares to which the notice relates on the terms of the original takeover. A holder of any shares who receives a notice of compulsory acquisition may, within six weeks from the date of the notice, apply to the court for an order that the offeror not be entitled and bound to acquire the holder’s shares or that the offeror purchase the holder’s shares on terms different to those of the original takeover offer.

Similarly, where before the end of the period within which the takeover offer can be accepted, the offeror has by virtue of acceptances of the offer acquired or unconditionally contracted to acquire not less than 90 per cent. in value of all of the shares (or all of the shares of a particular class) of the company and not less than 90 per cent. of the voting rights of the company, the holder of any shares (or class of shares) to which the offer relates who has not accepted the offer may, by written notice to the offeror, require the offeror to acquire the holder’s shares. The offeror shall be entitled and bound to acquire the holder’s shares on the terms of the original takeover offer or on such other terms as may be agreed. Where a holder gives the offeror a notice of compulsory acquisition, each of the offeror and the holder of the shares is entitled to apply to the court for an order that the terms on which the offeror is entitled and bound to acquire the holder’s shares shall be such as the court thinks fit.

18.2                        Existing Evraz’s position

The squeeze-out provisions of the Luxembourg Takeover Law allow an offeror to acquire 100 per cent. of Existing Evraz under certain conditions following a mandatory or voluntary takeover offer for all of Existing Evraz’s shares and GDRs which results in a change of control of Existing Evraz pursuant to the Luxembourg Takeover Law.

An offeror is able to require, within three months of the end of the time allowed for acceptance of the takeover offer, all the remaining holders of Existing Evraz’s shares and GDRs to sell to him those shares and GDRs at a fair price where the offeror (together with its concert parties) holds shares and/or GDRs representing not less than 95 per cent. of the capital carrying voting rights and 95 per cent. of the voting rights in Existing Evraz.

Similarly, where the offeror, as a result of the takeover offer, holds alone (or together with concert parties), Existing Evraz’s shares and/or GDRs carrying 90 per cent. or more of the voting rights in Existing Evraz, a remaining holder of Existing Evraz’s shares or GDRs may require such offeror to buy his shares and/or GDRs at a fair price.

APPENDIX IV

ADDITIONAL INFORMATION

1                                         Responsibility

1.1                                 The New Evraz Directors, whose names are set out in paragraph 3.1 below, accept responsibility for the information contained in this document other than, to the extent such New Evraz Director is not also an Existing Evraz Director, that relating to Existing Evraz. To the best of the knowledge and belief of the New Evraz Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this document for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

1.2                                 The Existing Evraz Directors, whose names are set out in paragraph 3.2 below, accept responsibility for the information contained in this document relating to Existing Evraz. To the best of the knowledge and belief of the Existing Evraz Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this document for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

2                                         Information on New Evraz

New Evraz is a company registered in England and Wales. Upon the Offer becoming or being declared unconditional, the business of New Evraz and its principal activity will be to act as the ultimate holding company of the Group.

New Evraz has not traded or prepared any accounts since its incorporation. Ernst & Young LLP, whose registered address is 1 More London Place, London SE1 2AF, United Kingdom, are the auditors of New Evraz and have been the only auditors of New Evraz since its incorporation. Ernst & Young LLP are registered to carry out audit work by the Institute of Chartered Accountants of England and Wales.

3                                         Directors

3.1                                 The New Evraz Directors and their respective functions are as follows:

Alexander Abramov	Non-Executive Chairman
Alexander Frolov	Chief Executive Officer
Olga Pokrovskaya	Non-Executive Director
Eugene Shvidler	Non-Executive Director
Eugene Tenenbaum	Non-Executive Director
Duncan Baxter	Independent Non-Executive Director
Karl Gruber	Independent Non-Executive Director
Terry Robinson	Independent Non-Executive Director
Sir Michael Peat	Senior Independent Non-Executive Director

The registered office of New Evraz is at, and the business address of each New Evraz Director is, 5th Floor, 6 St Andrew Street, London EC4A 3AE.

3.2                                 The Existing Evraz Directors and their respective functions are:

Alexander Abramov	Chairman
Alexander Frolov	Chief Executive Officer
Otari Arshba	Non-Executive Director
Olga Pokrovskaya	Non-Executive Director
Eugene Shvidler	Non-Executive Director
Eugene Tenenbaum	Non-Executive Director
Duncan Baxter	Independent Non-Executive Director
Karl Gruber	Independent Non-Executive Director
Terry Robinson	Independent Non-Executive Director

The registered office of Existing Evraz is at, and the business address of each Existing Evraz Director is, 1, Allée Scheffer, L-2520, Luxembourg.

4                                         Irrevocable Undertaking

Lanebrook has irrevocably undertaken to accept or procure the acceptance of the Offer in respect of its Existing Shares (including those Existing Shares represented by Existing GDRs) on the terms described below. As at 12 October 2011 (being the latest practicable date prior to publication of this document), this irrevocable undertaking related to up to 103,975,315 Existing Shares and 10,594,581 Existing GDRs representing, in aggregate, approximately 72.25 per cent. of the existing issued and outstanding ordinary share capital of Existing Evraz (i.e. excluding treasury shares).

Lanebrook’s undertaking to accept or procure the acceptance of the Offer is conditional upon New Evraz having received, or being entitled to receive, valid acceptances which, when aggregated with the acceptance which Lanebrook is required to provide pursuant to the Lanebrook Irrevocable, equal at least 95 per cent. of the issued Existing Shares (including those represented by the Existing GDRs) and the percentage of the issued Existing Shares (including those represented by the Existing GDRs) in respect of which the Offer must be accepted to satisfy or fulfil the Acceptance Condition not being amended, varied or waived down to below 95 per cent.

Save with the prior consent of New Evraz, Lanebrook will only accept or procure the acceptance of the Offer in respect of such number of its Existing Shares (including those represented by the Existing GDRs) as will entitle Lanebrook to receive the maximum number of New Shares to be issued under the terms of the Offer that Lanebrook may hold whilst at least 25 per cent. of the New Shares (or such lower percentage as the FSA may approve in respect of the New Shares from time to time) are held, or, subject to the satisfaction by New Evraz of its obligations under the Offer, are to be held, in public hands for the purposes of the UK Listing Rules.

The Lanebrook Irrevocable will lapse if an offer is made for the Existing Securities by a Third Party and such offer is recommended by the Existing Evraz Board.

5                                         Prospectus

In order for the New Shares to be admitted to the Official List of the FSA and admitted to trading on the main market of the London Stock Exchange the Prospectus will be published on or around the date of this Offer Document and will be available on the website of the Group: (www.evraz.com).

The contents of the Prospectus are not incorporated by reference in, and do not form part of, this Offer Document.

6                                         Documents available on the Group’s website

This Offer Document is available on the website of the Group (www.evraz.com).

The Prospectus will be available on the website of the Group on or around the date of this Offer Document.

APPENDIX V

DEFINITIONS

Acceptance Condition	the Condition as to acceptances set out in paragraph 1.1 of Part A of Appendix I to this document;

Accepting Securityholders

the Existing Securityholders who accept, or, in the case of Existing GDR Holders, who give an instruction to the Exchange Agent to accept, the Offer (other than, for the avoidance of doubt, the Depositary);

Announcement	the announcement of New Evraz’s offer for Existing Evraz dated 17 October 2011;

ATOP	DTC’s Automated Tender Offer Program;

Australia	the Commonwealth of Australia, its states, territories and possessions and all areas subject to its jurisdiction and any political sub-division thereof;

Authorisations	regulatory authorisations, orders, recognitions, grants, consents, clearances, confirmations, certificates, licences, permissions or approvals;

Business Day	a day (other than Saturdays, Sundays and public holidays in the UK) on which banks are normally open for business in the City of London;

Canada	Canada, its provinces and territories and all areas subject to its jurisdiction and all political sub-divisions thereof;

certificated or in certificated form	an Existing Share which is not in uncertificated form (that is, not in CREST);

City Code	the UK City Code on Takeovers and Mergers;

Clearing House	DTC, Clearstream or Euroclear (as applicable);

Clearstream	Clearstream Banking S.A.;

Closing Date	4 November 2011;

Companies Act	the Companies Act 2006;

Conditions	the conditions of the Offer set out in Part A of Appendix I to this document, and Condition means any one of them;

CREST	the relevant system (as defined in the Regulations) in respect of which Euroclear UK & Ireland Limited is the Operator (as defined in the Regulations);

CREST Details	a valid CREST participant ID and CREST member account ID (including contact details at the bank/brokerage/nominee firm in whose name such account is);

CSSF	the Commission de Surveillance du Secteur Financier of Luxembourg;

Daily Official List	the Daily Official List published by the London Stock Exchange;

Delivery Instruction Notice

the delivery instruction notice, which will be available through DTC’s LENS system, to be completed by an Existing GDR Holder holding Existing GDRs through DTC in connection with his Electronic ATOP Instruction in order to provide his CREST details to the Exchange Agent;

Depositary	The Bank of New York Mellon as Depositary in connection with the Existing GDRs;

Deposit Agreement	the deposit agreement between Existing Evraz and the Depositary dated 7 June 2005 relating to the Existing GDRs;

Disclosure and Transparency Rules	the rules relating to the disclosure of information made in accordance with Part VI of the FSMA (as amended from time to time);

Dividends

the interim dividend for Existing Evraz of US$0.60 per Existing Share/US$0.20 per Existing GDR and the special dividend of US$2.70 per Existing Share/US$0.90 per Existing GDR declared by the Existing Evraz Directors on 12 October 2011;

Dividend Record Date	28 October 2011;

DTC	The Depository Trust Company, as subsidiary of The Depository Trust & Clearing Corporation;

Electronic ATOP Instruction	an instruction to accept the Offer in whole or in part in respect of Existing GDRs held through DTC through DTC’s ATOP on the terms set out in this document;

Electronic Clearstream Instruction	an instruction to accept the Offer in whole or in part in respect of Existing GDRs held through Clearstream in the form specified by that clearing system on the terms set out in this document;

Electronic Euroclear Instruction	an instruction to accept the Offer in whole or in part in respect of Existing GDRs held through Euroclear in the form specified by that clearing system on the terms set out in this document;

Electronic Instruction	an Electronic ATOP Instruction, Electronic Clearstream Instruction or Electronic Euroclear Instruction (as applicable);

euro or EUR or €

refers to the single currency adopted by participating member states of the European Union as their lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union;

Euroclear	Euroclear Bank N.V./S.A., as operator of the Euroclear system;

Exchange Act	the United States Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder;

Exchange Agent	The Bank of New York Mellon;

Existing GDRs	Existing Evraz global depositary receipts, each of which represents one-third of an Existing Share, issued pursuant to the Existing Evraz GDR offering circular dated 2 June 2005;

Existing GDR Holders	holders of Existing GDRs from time to time;

Existing Evraz or Company	Evraz Group S.A., a public company incorporated in Luxembourg with registered number B 105615;

Existing Evraz Articles	the articles of association of Existing Evraz;

Existing Evraz Board or Existing Evraz Directors	the board of directors of Existing Evraz or, where the context so requires, the directors of Existing Evraz from time to time;

Existing Evraz Group	Existing Evraz and its subsidiary undertakings and, where the context permits, each of them;

Existing Securities	Existing Shares and Existing GDRs;

Existing Securityholders	Existing Shareholders and Existing GDR Holders;

Existing Shareholders	holders of Existing Shares from time to time;

Existing Shares

the existing unconditionally allotted or issued and fully paid (or credited as fully paid) and outstanding ordinary shares of €2.00 each in the capital of Existing Evraz and any further such shares which are unconditionally allotted or issued and fully paid (or credited as fully paid) before the Offer closes (or before such earlier date as New Evraz may determine, not being earlier than the date on which the Offer becomes unconditional as to acceptances or, if later, the Closing Date of the Offer), but excluding in both cases any such shares held or which become held in treasury (but not excluding any shares or GDRs representing such shares which are held by any member of the Group pursuant to any employee incentive plan of the Group);

Expiration Time	8.00 a.m. (New York time)/12.00 noon (London time) on 4 November 2011;

Financial Services Authority or FSA	the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part VI of the FSMA;

Form of Acceptance	the form of acceptance to be competed by registered holders of Existing Shares (other than Lanebrook and the Depositary) who wish to accept the Offer;

FSMA	the UK Financial Services and Markets Act 2000;

GDRs	global depositary receipts;

Group	prior to closing of the Offer, the Existing Evraz Group, and following closing of the Offer, the New Evraz Group;

IFRS	International Financial Reporting Standards as adopted by the European Union;

Information Agent	DF King Worldwide;

Japan	Japan, its cities, prefectures, territories and possessions and all areas subject to its jurisdiction and any political sub-division thereof;

Lanebrook	Lanebrook Ltd.;

Lanebrook Irrevocable	the irrevocable undertaking given by Lanebrook to New Evraz to accept the Offer in respect of the Existing Securities held by it, as more fully described in paragraph 4 of Appendix IV;

Listing Rules

the rules and regulations made by the Financial Services Authority in its capacity as the UK Listing Authority under the Financial Services and Markets Act 2000, and contained in the UKLA’s publication of the same name;

London Stock Exchange or LSE	London Stock Exchange plc, together with any successors thereto;

Luxembourg Takeover Law	the Luxembourg law of 19 May 2006 on takeover bids;

New Evraz	EVRAZ plc, a company incorporated in England and Wales with registered number 7784342;

New Evraz Articles	the articles of association of New Evraz, which have been adopted with effect from Admission;

New Evraz Directors or New Evraz Board	the board of directors of New Evraz, or, where the context so requires, the directors of New Evraz from time to time;

New Evraz Group	New Evraz and its subsidiary undertakings and, where the context permits, each of them;

New Shareholders	holders of New Shares from time to time;

New Shares	ordinary shares of US$2.00 nominal value in the share capital of New Evraz;

Offer

the recommended share exchange offer made by New Evraz for all the issued and to be issued Existing Shares, including those Existing Shares represented by Existing GDRs, on the terms and subject to the Conditions set out in this Offer Document and (in respect of Existing Shares) the Form of Acceptance and (in respect of Existing GDRs) the relevant Electronic Instruction, including, where the context permits, any subsequent revision, variation, extension or renewal of such offer;

Offer Document	this document and any subsequent document containing the Offer;

Offer Period

the period beginning on and including 17 October 2011 and ending on the latest of (i) 8.00 a.m. (New York time)/12.00 noon (London time) on 4 November 2011, (ii) the time and date on which the Offer becomes or is declared unconditional as to acceptances and (iii) the time and date on which the Offer lapses or is withdrawn;

Official List	the Official List maintained by the UKLA;

Overseas Securityholders	Existing Securityholders (or nominees of, or custodians or trustees for Existing Securityholders) not resident in, or nationals or citizens of the United Kingdom;

Panel	the UK Panel on Takeovers and Mergers;

pounds sterling or £	pounds sterling, the lawful currency of the UK (and references to pence or p shall be construed accordingly);

Prospectus

the prospectus relating to the issue of New Shares and application for admission of New Shares to the premium listing segment of the Official List and to trading on the London Stock Exchange’s main market for listed securities;

Prospectus Directive

EU Directive 2003/71/EC (together with amendments thereto, including Directive 2010/73/EU, to the extent implemented in any relevant home Member State, together with any applicable implementing measures in any relevant home Member State under such Directive);

Redeemable Shares	the 50,000 redeemable non-voting preference shares of £1.00 each in the share capital of New Evraz;

Reduction of Capital

conditional upon the Offer becoming or being declared wholly unconditional, the reduction of capital of New Evraz by reducing the nominal amount of each of the New Shares from US$2.00 to US$1.00, as further described in paragraph 6.2 of the “Letter from the Chairman of Existing Evraz” in this document;

Registrar	Computershare Investor Services PLC;

Regulations	the Uncertificated Securities Regulations 2001 (SI 2001 No. 3755);

Regulatory Information Service	any of the services set out in Appendix 3 to the Listing Rules of the UKLA;

Restricted Jurisdiction	any jurisdiction where extension or acceptance of the Offer would violate the law of that jurisdiction;

Securities Act	the United States Securities Act of 1933 and the rules and regulations promulgated thereunder;

South Africa	the republic of South Africa;

Subscriber Shares

the two issued ordinary shares of £1.00 each in the share capital of New Evraz that will be converted and redesignated into subscriber shares upon the New Evraz Articles coming into effect upon Admission (the rights attaching to which will be deferred);

subsidiary, subsidiary undertaking, associated undertaking and undertaking	have the meanings given by the Companies Act;

Third Party

each of a central bank, government or governmental, quasi-governmental, supranational, statutory, regulatory, environmental, administrative, fiscal or investigative body, court, trade agency, association, institution, environmental body, employee representative body or any other body or person whatsoever in any jurisdiction;

UK Court	the High Court of Justice of England and Wales;

UKLA	the UK Listing Authority, being the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000;

United Kingdom or UK	the United Kingdom of Great Britain and Northern Ireland;

United States or US

the United States of America, its territories and possessions, any state of the United States of America, the District of Columbia and all other areas subject to its jurisdiction and any political sub-division thereof;

US$ or $	the lawful currency of the United States;

US Holder

a beneficial owner of Existing Securities that is, for US federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation created or organised under the laws of the United States or any State thereof, (iii) an estate the income of which is subject to US federal income tax without regard to its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more US persons have the authority to control all substantial decisions of the trust, or the trust has elected to be treated as a domestic trust for US federal income tax purposes; and

US person	a US person as defined in Regulation S under the Securities Act.

ANNEX

FREQUENTLY ASKED QUESTIONS

The questions and answers below are intended to assist the shareholders and GDR holders of Evraz Group S.A. in understanding certain key aspects of the share exchange offer. They have no legal effect and do not create any legal relations. Reading the questions and answers below is no substitute for reviewing the offer documentation relating to the share exchange offer in full.

•                                          What is the recommended share exchange offer?

In short, it is the offer to shareholders to exchange their shares in the Luxembourg registered Evraz Group S.A. (“Existing Evraz”) for shares of the UK registered EVRAZ plc (“New Evraz”).

New Evraz has offered to acquire up to the entire issued and to be issued ordinary share capital of Existing Evraz, including those shares represented by global depositary receipts (“GDRs”), in exchange for shares in New Evraz (the “Offer”). The directors of Existing Evraz have unanimously recommended the Offer to their shareholders and GDR holders.

Following the exchange, shareholders and GDR holders who participate in the exchange will hold shares in New Evraz and New Evraz will hold the shares in Existing Evraz in respect of which acceptances under the Offer were received. It is intended that the shares in New Evraz will be listed on the London Stock Exchange.

The exchange will only take place if, subject to the satisfaction or waiver of the other conditions (see below), New Evraz receives acceptances in respect of at least 95 per cent. of the Existing Evraz shares (or such lower percentage as New Evraz may decide).

If the exchange takes place, Existing Evraz will be a subsidiary company of New Evraz.

•                                          Why is the exchange taking place?

Existing Evraz believes that re-domiciling to the United Kingdom and listing on the premium segment of the Official List pursuant to the Offer should raise the Evraz Group’s profile with international investors, increase the liquidity of its securities, allow New Evraz to become eligible for the FTSE UK Index Series (including the FTSE 100 Index) from December 2011 and further demonstrate its commitment to the high governance and control standards according to which it operates its business.

•                                          Is there a cash alternative in the Offer?

No cash alternative is being offered in the Offer.

•                                          Whom does the Offer concern?

The Offer concerns all shareholders of Existing Evraz. If you are a holder of GDRs in Existing Evraz and want to exchange your GDRs for New Evraz shares, you must instruct The Bank of New York Mellon (in its capacity as Exchange Agent) to accept the Offer on your behalf. However, the Offer is not being presented to shareholders or GDR holders in jurisdictions where to do so would violate the laws of that jurisdiction.

•                                          What is the timetable for the Offer?

The Offer is expected to close at 8.00 a.m. (New York time)/12.00 noon (London time) on 4 November 2011.

Please be aware that your bank or broker and relevant clearing system will have an earlier deadline to receive your instructions.

•                                          How do I give an instruction to accept the Offer?

If you wish to exchange your shares or GDRs in Existing Evraz for shares in New Evraz, you need to submit an instruction to accept the Offer.

Details of how to submit an instruction to accept the Offer are described in paragraph 12 of the “Letter from the Chairman of Existing Evraz” and Part C (in relation to shareholders) or Part D (in relation to GDR holders) of Appendix I “Conditions to, and Further Terms of, the Offer” of this document.

In summary:

•                  if you are a registered holder of Existing Evraz shares, to accept the Offer you should complete, sign and return the Form of Acceptance along with any relevant documents of title to the Exchange Agent (The Bank of New York Mellon). If the CREST details contained in such Form of Acceptance are incorrect, you will be issued New Evraz shares in certificated form and the delivery of the New Evraz shares to which you are entitled under the Offer will be delayed;

•                  if you are a DTC participant and hold GDRs through DTC, to give an instruction to the Exchange Agent to accept the Offer in respect of all or a portion of those GDRs you should transmit your instruction through DTC’s ATOP as soon as possible and at the very latest by the cut-off date and time set by DTC. DTC participants may set their own earlier cut-off dates and times for customers to give instructions to accept the offer. If you hold GDRs through a broker or other securities intermediary, you should contact your securities intermediary to determine the cut-off date and time that is applicable to you. You will also need to complete and return the Delivery Instruction Notice in order for New Evraz shares to be issued to you in uncertificated form in CREST so as to be received by the Exchange Agent not later than 8.00 a.m. (New York time)/12.00 noon (London time) on 4 November 2011; and

•                  if you are a Clearstream or Euroclear participant and hold GDRs through Clearstream or Euroclear, to give an instruction to the Exchange Agent to accept the Offer in respect of all or a portion of those GDRs you should transmit your electronic instruction to Clearstream or Euroclear (as applicable) in the form specified by that clearing system as soon as possible and at the very latest by the cut-off date and time set by that clearing system. Clearstream and Euroclear will each establish its own cut-off date and time for the submission of instructions by GDR holders wishing to participate in the Offer. Further, Clearstream and Euroclear participants may set their own earlier cut-off dates and times for customers to give instructions to accept the offer. If you hold GDRs through a bank, broker or other securities intermediary, you should contact your securities intermediary to determine the cut-off date and time that is applicable to you.

•                                          What are the conditions to completion of the Offer?

Further details of the other conditions to completion of the Offer are described in Part A of Appendix I “Conditions to, and Further Terms of, the Offer” of this document.

The conditions to completion of the Offer include (amongst others):

•                  the 95 per cent. acceptance condition;

•                  the New Evraz shares (including the New Evraz shares to be delivered pursuant to the Offer) being admitted to the premium listing segment of the Official List and being admitted to trading on the London Stock Exchange’s main market for listed securities; and

•                  governmental and regulatory approvals in relation to the Offer having been received and remaining in full force and effect.

New Evraz may waive, in whole or in part, any of the above conditions.

•                                          How much will my exchange of GDRs cost?

The cancellation fee of US$0.05 per GDR ordinarily payable under the deposit agreement relating to the GDRs by a GDR holder who surrenders its GDRs and requests delivery to it of the Existing Evraz shares underlying its GDRs or who receives the net proceeds of the sale of those Existing Evraz shares following termination of the deposit agreement will not be payable by GDR holders who exchange their GDRs for shares in New Evraz pursuant to the Offer as the Evraz Group has agreed to pay the fee on their behalf.

However, individual brokers may charge you for the exchange in accordance with their tariffs. For further information you should consult your stockbroker.

•                                          If I accept the Offer, when will I receive my New Evraz shares?

On the date of Admission of New Evraz shares to the Official List and trading on the London Stock Exchange, assuming the Offer is unconditional then. Based on the current expected timetable, settlement of the Offer and Admission is expected to occur on Monday 7 November 2011.

•                                          If I give an instruction to accept the Offer, can I change my mind?

No there are no withdrawal rights under the Offer.

•                                          What will happen if I don’t submit an instruction to accept the Offer?

If you do not submit an instruction to accept the Offer you will not be issued with New Evraz shares and you will continue to hold your Existing Evraz shares or GDRs (as applicable).

Existing Evraz GDRs will initially continue to be traded on the LSE. However, if the Offer becomes or is declared wholly unconditional, and sufficient acceptances under the Offer are received and/or sufficient Evraz Group S.A. shares (including those Evraz Group S.A. shares represented by GDRs) are otherwise acquired, the Evraz Group S.A. intends to terminate the existing deposit agreement relating to the GDRs and apply for the cancellation of the listing of the GDRs on the Official List and for the cancellation of trading of the GDRs on the London Stock Exchange.

Settlement of the Offer will lead to reduced liquidity in and market value of the Existing Evraz shares and GDRs. De-listing will reduce significantly the liquidity and marketability of any GDRs in respect of which the Offer has not been accepted. If the deposit agreement relating to the GDRs is terminated, the Depositary will give notice to the holders of GDRs that cancellation of the facility will occur. If a holder of GDRs does not request delivery to it of the Existing Evraz shares underlying its GDRs within the time specified by the deposit agreement such shares will be sold on behalf of the GDR holder by the Depositary and the proceeds of sale returned to the relevant GDR holder upon surrender of its GDRs and deduction of a cancellation fee of US$0.05 per GDR. If GDR holder surrenders its GDRs and requests delivery of the Existing Evraz shares underlying its GDRs, the relevant GDRs will be cancelled and a cancellation fee of US$0.05 per GDR will be incurred by the Existing GDR holder. This cancellation fee will not be payable by GDR holders who exchange their GDRs for shares in New Evraz pursuant to the Offer as the Evraz Group has agreed to pay the fee on their behalf.

•                                          Who is entitled to the dividends declared by Existing Evraz?

Existing Evraz declared an interim dividend and a special dividend on 12 October 2011. If you hold Existing Evraz shares or GDRs on the record date (28 October 2011), you will receive these dividends no later than 30 days after the Dividend Record Date. You will be entitled to receive the Dividends if you held your GDRs on the Dividend Record Date whether or not you transmit an instruction to accept the Offer before the Dividend Record Date.

•                                          Where can I find more information on the Offer?

On the website of Existing Evraz: www.evraz.com

Questions and requests for assistance in connection with the Offer (and the relevant acceptance procedures in connection thereto) may be directed to the Information Agent using the following contact details:

DF King Worldwide

Email: evraz@king-worldwide.com

London	New York
One Ropemaker Street London EC2Y 9AW	48 Wall Street New York NY 10005

European Help Lines:	North American Help Lines:
00 800 5464 5464 +44 20 7920 9700	+1 800 967 7921 +1 (212) 269 5550

Please note that, for legal reasons, the Information Agent will be not be able to give advice on the merits of the Offer or provide legal, financial or taxation advice.